Exhibit 4.2

LOAN AGREEMENT

by and among

SCHIFF NUTRITION GROUP, INC.

as Borrower

and the Lenders from time to time party hereto, including

U.S. BANK NATIONAL ASSOCIATION,

in its capacity as a Lender and as administrative agent for the Lenders,

the “Agent”

Dated as of August 18, 2009

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4.13	Regulation U	36
4.14	Multi-Employer Pension Plan Amendments Act of 1980	36
4.15	Investment Company Act of 1940; Public Utility Holding Company Act of 2005	36
4.16	Patents, Trademarks, Copyrights, Licenses, Etc	36
4.17	Environmental and Safety and Health Matters	37
4.18	Investments	37
4.19	No Default	37
4.20	Government Contracts	37
4.21	Purchase and Other Commitments and Outstanding Bids	37
4.22	Real Property	38
4.23	Disclosure	38

Section 5. COVENANTS.		38
5.01	Affirmative Covenants of Borrower	38
5.02	Negative Covenants of Borrower	44
5.03	Use of Proceeds	47

Section 6. EVENTS OF DEFAULT.		47

Section 7. AGENT.		50
7.01	Appointment	50
7.02	Powers	50
7.03	General Immunity	50
7.04	No Responsibility for Loans, Recitals, etc	50
7.05	Right to Indemnity	51
7.06	Action Upon Instructions of Required Lenders	51
7.07	Employment of Agents and Counsel	51
7.08	Reliance on Documents; Counsel	51
7.09	May Treat Payee as Owner	52
7.10	Agent’s Reimbursement	52
7.11	Rights as a Lender	52
7.12	Independent Credit Decision	52
7.13	Resignation of Agent	52
7.14	Delivery of Documents	52
7.15	Duration of Agency	53

Section 8. GENERAL.		53
8.01	No Waiver	53
8.02	Right of Setoff	53
8.03	Cost and Expenses	53
8.04	Environmental Indemnity	54
8.05	General Indemnity	54
8.06	Authority to Act	55
8.07	Notices	55
8.08	Consent to Jurisdiction; Waiver of Jury Trial	55
8.09	Governing Law	55
8.10	Amendments and Waivers	55
8.11	References; Headings for Convenience	55
8.12	Successors and Assigns.	56
8.13	Defaulting Lender.	57
8.14	NO ORAL AGREEMENTS: ENTIRE AGREEMENT	59
8.15	Severability	59
8.16	Counterparts	59
8.17	Resurrection of the Borrower’s Obligations	59
8.18	Subsidiary Reference	59

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8.19	Independence of Covenants	59
8.20	Confidentiality	60
8.21	Effect of Breach of Representation or Warranty	60
8.22	USA PATRIOT ACT NOTIFICATION	60

Schedules

SCHEDULE 1.01(a)	Commitments of Lenders
SCHEDULE 1.01(b)	Schedule of Trust Deed Properties
SCHEDULE 2.04	Notice Of Authorized Individuals
SCHEDULE 4.05	Litigation
SCHEDULE 4.08	Subsidiaries
SCHEDULE 4.10	Other Debt, Guarantees and Capitalized Leases
SCHEDULE 4.12	Existing Liens
SCHEDULE 4.16	Patents, Trademarks, Copyrights and Licenses
SCHEDULE 4.17	Environmental and Health and Safety Matters
SCHEDULE 4.18	Existing Investments
SCHEDULE 4.20	Government Contracts
SCHEDULE 4.22	Real Property
SCHEDULE 5.01(l)	Insurance
SCHEDULE 5.01(q)	Post-Closing Items
SCHEDULE 5.02(f)	Existing Affiliate Transactions and Arrangements
SCHEDULE 5.02(k)	Borrower Investment Policy
SCHEDULE 5.02(m)	Anticipated Subsidiaries
SCHEDULE 5.02(n)	Existing Debt

Exhibits
EXHIBIT A	[RESERVED]	A-1
EXHIBIT B	REVOLVING CREDIT NOTE(S)	B-1
EXHIBIT C	SWING LINE NOTE	C-1
EXHIBIT D	[RESERVED]	D-1
EXHIBIT E	[RESERVED]	E-1
EXHIBIT F	FORM OF CONTINUING REIMBURSEMENT AGREEMENT FOR STANDBY LETTERS OF CREDIT	F-1
EXHIBIT G	FORM OF APPLICATION AND AGREEMENT FOR STANDBY LETTER OF CREDIT	G-1
EXHIBIT H	[RESERVED]	H-1
EXHIBIT I	LETTER OF CREDIT REQUEST	I-1
EXHIBIT J	COMPLIANCE CERTIFICATE	J-1
EXHIBIT K	ASSIGNMENT AND ASSUMPTION AGREEMENT	K-1
EXHIBIT L	JOINDER FOR INCREMENTAL FACILITY	L-1

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of August, 2009, by and among SCHIFF NUTRITION GROUP, INC., a Utah corporation (“Borrower”), and the Lenders from time to time party hereto, including U.S. BANK NATIONAL ASSOCIATION, in its capacity as a Lender and as administrative agent for the Lenders under this Agreement (in such capacity, the “Agent”).

WITNESSETH:

WHEREAS, Borrower has applied for a revolving credit facility from the Lenders in the aggregate amount of up to $80,000,000 (including a swingline subfacility thereunder from U.S. Bank National Association in the principal amount of up to $10,000,000 and a letter of credit subfacility thereunder from U.S. Bank National Association in the principal amount of up to $10,000,000); and

WHEREAS, the Lenders are willing to make the revolving credit facility available to Borrower upon, and subject to, the terms, provisions and conditions of this Agreement as hereinafter set forth,

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Lenders and the Agent hereby mutually covenant and agree as follows:

Section 1.                       DEFINITIONS.

1.01 Definitions.  In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

ABR Loan shall mean any Loan or any portion of any Loan bearing interest based on the Adjusted Base Rate.

Acquisition shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership or (iii) a majority of the ownership interests in any organization or entity other than a corporation or partnership.

Adjusted Base Rate shall mean on any day the Base Rate plus the Applicable ABR Margin in effect on such day.  The Adjusted Base Rate shall be adjusted automatically on and as of the effective date of any change in the Base Rate and/or the Applicable ABR Margin.

Adjusted Daily LIBOR Rate shall mean with respect to each day the rate determined by dividing the Daily LIBOR Rate in effect on such day by 1.00 minus the LIBOR Reserve Percentage.

Affiliate shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Borrower or any Subsidiary, (b) which directly or indirectly through one or more intermediaries beneficially owns or holds or has the power to direct the voting power of Five Percent (5.0%) or more of any class of capital stock or other equity interests of Borrower or any Subsidiary, (c) which has Five Percent (5.0%) or more of any class of its capital stock or other equity interests beneficially owned or held, directly or indirectly, by Borrower or any Subsidiary or (d) who is a director, officer, manager or employee of Borrower or any Subsidiary.  For purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Agent shall mean U.S. Bank National Association in its capacity as agent for the Lenders under this Agreement and certain of the other Transaction Documents and its successors in such capacity.

Applicable ABR Margin, Applicable LIBOR Margin, Applicable Unused Commitment Fee Rate and Applicable Standby Letter of Credit Commitment Fee Rate shall respectively mean the per annum rate shown in the applicable column below based on the applicable Consolidated Total Leverage Ratio:

If Consolidated Total Leverage Ratio is, then	Applicable ABR Margin is	Applicable LIBOR Margin is	Applicable Unused Commitment Fee Rate is	Applicable Standby Letter of Credit Commitment Fee Rate is
≥2.50 to 1.00	1.75%	3.75%	0.50%	3.75%
≥2.00 to 1.00 but <2.50 to 1.00	1.50%	3.50%	0.40%	3.50%
≥1.50 to 1.00 but <2.00 to 1.00	1.25%	3.25%	0.35%	3.25%
≥1.00 to 1.00 but <1.50 to 1.00	0.75%	2.75%	.025%	2.75%
<1.00 to 1.00	0.50%	2.50%	0.25%	2.50%

The determination of the Applicable ABR Margin, the Applicable LIBOR Margin, the Applicable Unused Commitment Fee Rate and the Applicable Standby Letter of Credit Commitment Fee Rate as of any date shall be based on the Consolidated Total Leverage Ratio as of the end of the most recently ended fiscal quarter of Borrower for which financial statements of Borrower and its Subsidiaries have been delivered to the Agent pursuant to Section 5.01(a), and shall be effective for purposes of determining the Applicable ABR Margin, the Applicable LIBOR Margin, the Applicable Unused Commitment Fee Rate and the Applicable Standby Letter of Credit Commitment Fee Rate from and after the first day of the first month immediately following the date on which such delivery of financial statements is required until the first day of the first month immediately following the next such date on which delivery of financial statements of Borrower and its Subsidiaries is so required.  For example, the Consolidated Total Leverage Ratio as of the end of the fiscal quarter of Borrower ending August 31, 2009, will be determined from the financial statements of Borrower and its Subsidiaries as of and for the fiscal quarter of Borrower ending August 31, 2009 (which are required to be delivered to the Agent on or before October 15, 2009), and will be used in determining the Applicable ABR Margin, the Applicable LIBOR Margin, the Applicable Unused Commitment Fee Rate and the Applicable Standby Letter of Credit Commitment Fee Rate from and after November 1, 2009.  Until November 1, 2009, the Applicable ABR Margin shall be 0.50%; the Applicable LIBOR Margin shall be 2.50%; the Applicable Unused Commitment Fee Rate shall be 0.25%; and the Applicable Standby Letter of Credit Commitment Fee Rate shall be 2.50%.

Attorneys’ Fees shall mean (a) the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys and all paralegals employed by the Agent (including, without limitation, attorneys and paralegals who are employees of the Agent or are employees of any affiliate of the Agent) from time to time in connection with the negotiation, preparation, execution and/or administration of this Agreement and/or any of the other Transaction Documents and (b) the reasonable value of the services (and costs, charges and expenses related thereto) of the attorneys and all paralegals employed by the Agent or any of the Lenders (including, without limitation, attorneys and paralegals who are employees of the Agent or any of the Lenders or are employees of any affiliate of the Agent or any of the Lenders) (i) in connection with the preparation, negotiation or execution of any amendment, modification, extension, renewal and/or restatement of this Agreement or any of the other Transaction Documents that has been requested by Borrower, (ii) in connection with the preparation, negotiation or execution of any waiver, consent or forbearance with respect to this Agreement or any of the other Transaction Documents, (iii) in connection with the enforcement of this Agreement and/or any of the other Transaction Documents, (iv) in connection with any Default or Event of Default under this Agreement, (v) to represent the Agent or any of the Lenders in any litigation, contest, dispute, suit or proceeding, or to commence, defend or intervene in any litigation, contest, dispute, suit or proceeding, or to file any petition, complaint, answer, motion or other pleading or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, any of the Lenders, Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to this Agreement or any of the other Transaction Documents, Borrower, any other Obligor, any Subsidiary, or any Collateral (but excluding any such fees, costs, charges and/or expenses incurred with respect to a dispute between the Agent and any one or more of the Lenders or with respect to disputes solely between one or more of the Lenders), (vi) to assert and protect the Agent’s and the Lenders’ rights in any bankruptcy or insolvency proceeding, (vii) to protect, collect, lease, sell, take possession of or liquidate any Collateral, (viii) to attempt to enforce any security interest in or other Lien upon any Collateral or to give any advice with respect to such enforcement and/or (ix) to enforce any of the rights and/or remedies of the Agent or any of the Lenders to collect any of the Borrower’s Obligations.

Authorized Person shall mean each of the individuals listed in Schedule 2.04.

Base Rate shall mean as of any date of determination the higher of (a) the Prime Rate, (b) the Fed Funds Rate plus One-Half of One Percent (0.5%), and (c) the Adjusted Daily LIBOR Rate in effect and reset each Eurodollar Business Day plus Two Percent (2.0%).

Borrower shall mean the Borrower identified in cover page to this Agreement, the preamble to this Agreement and the signature pages to this Agreement.

Borrower’s Obligations shall mean any and all present and future Debt (principal, interest, fees, collection costs and expenses, Attorneys’ Fees and other amounts), liabilities and obligations (including, without limitation, letter of credit reimbursement obligations and indemnity obligations) of Borrower to the Agent and/or any one or more of the Lenders evidenced by or arising under or in respect of this Agreement, the Notes, the Letter of Credit Applications and/or any of the other Transaction Documents.

Capital Expenditure shall mean any expenditure to purchase or otherwise acquire a fixed asset (other than a Capitalized Lease Obligation or an Intangible Capital Expenditure) which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person making the same.

Capitalized Lease shall mean any lease of Property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed to also refer to any successor sections.

Collateral shall mean any Property of Borrower or a Guarantor which now or at any time hereafter secures the payment or performance of any of the Borrower’s Obligations.

Commitments shall mean, collectively, the Revolving Credit Commitments, which are identified by Lender on the attached Schedule 1.01(a).

Consolidated EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Borrower and its Subsidiaries during such period, plus (iv) all non-cash stock compensation expenses of Borrower and its Subsidiaries during such period, plus (v) all other non-cash expenses of Borrower and its Subsidiaries during such period, plus (vi) any extraordinary losses during such period plus (vii) any losses from the sale or other disposition of Property other than in the ordinary course of business during such period, plus (viii) any expenses as approved by the Agent related to an acquisition or potential acquisition, minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any extraordinary gains during such period plus (ii) any gains from the sale or other disposition of Property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated EBITDAR shall mean, for the period in question, the sum of (a) Consolidated EBITDA during such period plus (b) to the extent deducted in determining such Consolidated EBITDA, Consolidated Operating Lease Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charge Coverage Ratio shall mean, for the period in question, the ratio of (a) Consolidated EBITDAR during such period, minus (i) maintenance capital expenditures assumed for purposes of this ratio calculation to be 50% of depreciation expense, prorated evenly for the measurement periods required, minus (ii) all federal, state, local and/or foreign income taxes paid or payable by Borrower and its Subsidiaries paid in cash during such period, to (b) Consolidated Fixed Charges during such period, all determined on a trailing four-quarter basis, on a consolidated basis and in accordance with GAAP.

Consolidated Fixed Charges shall mean, for the period in question, the sum of (a) the aggregate amount of all principal payments required to be made by Borrower and its Subsidiaries on all Debt during such period (including the principal portion of payments in respect of Capitalized Leases), plus (b) all obligations for interest paid or payable by Borrower and its Subsidiaries on all Debt in cash during such period (including, without limitation, the interest portion of Capitalized Lease Obligations paid or payable in cash and the interest portion of any deferred payment obligation paid or payable in cash during such period), plus (c) Consolidated Operating Lease Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Total Funded Debt shall mean the sum of, without duplication, (a) all obligations of the Borrower and the Subsidiaries for borrowed money, including, but not limited to the Total Revolving Credits Outstanding, plus (b) all obligations, contingent or otherwise, of Borrower and the Subsidiaries in respect of bankers acceptances or as an account party in respect of letters of credit and letters of guaranty, plus (c) all Capitalized Lease Obligations; plus (d) all Guarantees by Borrower and the Subsidiaries for the foregoing, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Subsidiaries on all Debt (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Borrower and its Subsidiaries with respect to letters of credit, the net costs associated with any interest rate swap, interest rate cap or other interest rate hedge obligations of Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) for such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Liquidity shall mean all cash, cash-equivalents, investment securities not constituting Restricted Investments and the lesser of (a) unused availability under the Commitments or (b) the amount that, when added to the numerator of the Consolidated Total Leverage Ratio, would result in the maximum Consolidated Total Leverage set forth in Section 5.01(o)(ii).

Consolidated Net Income shall mean the after-tax net income (or loss) of Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.

Consolidated Operating Lease Expense shall mean, for the period in question, the aggregate amount of all Operating Lease Expenses of Borrower and its Subsidiaries during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Total Leverage Ratio shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (a) Consolidated Total Funded Debt as of such day to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarter period of Borrower ending on such day.

Copyright Security Agreement shall mean that certain Copyright Security Agreement (as contemplated by the Security Agreement) executed by Borrower, or as applicable, a Guarantor.

Daily LIBOR Rate shall mean, with respect to any date of determination, the average offered rate for the deposits in United States dollar for delivery of such deposits on a one-month basis, which appears on Renters Screen LIBOR01 Page (or any successor thereto) as of 11:00 a.m., London time (or such other time as of which such rate appears), or the rate for such deposits determined by Agent at such time based on such other published service of general application as shall be selected by Agent for such purpose.

Debt of any Person shall mean, as of the date of determination thereof, the sum of, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, all of Borrower’s Obligations (other than obligations for interest rate swaps, interest rate caps, interest rate collars or interest rate hedges) hereunder), plus (b) all Debt of such Person which has been incurred in connection with the purchase or other acquisition of Property (other than unsecured trade accounts payable incurred in the ordinary course of business), plus (c) all Capitalized Lease Obligations of such Person, plus (d) the aggregate undrawn face amount of all letters of credit issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto plus (e) all Guarantees by such Person of Debt of others.

Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Defaulting Lender shall mean any Lender with respect to which a Lender Default is in effect.

Defined Contribution Plan shall mean a “pension plan” as such term is defined in Section 3(34) of ERISA and Section 414(i) of the Code.

Distribution in respect of any corporation or other entity shall mean: (a) dividends or other distributions on or in respect of any of the capital stock or other equity interests of such corporation or other entity other than stock dividends or stock splits; and (b) the redemption, repurchase or other acquisition of any capital stock or other equity interests of such corporation or other entity or of any warrants, rights or other options to purchase any such capital stock or other equity interests.

Domestic Business Day shall mean any day except a Saturday, Sunday or legal holiday observed by the Agent or any Lender.

Domestic Subsidiary shall mean any Subsidiary that is incorporated or organized in or under the laws of the United States, any state thereof or the District of Columbia.

Eligible Institution means any commercial bank, trust company, banking association, insurance company, financial institution, mutual fund or pension or accredited investor as defined in SEC Regulation D.

Environmental Claim shall mean any administrative, regulatory or judicial action, judgment, order, consent decree, suit, demand, demand letter, claim, Lien, notice of noncompliance or violation, investigation or other proceeding arising (a) pursuant to any Environmental Law or governmental or regulatory approval issued under any such Environmental Law, (b) from the presence, use, generation, storage, treatment, release, threatened release, disposal, remediation or other existence of any Hazardous Substance, (c) from any removal, remedial, corrective or other response action pursuant to an Environmental Law or the order of any governmental or regulatory authority or agency, (d) from any third party seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief in connection with a Hazardous Substance or arising from alleged injury or threat of injury to health, safety, natural resources or the environment or (e) from any Lien against any Property owned, leased or operated by Borrower or any Subsidiary in favor of any governmental or regulatory authority or agency in connection with a release, threatened release or disposal of a Hazardous Substance.

Environmental Law shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions related to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

ERISA Affiliate shall mean any corporation, trade or business that is, along with Borrower or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

Eurodollar Business Day shall mean any Domestic Business Day on which commercial lenders are open for international business (including dealings in dollar deposits) in London.

Event of Default shall have the meaning ascribed thereto in Section 6.

Excluded Subsidiaries shall mean Weider Nutrition (WNI) Limited, Weider Nutrition BV, Weider Nutrition Italia, and Weider Nutrition GmbH.

Fed Funds Rate shall mean a rate per annum equal to U.S. Bank’s quoted rate as of the opening of business by U.S. Bank on each Domestic Business Day for purchasing overnight federal funds in the national market, which rate shall fluctuate as and when said quoted rate shall change.

Foreign Subsidiary shall mean a Subsidiary organized under the laws of a jurisdiction which is not located in the United States.

GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States.

Guarantee by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any Debt, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:  (a) to purchase such Debt or obligation or any Property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of the primary obligor to make payment of the Debt or obligation or (iv) otherwise to assure the owner of the Debt or obligation of the primary obligor against loss in respect thereof.  For the purposes of all computations made under this Agreement, a Guarantee in respect of any Debt for borrowed money shall be deemed to be Debt equal to the then outstanding principal amount of such Debt for borrowed money which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited, and a Guarantee in respect of any other obligation or liability or any dividend shall be deemed to be Debt equal to the maximum aggregate amount of such obligation, liability or dividend or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.  Guarantee when used as a verb shall have a correlative meaning.

Guaranties shall mean those certain guaranties of Borrower’s Obligations dated as of the date hereof executed respectively by a Guarantor other than a Subsidiary of Borrower in existence as of the date hereof as the same may from time to time be amended, and Guaranty shall mean any of them; except where the context shall otherwise require, each of “Guaranties” and “Guaranty” shall include Subsidiary Guaranties or Subsidiary Guaranty, as applicable.

Guarantor shall mean Parent and each Subsidiary of Borrower (other than the Excluded Subsidiaries), as to all of Borrower’s Obligations which as of such date such Guarantor has executed and delivered to Agent for the ratable benefit of each of the Lenders (i) its unlimited continuing guaranty in form and substance acceptable to Agent and the Lenders; and (ii) with respect to each Guarantor, its Guarantor Security Agreement in form and substance acceptable to Agent and the Lenders.

Hazardous Substance shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other statute, law, ordinance, rule or regulation of any federal, state, local, foreign or other body, instrumentality, agency, authority or official having jurisdiction over any of the Property owned, leased or operated by Borrower or any Subsidiary or its use, including, without limitation, any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the federal Water Pollution Control Act (33 U.S.C. §§1317), as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.), as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

Incremental Facility or Incremental Facilities shall have the meanings given in Section 2.30.

Intangible Capital Expenditures shall mean any expenditure to purchase or otherwise acquire an asset that is not classified by GAAP as a “fixed asset”, but is required to be capitalized on the balance sheet of the Person making the same.

Interest Period shall mean:

(a)           with respect to each Revolving Credit LIBOR Loan:

(i)           initially, the period commencing on the date of such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and each Lender), as Borrower may elect in the applicable Notice of Revolving Credit Borrowing; and

(ii)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and each Lender), as Borrower may elect pursuant to Section 2.07(a);

provided that:

(iii)           subject to clauses (iv) and (v) below, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(iv)           subject to clause (v) below, any Interest Period which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(v)           no Interest Period shall extend beyond the last day of the Revolving Credit Period; and

Investment shall mean any investment by Borrower or any Subsidiary in any Person, whether payment therefor is made in cash or capital stock of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or Debt, or by loan, advance, transfer of Property out of the ordinary course of business, capital contribution, equity or profit sharing interest or extension of credit on terms other than those normal in the ordinary course of business or otherwise.

Lender shall mean each Lender listed on the signature pages hereof, and its successors and permitted assigns; and Lenders shall mean all of the Lenders.

Lender Default shall mean (i) the failure of a Lender to fund its portion of any Loans pursuant to the terms of this Agreement or to fund its portion of any unreimbursed payment under Section 2.04(e) herein, (ii) failure of a Lender to pay Agent or any other Lender an amount owed pursuant to the terms of this Agreement, when due, or (iii) a Lender has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceedings, or to a receiver, trustee, or similar official.

Letter of Credit and Letters of Credit shall have the meanings ascribed thereto in Section 2.04(a).

Letter of Credit Application shall mean, collectively, the Continuing Reimbursement Agreement for Standby Letters of Credit in the form of Exhibit F attached hereto and incorporated herein by reference and an Application and Agreement for Standby Letter of Credit in the form of Exhibit G attached hereto and incorporated herein by reference (or such other forms as may then be U.S. Bank’s standard form of application and agreement for irrevocable standby letter of credit), in each case executed by Borrower, as account party, and delivered to U.S. Bank pursuant to Section 2.04, as the same may from time to time be amended, modified, extended, renewed or restated.

Letter of Credit Commitment Fee shall have the meaning ascribed thereto in Section 2.04(d).

Letter of Credit Issuance Fee shall have the meaning ascribed thereto in Section 2.04(d).

Letter of Credit Request shall have the meaning ascribed thereto in Section 2.04(a).

LIBOR Base Rate shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available or (b) if the LIBOR Index Rate is not available, the average of the respective rates per annum of interest at which deposits in dollars are offered to U.S. Bank in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by U.S. Bank in its sole discretion, at or about 11:00 a.m. (London time) on the date two (2) Eurodollar Business Days before the first day of such Interest Period, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply.

LIBOR Index Rate shall mean, with respect to the applicable Interest Period, a rate per annum equal to the British Bankers’ Association interest settlement rates for U.S. Dollar deposits for such Interest Period as of 11:00 a.m. (London time) on the day two (2) Eurodollar Business Days before the first day of such Interest Period as published by Bloomberg Financial Services, Dow Jones Market Service, Reuters or any other service from time to time used by U.S. Bank.

LIBOR Loan shall mean any Loan or portion of any Loan bearing interest based on the LIBOR Rate.

LIBOR Rate shall mean (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage plus (b) the Applicable LIBOR Margin.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage and/or the Applicable LIBOR Margin.

LIBOR Reserve Percentage shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by The Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) for a member bank of the Federal Reserve System with respect to “Eurocurrency liabilities” as defined in Regulation D or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined, whether or not any of the Lenders has any Eurocurrency liabilities subject to such reserve requirement at such time.  LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of any credits for proration, exceptions or offsets which may be available from time to time to any of the Lenders.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

Loan shall mean each Revolving Credit Loan and each Swing Line Loan and Loans shall mean any or all of the foregoing.

Material Adverse Effect shall mean (a) a material adverse effect on the Properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of Borrower’s or any other Obligor’s ability to perform any of its obligations under this Agreement, any of the Notes, any of the Letter of Credit

Applications or any of the other Transaction Documents or (c) material impairment of the enforceability of the rights of, or benefits available to, the Agent or any of the Lenders under this Agreement, any of the Notes, any of the Letter of Credit Applications or any of the other Transaction Documents.

Moody’s shall mean Moody’s Investors Service.

Multi-Employer Plan shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower, any Subsidiary or any ERISA Affiliate or to which Borrower, any Subsidiary or any ERISA Affiliate has contributed in the past or currently contributes.

Note shall mean each Revolving Credit Note and Notes shall mean all of the foregoing.

Notice of Revolving Credit Borrowing shall have the meaning ascribed thereto in Section 2.07(a).

Notice of Swing Line Borrowing shall have the meaning ascribed thereto in Section 2.07(b).

Obligor shall mean Borrower, each Guarantor and each other Person who is or shall at any time hereafter become primarily or secondarily liable on any of the Borrower’s Obligations or who grants the Agent for the ratable benefit of the Lenders a Lien upon any of the Property of such Person as security for any of the Borrower’s Obligations or any Guarantee thereof.

Occupational Safety and Health Laws shall mean the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

Operating Lease shall mean any lease of Property for a term not less than one year, whether real and/or personal, by a Person as lessee which is not a Capitalized Lease.

Operating Lease Expenses shall mean with respect to any Person, for the period in question, the aggregate amount of rental and other expenses incurred by such Person in respect of Operating Leases during such period, all determined in accordance with GAAP.

Parent shall mean Schiff Nutrition International, Inc. a Delaware corporation.

Patent and Trademark Security Agreement shall mean that certain Patent and Trademark Security Agreement (as contemplated by the Security Agreement) executed by Borrower or, as applicable, a Guarantor.

PBGC shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan shall mean a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

Permitted Acquisitions shall mean any Acquisition in which the target company is in the same line of business as Borrower with a positive EBITDA, as such calculation may be adjusted with approval of Agent, on a trailing four-quarter basis, the Acquisition is non-hostile, and either (a) in the event Total Revolving Credit Outstandings exceed Zero dollars ($0.00) or in the event a Loan is needed to fund the Acquisition, the cash portion of the purchase price for the Acquisition does not exceed $25,000,000 or (b) in the event Total Revolving Credits Outstanding equal Zero dollars ($0.00) and no Loan is needed to fund the Acquisition, the cash portion of the Acquisition does not exceed $50,000,000.

Furthermore, in either circumstance of (a) or (b) set forth above, (i) the purchase price of the Acquisition, when added to all previous Permitted Acquisitions, shall not aggregate to an amount greater than $50,000,000, (ii) after giving effect to the Acquisition, the Consolidated Total Leverage Ratio shall not be greater than 2.50 to 1.00, (iii) no later than ten (10) days prior to the consummation of the Acquisition, Borrower has provided Agent with pro forma financial statements giving effect to the Acquisition, which demonstrate compliance with the foregoing Consolidated Total Leverage Ratio of 2.50 to 1.00 and continued compliance with the covenants set forth in Section 5.02(o), (iv) the Borrower or a Subsidiary is the surviving entity, and (v) the Acquisition would not otherwise result in an Event of Default.

Permitted Distribution shall mean a Distribution made if (i) after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 1.00 to 1.00, (ii) no later than ten Domestic Business Days prior to the Distribution, Borrower has provided to Agent with pro forma financial statements giving effect to the Distribution which demonstrates compliance with the foregoing Consolidated Total Leverage Ratio of no greater than 1.00 to 1.00 and continued compliance with the covenants set forth in Section 5.02(o), and (iii) the Distribution would not otherwise result in an Event of Default.

Permitted Liens shall mean any of the following:

(a)           Liens on Property of a Subsidiary to secure obligations of such Subsidiary to Borrower;

(b)           Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 5.01(d) and/or 5.01(e);

(c)           Liens (other than any Liens imposed by ERISA) incidental to the conduct of business or the ownership of Properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or the purchase or other acquisition of Property; provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been established;

(d)           minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary or desirable for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the use of such real properties in the operation of the business of Borrower and its Subsidiaries;

(e)           Liens existing as of the date of this Agreement and listed on Schedule 4.12 attached hereto;

(f)           Liens in respect of Capitalized Leases;

(g)           Liens in respect of judgments with respect to which no Event of Default would exist pursuant to Section 6.18 provided the Borrower or Subsidiary against which any such pending non-appealed unsatisfied judgment is entered maintains a reserve, bond or other surety in form and substance reasonably satisfactory to the Required Lenders in the amount of each such judgment;

(h)           leases (of real or personal property), subleases or licenses granted to others which do not interfere in any material respect with the business of Borrower and its Subsidiaries taken as a whole;

(i)           Liens in favor of the Agent and the Lenders;

(j)           other Liens not described in this definition of Permitted Liens in an amount not to exceed $10,000,000 in the aggregate;

(k)           extensions and renewals of the foregoing Permitted Liens, provided that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed; and

(l)           such other Liens as the Required Lenders may approve in writing.

Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Prime Rate shall mean the interest rate announced from time to time by U.S. Bank as its “prime rate” on commercial loans (which rate shall fluctuate as and when said prime rate shall change).  Borrower acknowledges that such “prime rate” is a reference rate and does not necessarily represent the lowest or best rate offered by U.S. Bank or any other Lender to its customers.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Properties shall mean the plural of Property.  For purposes of this Agreement, Borrower and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Pro Rata Share shall mean for the item at issue, with respect to each Lender, a percentage, the numerator of which is the portion of such item owned or held by such Lender and the denominator of which is the total amount of such item owned or held by all of the Lenders.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended.

Regulatory Change shall have the meaning ascribed thereto in Section 2.21.

Reportable Event shall have the meaning given to such term in ERISA.

Required Lenders shall mean:

(a) except as provided in (b), Lenders having more than Fifty Percent (50.0%) of the aggregate amount of Loans (other than Swing Line Loans) then outstanding or, if no Loans are then outstanding, then more than Fifty Percent (50.0%) of the total Revolving Credit Commitments of all of the Lenders; provided, however, that if there are three or fewer Lenders, Required Lenders shall mean all of the Lenders, and

(b) all of the Lenders with respect to any amendment or waiver that (a) reduces the principal amount of or rate of interest on any Loan or any fees under this Agreement, (b) postpones the date fixed for any payment of principal of or interest on any Loan or any fees under this Agreement, (c) changes the definition of “Required Lenders” or other provisions in this Agreement that make reference to the rights of Required Lenders, (d) voluntarily releases or subordinates any Collateral (except as may be expressly contemplated by the Transaction Documents), (e) voluntarily releases any Obligor, (f) amends Section 2.26, (k) amends Section 2.28, or (g) amends Section 8.10.

Responsible Officer, with respect to Borrower or any of its Subsidiaries, means any individual holding the following one or more of the following offices: president, chief executive officer, chief operational officer, or chief financial officer.

Restricted Investment shall mean any Investment, or any expenditure or any incurrence of any liability to make any expenditure for an Investment, other than:

(a)           loans and/or advances by any Subsidiary to Borrower which are subordinated in writing to the payment of the Borrower’s Obligations in form and substance satisfactory to the Required Lenders;

(b)           direct obligations of the United States of America or any instrumentality or agency thereof, the payment of which is unconditionally guaranteed by the United States of America or any instrumentality or agency thereof (all of which Investments must mature within thirty-six (36) months from the time of acquisition thereof);

(c)           Investments in readily marketable commercial paper which, at the time of acquisition thereof by Borrower or any Subsidiary, is rated A-1 or better by S&P and P-1 or better by Moody’s and which matures within 270 days from the date of acquisition thereof, provided that the issuer of such commercial paper shall, at the time of acquisition of such commercial paper, have a senior long-term debt rating of at least A by S&P and Moody’s;

(d)           negotiable certificates of deposit or negotiable bankers acceptances issued by any Lender or any other bank or trust company organized under the laws of the United States of America or any state thereof, which bank or trust company (other than the Lenders to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and has a Fitch Rating of “B” or better (all of which Investments must mature within thirty-six (36) months from the time of acquisition thereof);

(e)           repurchase agreements, which shall be collateralized for at least 102% of face value, issued by any Lender or any other bank or trust company organized under the laws of the United States or any state thereof, which bank or trust company (other than the Lenders to which such restrictions shall not apply) is a member of both the Federal Deposit Insurance Corporation and the Federal Reserve System and has a Fitch Rating of “B” or better (all of which Investments must mature within thirty-six (36) months from the time of acquisition thereof);

(f)           Investments existing as of the date hereof as described in Schedule 4.18 attached hereto, and any future retained earnings in respect thereof;

(g)           Investments of the type described on Schedule 5.02(k) attached hereto;

(h)           Permitted Acquisitions;

(i)           loans and advances to employees of Borrower made in the ordinary course of business not to exceed $100,000 in any individual case and $500,000 in the aggregate; and

(j)           such other Investments as the Required Lenders may approve in writing.

Revolving Credit ABR Loan shall mean any Revolving Credit Loan bearing interest based on the Adjusted Base Rate.

Revolving Credit Commitment shall mean, subject to any reduction of the Revolving Credit Commitments pursuant to Section 2.01 and to any assignments of the Revolving Credit Commitments by the Lenders to the extent permitted by Section 8.12, with respect to each Lender, its then Pro Rata Share of an aggregate maximum principal amount equal to $80,000,000.

Revolving Credit LIBOR Loan shall mean any Revolving Credit Loan bearing interest based on the LIBOR Rate.

Revolving Credit Loan and Revolving Credit Loans shall have the meanings ascribed thereto in Section 2.01.

Revolving Credit Notes shall have the meaning ascribed thereto in Section 2.08(a).

Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending on the Revolving Maturity Date.

Revolving Maturity Date shall mean August 18, 2012.

S&P shall mean Standard and Poor’s Ratings Group.

Security Agreement shall mean that certain Security Agreement dated the date hereof and executed by Borrower, Parent and each subsidiary of Borrower in existence as of the date hereof (other than Excluded Subsidiaries), together with any subsidiary created or acquired subsequent to the date of this Agreement, which pursuant to Section 5.02(m), has executed a joinder thereto, in favor of the Agent for the benefit of each of the Lenders, as the same may from time to time be amended, modified, extended, renewed or restated.

Subsidiary shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower and/or any Subsidiary.

Subsidiary Guaranties shall mean those certain guaranties of Borrower’s Obligations dated as of the date hereof executed respectively by Borrower’s Subsidiaries in existence as of the date hereof (other than the Excluded Subsidiaries) and the guaranties of any subsequently created or acquired Subsidiary of Borrower executed and delivered to Agent hereafter pursuant to Section 5.02(m), all as the same may from time to time be amended, and Subsidiary Guaranty shall mean any of them.

Swing Line Facility shall mean $5,000,000.

Swing Line Loan and Swing Line Loans shall have the meanings ascribed thereto in Section 2.02.

Swing Line Note shall have the meaning ascribed thereto in Section 2.08(b).

Tangible Net Worth shall mean the sum of the following: capital, capital surplus and retained earning, less the sum of the value on the Borrower’s books of all intangible assets including but not limited to: goodwill, patents, franchises, trademarks, copyrights and the write-up in the book value of any assets resulting therefrom after acquisition.

Total Revolving Credit Outstandings shall mean, as of any date, the sum of (a) the aggregate principal amount of all Revolving Credit Loans outstanding as of such date, plus (b) the aggregate principal amount of all Swing Line Loans outstanding as of such date plus (c) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date plus all unreimbursed drawings with respect thereto.

Transaction Documents shall mean this Agreement, the Notes, the Letter of Credit Applications, the Security Agreement, The Copyright Security Agreement, Patent and Trademark Security Agreement, the Trust Deeds, the Subsidiary Guaranties, the Guaranties, the subordination agreements signed on behalf of Agent or Lenders and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Agent or any of the Lenders with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder, any Letters of Credit issued hereunder, any of the other Borrower’s Obligations and/or any Guarantee of any or all of the Borrower’s Obligations, and executed by or on behalf of Borrower and/or any other Obligor, including, without limitation, any agreement, document or instrument heretofore, now or hereafter executed by Borrower with or in favor of the Agent or any Lender (or any affiliate of any Lender) providing for any interest rate swap, interest rate cap, interest rate collar or other interest rate hedge, all as the same may from time to time be amended, modified, extended, renewed or restated.

Trust Deeds shall mean the trust deeds or mortgages executed in favor of Agent encumbering the real property listed on Schedule 1.01(b) attached hereto and incorporated herein.

United States shall mean the United States of America.

U.S. Bank shall mean U.S. Bank National Association, in its individual corporate capacity as a Lender hereunder and not as Agent hereunder.

Unused Commitment Amount shall have the meaning ascribed thereto in Section 2.12.

Unused Commitment Fee shall have the meaning ascribed thereto in Section 2.12.

Voting Stock shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Welfare Plan shall mean a “welfare plan” as such term is defined in Section 3(1) of ERISA, which is established or maintained by Borrower, any Subsidiary or any ERISA Affiliate, other than a Multi-Employer Plan.

1.02 Accounting Terms and Determinations.  Except as otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP as in effect from time to time, applied on consistent basis (except for changes approved by the Required Lenders and by Borrower’s independent certified public accountants).

Section 2.                       THE LOANS.

2.01 Revolving Credit Commitment.

 Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, each Lender severally agrees to make such loans to Borrower (individually, an “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) as Borrower may from time to time request pursuant to Section 2.07.  Each Revolving Credit Loan under this Section 2.01 which is a Revolving Credit LIBOR Loan shall be for an aggregate principal amount of at least $1,000,000 or any larger multiple of $100,000.  Each Revolving Credit Loan under this Section 2.01 which is a Revolving Credit ABR Loan shall be for an aggregate principal amount of at least $100,000 or any larger multiple of $25,000.

The aggregate principal amount of Revolving Credit Loans that each Lender shall be required to have outstanding under this Agreement as of any date shall not exceed the product of (i) a percentage equal to such Lender’s Pro Rata Share of the total Revolving Credit Commitments of all of the Lenders multiplied by (ii) the sum of (A) the total Revolving Credit Commitments of all of the Lenders as of such date, minus (B) the aggregate principal amount of Swing Line Loans outstanding as of such date minus (C) the aggregate undrawn face amount of all Letters of Credit outstanding as of such date plus all unreimbursed drawings with respect thereto; provided, however, that in no event shall (i) the Total  Revolving Credit Outstandings as of any date exceed the total Revolving Credit Commitments of all of the Lenders as of such date or (ii) the sum of (A) the aggregate principal amount of all outstanding Revolving Credit Loans made by any Lender plus (B) such Lender’s Pro Rata Share of the aggregate outstanding Swing Line Loans plus (B) such Lender’s Pro Rata Share of the aggregate undrawn face amount of all outstanding Letters of Credit plus all unreimbursed drawings with respect thereto exceed the amount of such Lender’s Revolving Credit Commitment.  Each Revolving Credit Loan under this Section 2.01 shall be made from the several Lenders ratably in proportion to their respective Pro Rata Shares.  Within the foregoing limits, Borrower may borrow under this Section 2.01, prepay under Section 2.14 and reborrow at any time during the Revolving Credit Period under this Section 2.01.  All  Revolving Credit Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to the Agent and/or the Lenders with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.  The failure of any Lender to make any Revolving Credit Loan required under this Agreement shall not release any other Lender from its obligation to make Revolving Credit Loans as provided herein.

If the total Revolving Credit Commitments of all of the Lenders on any date should be less than the Total Revolving Credit Outstandings on such date, whether as a result of Borrower’s election to decrease the amount of the Revolving Credit Commitments of the Lenders pursuant to following paragraph or otherwise, Borrower shall be automatically required (without demand or notice of any kind by the Agent or any Lender, all of which are hereby expressly waived by Borrower) to immediately repay the Revolving Credit Loans and/or the Swing Line Loans and/or surrender for cancellation the outstanding Letters of Credit, in either case in an amount sufficient to reduce the amount of the Total Revolving Credit Outstandings to an amount equal to or less than the total Revolving Credit Commitments of all of the Lenders.

Borrower may, upon three (3) Domestic Business Days’ prior written notice to the Agent and each Lender, terminate entirely at any time, or proportionately reduce from time to time on a pro rata basis among the Lenders based on their respective Pro Rata Shares by an aggregate amount of $500,000 or any larger multiple of $25,000 the unused portions of the Revolving Credit Commitments; provided, however, that (i) at no time shall the Revolving Credit Commitments be reduced to a figure less than the Total Revolving Credit Outstandings, (ii) at no time shall the Revolving Credit Commitments be reduced to a figure not less than $25,000,000 and (iii) any such termination or reduction shall be permanent and Borrower shall have no right to thereafter reinstate or increase, as the case may be, the Revolving Credit Commitment of any Lender.

2.02 Discretionary Swing Line Facility.  Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing (provided, however, that U.S. Bank shall have no liability to any other Lender for making a Swing Line Loan to Borrower after the occurrence or during the continuance of any Default or Event of Default unless U.S. Bank has previously received notice in writing from Borrower or any other Lender of the occurrence of such Default or Event of Default), during the Revolving Credit Period, U.S. Bank, in its sole discretion, may make such loans to Borrower (individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”) as Borrower may from time to time request or otherwise authorize pursuant to Section 2.07.  Each Swing Line Loan under this Section 2.02, if permitted, shall be for an aggregate principal amount of at least $100,000 or any larger multiple of $10,000.  The aggregate principal amount of Swing Line Loans which U.S. Bank may permit to have outstanding under this Agreement as of any date shall not exceed the amount of the Swing Line Facility as of such date; provided, however, that in no event shall the Total Revolving Credit Outstandings on any given day exceed the total Revolving Credit Commitments of all of the Lender(s) on such day.  Within the foregoing limits and subject to U.S. Bank’s discretion, Borrower may borrow under this Section 2.02, prepay under Section 2.14 and reborrow at any time during the Revolving Credit Period under this Section 2.02.  All Swing Line Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to U.S. Bank with respect thereto, shall be due and payable on the last day of the Revolving Credit Period.

2.03 [Reserved]

2.04 Letter of Credit Commitment.

(a) Subject to the terms and conditions of this Agreement and so long as no Default or Event of Default has occurred and is continuing (provided, however, that U.S. Bank shall have no liability to any other Lender for issuing a Letter of Credit after the occurrence or during the continuance of any Default or Event of Default unless U.S. Bank has previously received notice in writing from Borrower or any other Lender of the occurrence of such Default or Event of Default), during the Revolving Credit Period, U.S. Bank hereby agrees to issue irrevocable standby letters of credit for the account of Borrower (individually, a “Letter of Credit” and collectively, the “Letters of Credit”) in an amount and for the term specifically requested by Borrower by notice in writing to U.S. Bank in the form of Exhibit I attached hereto and incorporated herein by reference (a “Letter of Credit Request”) at least five (5) Domestic Business Days prior to the requested issuance thereof; provided, however, that:

(i) Borrower shall have executed and delivered to U.S. Bank a Letter of Credit Application with respect to such Letter of Credit;

(ii) the term of any such Letter of Credit shall not extend beyond the earlier of (A) the date one (1) year after the date of issuance thereof or (B) the last day of the Revolving Credit Period;

(iii) any Letter of Credit may only be utilized to guaranty the payment of obligations of Borrower or a Subsidiary to third parties;

(iv) after giving effect to the issuance of the requested Letter of Credit, the sum of the aggregate undrawn face amount of all outstanding Letters of Credit does not exceed $10,000,000;

(v) after giving effect to the issuance of the requested Letter of Credit, the sum of the aggregate undrawn face amount of all outstanding Letters of Credit plus all unreimbursed drawings with respect thereto must not exceed the lesser of the difference between (1) the total Revolving Credit Commitments of all of the Lenders at such time and (2) the sum of the outstanding principal amount of all Revolving Credit Loans and the outstanding principal amount of all Swing Line Loans at such time; and

(vi) the text of any such Letter of Credit is provided to U.S. Bank no less than five (5) Domestic Business Days prior to the requested issuance date, which text must be acceptable to U.S. Bank in its sole and absolute discretion.

(b) The payment of drafts under each Letter of Credit shall be made in accordance with the terms thereof and, in that connection, U.S. Bank shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed in good faith by U.S. Bank to be genuine.  U.S. Bank shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing document that may be presented to it other than the duties contemplated by the applicable Letter of Credit Application.  If U.S. Bank shall have received documents that in its good faith judgment constitute all of the documents that are required to be presented before payment or acceptance of a draft under a Letter of Credit, it shall be entitled to pay or accept such draft provided such documents conform on their face to the requirements of such Letter of Credit in all material respects.

(c) In the event of any payment by U.S. Bank of a draft presented under a Letter of Credit, Borrower agrees to pay to U.S. Bank in immediately available funds at the time of such drawing an amount equal to the sum of such drawing plus U.S. Bank’s customary published negotiation, processing and other fees related thereto.  Borrower hereby authorizes U.S. Bank to charge or cause to be charged each Borrower’s bank accounts at U.S. Bank to the extent there are balances of immediately available funds therein, in an amount equal to the sum of such drawing plus U.S. Bank’s customary published negotiation, processing and other fees related thereto (and U.S. Bank agrees to give such Borrower prompt written notice of any amount so charged to any Lender account of Borrower at U.S. Bank), and Borrower agrees to pay the amount of any such drawing (and/or U.S. Bank’s customary published negotiation, processing and other fees related thereto) not so charged prior to the close of business of U.S. Bank on the day of such drawing.  In the event any payment under a Letter of Credit is made by U.S. Bank prior to receipt of payment from Borrower, such payment by U.S. Bank shall constitute a request by Borrower for a Revolving Credit Loan under Section 2.01 above (and the Lenders will make such Revolving Credit Loan to Borrower regardless of whether any Default or Event of Default under this Agreement has occurred and is continuing and regardless of whether such  Revolving Credit Loan would otherwise be permitted under the requirements of Sections 2.01 of this Agreement) and the proceeds of such Revolving Credit Loan shall be paid directly to U.S. Bank and applied by U.S. Bank to the payment of any amounts owed by Borrower to U.S. Bank under this Section 2.04.

(d) Borrower hereby further agrees to pay to the order of U.S. Bank:

(i) with respect to each Letter of Credit, (whether standby or commercial) an issuance fee and, if applicable, annual renewal fee in an amount equal to One-Eighth of One Percent (1/8%), calculated on an actual day, 360-day year basis (the “Letter of Credit Issuance Fees”), which Letter of Credit Issuance Fees shall be due and payable on the date of issuance of each such Letter of Credit and, if applicable, on each annual renewal of any such Letter of Credit;

(ii) with respect to each Letter of Credit which is a standby Letter of Credit, a nonrefundable commitment fee at a rate per annum equal to Applicable Standby Letter of Credit Commitment Fee Rate (calculated on an actual day, 360-day year basis) on the face amount of each such Letter of Credit (“Letter of Credit Commitment Fee”), which Letter of Credit Commitment Fee shall be due and payable quarterly in arrears; and

(iii) with respect to each Letter of Credit, such other fees as may be charged by U.S. Bank from time to time in accordance with U.S. Bank’s published schedule of fees in effect from time to time, which fees shall be due and payable on demand by U.S. Bank.

(e) Upon the issuance of a Letter of Credit by U.S. Bank, an undivided participation interest therein (including, without limitation, an undivided participation interest in the reimbursement risk relating to such Letter of Credit, in all payments made by U.S. Bank in connection with such Letter of Credit and in all collateral for such Letter of Credit) shall automatically be granted by U.S. Bank to and accepted by each of the other Lenders in an amount equal to each such other Lender’s Pro Rata Share (based on such other Lender’s Revolving Credit Commitments) of the face amount of such Letter of Credit.  If U.S. Bank shall make payment on any draft presented or accepted under a Letter of Credit, U.S. Bank shall give notice of such payment to the other Lenders, and each of the other Lenders hereby authorizes and requests U.S. Bank to advance for their respective accounts, pursuant to the terms hereof, their respective shares of any such payment based upon their respective Pro Rata Shares of such Letter of Credit.  If such drawing is not paid by Borrower in immediately available funds prior to the close of business of U.S. Bank on the date of such drawing, U.S. Bank shall promptly so notify the other Lenders and each of the other Lenders agrees to immediately reimburse U.S. Bank in immediately available funds for its Pro Rata Share of the amount of such drawing, plus interest calculated on its Pro Rata Share of such amount at a rate per annum equal to the Fed Funds Rate calculated from the date of such payment by U.S. Bank to but excluding the date of reimbursement by such other Lender and on an actual-day, 360-day year basis.  Each of the other Lenders will be entitled to its Pro Rata Share of any Letter of Credit Commitment Fees paid by Borrower, but such other Lenders shall have no right to share in any Letter of Credit Issuance Fees or any other fees paid by Borrower to U.S. Bank in connection with any of the Letters of Credit.

(f) Notwithstanding any provision contained in this Agreement or any of the Letter of Credit Applications to the contrary:  (i) if any of the Letters of Credit remain outstanding on the Revolving Maturity Date, Borrower shall, on or before 12:00 noon (Salt Lake City time) on the Revolving Maturity Date, (A) surrender the originals of the applicable Letter(s) of Credit to U.S. Bank for cancellation or (B) provide U.S. Bank with cash collateral (or other collateral acceptable to each Lender in its sole and absolute discretion) in an amount at least equal to One Hundred Five Percent (105%) of the aggregate undrawn face amount of all Letter(s) of Credit which remain outstanding at such time plus all unreimbursed drawings with respect thereto and execute and deliver to U.S. Bank such agreements as the Required Lenders may require to grant U.S. Bank a first priority perfected security interest in such cash or other collateral; and (ii) upon the occurrence of any Event of Default under this Agreement (including, without limitation, Borrower’s failure to comply with the requirements of clause (i) above), at U.S. Bank’s option (and with the consent of the Required Lenders) and without demand or further notice to Borrower, an amount equal to the aggregate undrawn face amount of all Letter(s) of Credit then outstanding plus all unreimbursed drawings with respect thereto shall be deemed (as between Borrower and the Agent and the Lenders) to have been paid or disbursed by U.S. Bank under such Letter(s) of Credit) (notwithstanding that such amounts may not in fact have been so paid or disbursed by U.S. Bank), and a Revolving Credit Loan to Borrower in such amount to have been made and accepted by Borrower, which Revolving Credit Loan shall be immediately due and payable.  Any such collateral and/or any amounts received by U.S. Bank in payment of the Revolving Credit Loan made pursuant to this Section 2.04(f) shall be held by U.S. Bank in a separate account at U.S. Bank appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by U.S. Bank as collateral security for the payment of the Borrower’s Obligations.  Cash amounts delivered to U.S. Bank pursuant to the foregoing requirements of this Section 2.04(f) shall be invested, at the request and for the account of Borrower, in investments of a type and nature and with a term acceptable to the Required Lenders.  Such amounts, including in the case of cash amounts invested in the manner set forth above, shall not be used by U.S. Bank to pay any amounts drawn or paid under or pursuant to any Letter of Credit, but may be applied to reimburse U.S. Bank for drawings or payments under or pursuant to such Letters of Credit which U.S. Bank has paid, or if no such reimbursement is required to the payment of such of the other Borrower’s Obligations as the Required Lenders shall determine.  Any amounts remaining in any cash collateral account established pursuant to this Section 2.04(f) after the payment in full of all of the Borrower’s Obligations and the expiration or cancellation of all of the Letters of Credit shall be returned to Borrower (after deduction of U.S. Bank reasonable expenses, if any).

2.05 [Reserved].

2.06 [Reserved].

2.07 Method of Borrowing – Revolving Credit Loans; Swing Line Loans.

(a) Borrower shall give notice (a “Notice of Revolving Credit Borrowing”), which, in the instance of a Revolving Credit LIBOR Loan, must be in writing) to the Agent by 12:00 noon (Salt Lake City time) on the Domestic Business Day of each Revolving Credit ABR Loan to be made to Borrower, and by 12:00 noon (Salt Lake City Time) at least three (3) Eurodollar Business Days before each Revolving Credit LIBOR Loan to be made to Borrower, specifying:

(i) the date of such Revolving Credit Loan, which shall be a Domestic Business Day in the case of a Revolving Credit ABR Loan and a Eurodollar Business Day in the case of a Revolving Credit LIBOR Loan,

(ii) the aggregate principal amount of such Revolving Credit Loan,

(iii) whether such Revolving Credit Loan is to be a Revolving Credit ABR Loan or a Revolving Credit LIBOR Loan,

(iv) in the case of a Revolving Credit LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Borrower shall give notice (a “Notice of Swing Line Borrowing”) to U.S. Bank by 12:00 noon (Salt Lake City time) on the Domestic Business Day of each Swing Line Loan, specifying:

(i) the date of such Swing Line Loan, which shall be a Domestic Business Day, and

(ii) the principal amount of such Swing Line Loan.

(c) Upon receipt of a Notice of Revolving Credit Borrowing given to it, the Agent shall notify each Lender by 12:00 noon (Salt Lake City time) on the date of receipt of such Notice of Revolving Credit Borrowing by the Agent (which must be a Domestic Business Day) of the contents thereof and of such Lender’s Pro Rata Share of such Revolving Credit Loan.  A Notice of Borrowing shall not be revocable by Borrower.

(d) Not later than 2:00 p.m. (Salt Lake City time) on the date of each Revolving Credit Loan, each Lender shall make available its Pro Rata Share of such Revolving Credit Loan, in immediately available funds in Salt Lake City, Utah, to the Agent at its address specified in or pursuant to Section 8.07.  Unless the Agent determines that any applicable condition specified in Section 3 has not been satisfied, the Agent will make the funds so received from the Lenders available to Borrower by 3:00 p.m. (Salt Lake City time) by crediting such funds to a demand deposit account of Borrower at U.S.

Bank specified by Borrower (or such other account mutually agreed upon in writing between the Agent and  Borrower). The Agent shall not be required to make any amount available to Borrower hereunder except to the extent the Agent shall have received such amounts from the Lenders as set forth herein, provided, however, that unless the Agent shall have been notified by a Lender prior to the time a Revolving Credit Loan is to be made hereunder that such Lender does not intend to make its Pro Rata Share of such Revolving Credit Loan available to the Agent, the Agent may assume that such Lender has made such Pro Rata Share available to the Agent prior to such time, and the Agent may in reliance upon such assumption make available to Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made such amount available to Borrower, the Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period from and including the date such amount was made available to Borrower to but excluding the date the Agent recovers such amount from such Lender at a rate per annum equal to the Fed Funds Rate.

(e) Unless U.S. Bank determines that any applicable condition specified in Section 3 has not been satisfied, U.S. Bank will make the proceeds of each Swing Line Loan available to Borrower by 3:00 p.m. (Salt Lake City time) by crediting such funds to a demand deposit account at U.S. Bank specified by Borrower (or such other account mutually agreed upon in writing between U.S. Bank and Borrower). Borrower and U.S. Bank anticipate that through a treasury management services agreement and related agreements, Borrower will request and authorize U.S. Bank (A) to apply any collected balances (after funding advances) in excess of a mutually predetermined amount (the “Target Balance”) remaining at the end of any day in Borrower’s designated operating account to the repayment of the principal balance of Borrower’s Obligations outstanding as Swing Line Loans under the Swing Line Note and (B) in U.S. Bank’s sole and absolute discretion, to make a Swing Line Loan to Borrower hereunder on any Domestic Business Day where at the end of the prior Domestic Business Day, Borrower shall have an overdraft (negative ledger balance) or a balance otherwise less than the Target Balance in such operating account (a “Deficiency Amount”) with U.S. Bank after crediting all deposits received in immediately available funds and debiting all withdrawals made and checks presented against such operating account and honored by U.S. Bank as of such date, which Swing Line Loan shall be in the amount of the Deficiency Amount, without any other request or authorization therefore from Borrower and without notice to Borrower.  A Notice of Swing Line Borrowing shall not be required in connection with a Swing Line Loan made to cover any Deficiency Amount in Borrower’s operating account as set forth in the preceding sentence.

(f) If any Lender makes a new Revolving Credit Loan to Borrower hereunder on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Revolving Credit Loan to Borrower from such Lender, such Lender shall apply the proceeds of its new Revolving Credit Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Agent as provided in subsection (d) of this Section, or remitted by Borrower to the Agent as provided in Section 2.16, as the case may be.

(g) If U.S. Bank makes a new Swing Line Loan to Borrower hereunder on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Swing Line Loan to Borrower from U.S. Bank, U.S. Bank shall apply the proceeds of its new Swing Line Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by U.S. Bank to Borrower as provided in subsection (e) of this Section, or remitted by Borrower to U.S. Bank as provided in Section 2.16, as the case may be.

(h) Borrower hereby irrevocably authorizes the Agent to rely on telephonic, telegraphic, telecopy, telex or written instructions of any person identifying himself or herself as an Authorized Person listed on Schedule 2.04 attached hereto with respect to any request to make a Revolving Credit Loan, a Swing Line Loan or a repayment hereunder, and on any signature which the Agent believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine.  Borrower also agrees that each Authorized Person is authorized to execute notices, documentation and agreements in the name of Borrower, with such notice, document and agreement to be binding on Borrower whether such Authorized Person is an officer, or, if applicable, a manger of such Borrower.  Borrower also hereby agrees to defend and indemnify the Agent and each Lender and hold the Agent and each Lender harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, Attorneys’ Fees and expenses) relating to or arising out of or in connection with the acceptance of instructions purportedly given by any Authorized Person for making Revolving Credit Loans, Swing Line Loans or repayments hereunder.

2.08 Notes.

(a) The Revolving Credit Loans of each Lender to Borrower shall be evidenced, respectively, by a Revolving Credit Note of Borrower payable to the order of such Lender in principal amounts equal to the amount of such Lender’s Revolving Credit Commitment, each shall be in substantially the form of Exhibit B attached hereto and incorporated herein by reference with appropriate insertions (the “Revolving Credit Note” and, collectively, as the same may from time to time be amended, modified, extended, renewed, restated or replaced (including, without limitation, any Revolving Credit Note issued in full or partial replacement as a result of an assignment by a Lender), the “Revolving Credit Notes”).

(b) The Swing Line Loans of U.S. Bank to Borrower shall be evidenced by a Swing Line Note of Borrower payable to the order of U.S. Bank in a principal amount equal to the amount of the Swing Line Commitment, which Swing Line Note shall be in substantially the form of Exhibit C attached hereto and incorporated herein by reference (with appropriate insertions) (as the same may from time to time be amended, modified extended, renewed or restated, the “Swing Line Note”).

(c) Each Lender shall record in its books and records the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made to Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of such Lender to make any such recordation or any mistake by such Lender in connection with any such recordation.  The books and records of each Lender showing the account between such Lender and Borrower shall be, to the extent they are made in accordance with the terms of the Transaction Documents, conclusive evidence of the items set forth therein in the absence of demonstrable error.

2.09 Duration of Interest Periods and Selection of Interest Rates.

  The duration of the initial Interest Period for each Revolving Credit LIBOR Loan shall be as specified in the applicable Notice of Revolving Credit Borrowing.  Borrower shall elect the duration of each subsequent Interest Period applicable to such Revolving Credit LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option (i) in the case of any Revolving Credit ABR Loan, to elect that such Revolving Credit Loan become a Revolving Credit LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any Revolving Credit LIBOR Loan, to elect that such Revolving Credit LIBOR Loan become a Revolving Credit ABR Loan), by giving notice of such election to the Agent by 12:00 noon (Salt Lake City time) on the Domestic Business Day of, in the case of the election of the Adjusted Base Rate, and by 12:00 noon (Salt Lake City time) at least three (3) Eurodollar Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of the Agent and the Lenders under Section 6 hereof, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any Revolving Credit LIBOR Loan as a Revolving Credit LIBOR Loan or to convert any Revolving Credit ABR Loan into a Revolving Credit LIBOR Loan.  Upon receipt of any such notice given by Borrower to the Agent under this Section 2.09, the Agent shall notify each Lender by 1:00 p.m. (Salt Lake City time) on the date of receipt of such notice (which must be a Domestic Business Day) of the contents thereof.  If the Agent does not receive a notice of election for a Revolving Credit LIBOR Loan pursuant to this Section 2.09 within the applicable time limits specified herein, Borrower shall be deemed to have elected to pay such Revolving Credit LIBOR Loan in whole pursuant to Section 2.14 on the last day of the current Interest Period with respect thereto and to reborrow the principal amount of such Revolving Credit LIBOR Loan on such date as a Revolving Credit ABR Loan.

2.10 Interest Rates and Interest Payments.

(a) Revolving Credit ABR Loan.  So long as no Event of Default has occurred and is continuing, each Revolving Credit ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Revolving Credit Loan is made or converted until it becomes due or converted, at a rate per annum equal to the Adjusted Base Rate.  So long as any Event of Default has occurred and is continuing, each Revolving Credit ABR Loan shall thereafter accrue interest at a rate per annum equal to Three Percent (3%) over and above the Adjusted Base Rate until such time as the Event of Default is waived by the Required Lenders or a cure is permitted by the Required Lenders.  Such interest shall be payable monthly in arrears on the first (1st) day of each month, so long as such Revolving Credit ABR Loan is outstanding, and at the maturity (or upon the acceleration) of the Revolving Credit Notes.  From and after the Maturity Date (or upon acceleration of the outstanding principal), each Revolving Credit ABR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to Three Percent (3%) over and above the Adjusted Base Rate.

(b) Revolving Credit LIBOR Loan.  So long as no Event of Default has occurred and is continuing, each Revolving Credit LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the applicable LIBOR Rate.  So long as any Event of Default has occurred and is continuing, each Revolving Credit LIBOR Loan shall thereafter bear interest at a rate per annum equal to Three Percent (3%) over and above the applicable LIBOR Rate until such time as the Event of Default is waived by the Required Lenders or a cure is permitted by the Required Lenders.  Interest shall be payable for each Interest Period on the last day thereof, unless the duration of such Interest Period exceeds three (3) months, in which case such interest shall be payable at the end of the first three (3) months of such Interest Period and on the last day of such Interest Period, and at the Maturity Date (whether by reason of acceleration or otherwise).  From and after the Maturity Date (or upon an acceleration of the outstanding principal), each Revolving Credit LIBOR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to Three Percent (3%) over and above the higher of (i) the LIBOR Rate for the immediately preceding Interest Period applicable to such Revolving Credit LIBOR Loan or (ii) the Adjusted Base Rate.

(c) Swing Line Loan.  So long as no Event of Default has occurred and is continuing, each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swing Line Loan is made until it becomes due, at a rate per annum equal to the Adjusted Base Rate.  So long as any Event of Default has occurred and is continuing, each Swing Line Loan shall, unless otherwise agreed to in writing by each of the Lenders, bear interest on the outstanding principal amount thereof, for each day from the date such Swing Line Loan is made and continuing during the Event of Default Period, at a rate per annum equal to Three Percent (3%) over and above the Adjusted Base Rate.  Such interest shall be payable monthly in arrears on the first (1st) day of each month, commencing on the first such date after such Swing Line Loan is made, and at the maturity of the Swing Line Note (whether by reason of acceleration or otherwise).  From and after the maturity of the Swing Line Note, whether by reason of acceleration or otherwise, each Swing Line Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to Three Percent (3%) over and above the Adjusted Base Rate.

(d) The Agent shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive in the absence of demonstrable error.

2.11 Computation of Interest.  Interest on ABR Loans shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

2.12 Fees.

(a) On the first Domestic Business Day of each calendar quarter, and on the Revolving Maturity Date, Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a nonrefundable fee (the “Unused Commitment Fee”) equal to the Unused Commitment Amount for the immediately preceding calendar quarter (or portion thereof) at the Applicable Unused Commitment Fee Rate, calculated on a daily basis.  As used in this Agreement, the “Unused Commitment Amount” means the sum of the difference on each day in the immediately preceding quarter (or, in the case of the fee payable on the Revolving Maturity Date, on each day after the end of the prior quarter through the Revolving Maturity Date) between (a) the aggregate amount of the Revolving Credit Commitments and (b) the aggregate principal amount of all Loans and Letters of Credit outstanding, calculated on an actual day, 360-day year basis.

(b) Borrower agrees to pay the Agent certain fees in the amounts set forth in a letter agreement between Borrower and the Agent dated April 20, 2009, as the same may from time to time be amended, modified, extended, renewed or restated as mutually agreed.  All obligations of Borrower under such letter agreement shall survive the execution of this Agreement.

2.13 Method of Making Interest and Other Payments.    Borrower agrees to authorize the Agent in writing to debit a designated account at Agent for all interest and other payments under this Agreement. The Agent may, at its option, deem interest and other amounts payable by Borrower under this Agreement (other than the principal balance of the Revolving Credit Loans and the Swing Line Loans) to be paid by causing the Lenders to make a Revolving Credit ABR Loan to Borrower in such amount(s).  The Agent agrees to give Borrower prompt written notice of any Revolving Credit ABR Loan made by the Lenders under this Section 2.13.

2.14 Voluntary Prepayments.

(a) Borrower may, upon notice to U.S. Bank specifying that it is paying the Swing Line Loans, prepay without penalty or premium the Swing Line Loans in whole at any time or in part from time to time, by paying the principal amount to be paid, which notice must be received by 12:00 noon Salt Lake City time on such prepayment date.

(b) Borrower may, upon notice to the Agent specifying that it is paying the Revolving Credit ABR Loans, pay without penalty or premium the Revolving Credit ABR Loans in whole at any time or in part from time to time, by paying the principal amount to be paid, which notice must be received by 12:00 noon Salt Lake City time on such prepayment date.  Each such optional payment shall be applied to pay the Revolving Credit ABR Loans of the several Lenders in proportion to their respective Pro Rata Shares.

(c) Borrower may, upon at least three (3) Eurodollar Business Day’s notice to the Agent (which notice must be received by 12:00 noon (Salt Lake City time) on such day) specifying that it is paying the Revolving Credit LIBOR Loans, pay the Revolving Credit LIBOR Loans to which a given Interest Period applies, in whole, or in part in amounts aggregating $250,000 or any larger multiple of $25,000, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.17; provided, however, that in no event may Borrower make a partial payment of Revolving Credit LIBOR Loans which results in the total outstanding Revolving Credit LIBOR Loans with respect to which a given Interest Period applies being less than $1,000,000.  Each such optional payment shall be applied to pay the Revolving Credit LIBOR Loans of the several Lenders in proportion to their respective Pro Rata Shares.

(d) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Pro Rata Share of such payment and such notice shall not thereafter be revocable by Borrower.

2.15 [Reserved].

2.16 General Provisions as to Payments.  Borrower shall make each payment of principal of, and interest on, the Loans and of fees and all other amounts payable by Borrower as applicable, under this Agreement, not later than 12:00 noon (Salt Lake City time) on the date when due and payable, in immediately available funds in Salt Lake City, Utah, to the Agent at its address referred to in Section 8.07.  All payments received by the Agent after 12:00 noon (Salt Lake City time) shall be deemed to have been received by the Agent on the next succeeding Domestic Business Day.  The Agent will distribute to each Lender in immediately available funds its Pro Rata Share of each such payment received by the Agent for the account of the Lenders by 2:00 p.m. (Salt Lake City time) on the day of receipt of such payment by the Agent if such payment is received by the Agent from Borrower by 12:00 noon (Salt Lake City time) on such day or by 12:00 noon (Salt Lake City time) on the next succeeding Domestic Business Day if such payment is received by the Agent from Borrower after 12:00 noon (Salt Lake City time) on such day.  Any such payment owed by the Agent to any Lender which is not paid within the applicable time period shall bear interest (payable by the Agent) until paid at the Fed Funds Rate.  Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

2.17 Funding Losses.  Notwithstanding any provision contained in this Agreement to the contrary, (a) if Borrower makes any payment of principal with respect to any LIBOR Loan (pursuant to Sections 2 or 6 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if Borrower fails to borrow or pay any LIBOR Loan after notice has been given by Borrower as applicable to the Agent in accordance with Section 2.07, 2.09, 2.14 or otherwise, Borrower shall reimburse each Lender on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties and any loss of margin for the period after any such payment, provided that such Lender shall have delivered to Borrower, a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of demonstrable error.

2.18 Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to any Interest Period:

(a) deposits in dollars (in the applicable amounts) are not being offered to any Lender in the relevant market for such Interest Period, or

(b) any Lender determines that the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost to such Lender of maintaining or funding the LIBOR Loans for such Interest Period, such Lender shall forthwith give notice thereof to Borrower, which notice shall set forth in detail the basis for such notice, whereupon until such Lender notifies

Borrower that the circumstances giving rise to such suspension no longer exist, (i) the LIBOR Rate shall not be available to Borrower as an interest rate option on any Loans made by such Lender, all of the then outstanding Revolving Credit LIBOR Loans made by such Lender shall automatically convert to Revolving Credit ABR Loans on the last day of the then current Interest Period applicable to each such Revolving Credit LIBOR Loan.  Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.17.

2.19 Illegality.  If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency shall make it unlawful or impossible for any Lender to make, maintain or fund its LIBOR Loans to Borrower, such Lender shall forthwith give notice thereof to Borrower.  Upon receipt of such notice, Borrower shall convert all then outstanding LIBOR Loans from such Lender on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if such Lender may lawfully continue to maintain and fund such LIBOR Loan to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Loan to such day, to a ABR Loan of the same type (i.e., a Revolving Credit ABR Loan) in an equal principal amount.  Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.17.

2.20 Increased Cost.

(a) If (i) Regulation D or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency (a “Regulatory Change”):

(A)           shall subject any Lender to any tax, duty or other charge with respect to its LIBOR Loans, its Notes or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of such Lender); or

(B)           shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any Lender or shall, with respect to any Lender impose, modify or deem applicable any other condition affecting such Lender’s LIBOR Loans, such Lender’s Notes or such Lender’s obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under any of its Notes with respect thereto, by an amount deemed by such Lender to be material, and if such Lender is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to “LIBOR Reserve Percentage” in the calculation of the LIBOR Rate, then upon notice by such Lender to Borrower, which notice shall set forth such Lender’s supporting calculations in reasonable detail and the details of the Regulatory Change, Borrower shall pay such Lender, as additional interest, such additional amount or amounts as will compensate such Lender for such increased cost or reduction.  The determination by any Lender under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount or amounts, the Lenders may use any reasonable averaging and attribution methods.

(b) If any Lender demands compensation under Section 2.20(a) above, Borrower may at any time, upon at least three (3) Eurodollar Business Day’s prior notice to such Lender, convert its then outstanding LIBOR Loans to ABR Loans of the same type (i.e., a Revolving Credit ABR Loan) in an equal principal amount.  Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.17 and this Section 2.20.

2.21 ABR Loans Substituted for Affected LIBOR Loans.  If notice has been given by a Lender pursuant to Sections 2.18 or 2.19 or by Borrower pursuant to Section 2.20 requiring LIBOR Loans of any Lender to be repaid, then, unless and until such Lender notifies Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Lender to Borrower as LIBOR Loans shall be made instead as ABR Loans.  Such Lender shall promptly notify Borrower if and when the circumstances giving rise to such repayment no longer apply.

2.22 Capital Adequacy.  If, after the date of this Agreement, any Lender shall have determined in good faith that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or will have the effect of reducing the rate of return on such Lender’s capital in respect of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then from time to time Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such reduction.  All determinations made in good faith by such Lender of the additional amount or amounts required to compensate such Lender in respect of the foregoing shall be conclusive in the absence of demonstrable error.  In determining such amount or amounts, such Lender may use any reasonable averaging and attribution methods.

2.23 Survival of Indemnities.  All indemnities and all provisions relating to reimbursement to the Lenders of amounts sufficient to protect the yield to the Lenders with respect to the Loans, including, without limitation, Sections 2.17, 2.18, 2.19, 2.20 and 2.22 of this Agreement, shall survive the payment of the Notes and the other Borrower’s Obligations and the Maturity Date.  The Agent and the Lenders agree to include any funding losses owed by Borrower under Section 2.17 in connection with any prepayment of any LIBOR Loans in any payoff letter requested by Borrower.

2.24 Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision contained in this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Lender’s funding losses and expenses under Section 2.17) shall be made as if such Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Base Rate.

2.25 Swing Line Loan Settlement After Default.  Upon the occurrence of any Event of Default, unless otherwise requested by U.S. Bank, the Agent shall promptly notify the other Lenders in writing of the aggregate principal amount of all Swing Line Loans from U.S. Bank then outstanding, and each of the other Lenders hereby irrevocably agrees to immediately purchase from U.S. Bank with immediately available funds its ratable share of the amount of all such Swing Line Loans (based on such Lender’s Pro Rata Share of the Revolving Credit Commitments), plus accrued and unpaid interest calculated on such Pro Rata Share of such principal amount at a rate per annum equal to the Adjusted Base Rate.  Following such advance by each Lender to U.S. Bank of its Pro Rata Share of any such Swing Line Loans pursuant to the preceding sentence, each such Lender shall thereafter receive its Pro Rata Share of all principal payments, interest payments, fees and other amounts due with respect to such Swing Line Loans as and when paid by Borrower to U.S. Bank hereunder.  Such Swing Line Loans shall thereafter be evidenced by the Revolving Credit Notes of each of the Lender(s).  U.S. Bank agrees that it will not make any Swing Line Loan to Borrower after U.S. Bank has received notice in writing from Borrower or any other Lender that a Default or Event of Default has occurred and is continuing without the prior written consent of the Required Lenders.

2.26 Sharing of Payments.  The Lenders agree among themselves that, in the event that any Lender shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, banker’s lien or counterclaim, through the realization, collection, sale or liquidation of any collateral or otherwise) on account of or in respect of any of the Loans or any of the other Borrower’s Obligations, in excess of its Pro Rata Share of all such payments, such Lenders shall immediately purchase from the other Lenders participations in the Loans or other Borrower’s Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that the Lenders share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower’s Obligations.  The Lenders further agree among themselves that if any such excess payment to a Lender shall be rescinded or must otherwise be restored, the other Lenders which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to the Lender whose payment shall have been rescinded or otherwise restored.  Borrower agrees that any Lenders so purchasing a participation in the Loans or other Borrower’s Obligations to the other Lenders may exercise all rights of setoff, banker’s lien and/or counterclaim as fully as if such Lenders were a holder of such Loan or Borrower’s Obligations in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Lender receives a secured claim in lieu of a setoff to which this Section 2.26 would apply, such Lenders shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.26 to share in the benefits of any recovery of such secured claim.

2.27 Designation of Alternate Lending Offices.

(a) Notwithstanding anything in this Agreement to the contrary, no Lender shall be entitled to compensation under Sections 2.17, 2.18, 2.19, 2.20 or 2.22 for any amounts incurred or accruing more than 180 days prior to the giving of notice to the Borrower by such Lender of its entitlement to additional costs or other reimbursements of the types described in such Sections.

(b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.17, 2.18, 2.19, 2.20 or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if it would eliminate or reduce further the amounts payable under Sections 2.17, 2.18, 2.19, 2.20 or 2.22, provided that such designation or assignment is made only if the Lender and its lending office would suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  The Agent agrees that no assignment fee shall be payable to it pursuant to Section 8.12(c) in connection with such designation or assignment.  Nothing in this Section shall affect or postpone any of the obligations of Borrower or the right of any Lender provided in Sections 2.17, 2.18, 2.19, 2.20 or 2.22.

(c) Notwithstanding any other provision of this Section 2.27, each Lender agrees that such Lender shall not exercise any of its rights under Section 2.17, 2.18, 2.19, 2.20 or 2.22 with respect to Borrower if it shall not at the time be the general policy or practice of such Lender to exercise its rights under provisions in other credit agreements similar to Section 2.17, 2.18, 2.19, 2.20 or 2.22 against other Borrower in substantially similar circumstances.

2.28 Replacement of Lenders.  If (i) any Lender (or its holding company, if any), requests compensation under Section 2.17, 2.18, 2.19, 2.20 or 2.22 and Borrower is required to pay an additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.17, 2.18, 2.19, 2.20 or 2.22 in excess of amounts being charged generally by the Lenders, (ii) any Lender shall give any notice to the Borrower or the Agent pursuant to Section 2.17, 2.18, 2.19, 2.20 or 2.22, (iii) if a Lender becomes a Defaulting Lender, or (iv) in the case of a refusal by a Lender to consent to a proposed change, waiver or termination with respect to this Agreement which has been approved by the Required Lenders, then, in each such case, provided that no Event of Default shall then exist and be continuing, during the 120-day period after the receipt of such request, Borrower, at the sole cost, expense and effort of Borrower, may, upon notice to the Agent, require such Lender to assign (in accordance with and subject to the restrictions contained in Section 8.12) all of its rights and obligations under the Transaction Documents to any other Lender (or affiliate thereof), or to any other Eligible Institution identified by the Borrower if such other Lender (or affiliated thereof) or such Eligible Institution agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal amount of such Lender’s Loans and all unreimbursed sums paid by such Lender under this Agreement and the other Transaction Documents, together with interest thereon to the date of such transfer and all other amounts payable under the Transaction Documents to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 2.17, 2.18, 2.19, 2.20 or 2.22 as if all of such Lender’s Loans were being prepaid in full on such date).  In the event of a transfer to any other Eligible Institution, subject to the satisfaction of the conditions of Section 8.12, such Eligible Institution shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in Section 8.04 and Section 8.05 (without duplication of any payments made to such Lender by Borrower or such other Eligible Institution) shall survive for the benefit of any Lender replaced under this Section 2.28 with respect to the time prior to such replacement.  In connection with any transfer pursuant to this Section 2.28, Borrower shall be obligated to pay the assignment fee referred to in Section 8.12.

2.29 Interest Rate Protection.  No later than ninety (90) days following the closing of any Permitted Acquisition that results in the Total Revolving Credit Outstandings to exceed $50,000,000, the Borrower shall deliver to the Agent an executed hedging agreement providing for interest rate protection in a notional amount and for a period acceptable to Borrower and Agent and with a counterparty acceptable to the Agent and in form and substance acceptable to the Agent and Borrower.

2.30 Incremental Facility.  Subject to the terms and conditions set forth in this Agreement, upon the request of the Borrower and so long as no Default or Event of Default then exists hereunder or would be created by the extension of such additional commitments or the making of such additional Loans, Borrower may request, without obligation: (i) one or more increases in the Revolving Credit Commitments of one or more of the Lenders or (ii) an additional Revolving Credit Commitment from any Eligible Institution which may hereafter become a Lender and a party to this Agreement, or (iii) any combination of (i) and (ii) above, such that the aggregate Revolving Credit Commitments of all of the Lenders (including any Eligible Institution which may hereafter become a Lender pursuant to this Section) may be increased to $125,000,000 (such increases of the Revolving Credit

Commitment(s), and/or any such new Revolving Credit Commitment are hereinafter referred to as the “Incremental Facilities” or each as an “Incremental Facility”), provided that (a) any such requested Incremental Facility shall have been approved by the Agent, such approval not to be unreasonably withheld, (b) the amount of a Lender’s Revolving Credit Commitment may not be increased without the prior written consent of such Lender, (c) the principal amount of any such Incremental Facility requested by Borrower shall not be less than $10,000,000, (d) the aggregate principal amount of all such Incremental Facilities shall not exceed $45,000,000 in the aggregate, and (e) each Incremental Facility shall bear interest at the interest rates applicable hereunder to the other Revolving Credit Loans of the Lenders to the Borrower (with such interest payable on the dates set forth herein for interest on the other Revolving Credit Loans), shall mature and be payable at the end of the Revolving Credit Period, and shall have other terms applicable to such Incremental Facility the same as those applicable to the other Revolving Credit Loans hereunder.  The Incremental Facilities do not need to be funded by the Lenders in accordance with their respective Pro Rata Shares provided they otherwise comply with the terms of this Section, and the definitions of “Revolving Credit Commitments,” “Notes,” “Pro Rata Shares” and other similar provisions of this Agreement shall be amended as necessary to accommodate each such Incremental Facility as shall be described in writing by the Agent to the Borrower and the Lenders.  In the event the Lenders, in their discretion, decline to provide the full amount of any Incremental Facility requested by Borrower, the Agent may obtain commitments from one or more other Eligible Institutions willing to provide such requested Incremental Facility and may have such new Eligible Institutions become parties to this Agreement as Lenders hereunder (with Revolving Credit Commitments in the amount or amounts agreed to by Borrower, Agent and such Eligible Institutions) by having such other Eligible Institutions execute a Joinder Agreement in the form of Exhibit L attached hereto and incorporated herein by this reference.  With respect to each Incremental Facility, Borrower covenants and agrees to execute and deliver to the Agent and the Lenders such additional Notes or amended and restated Notes payable to the respective orders of each of the Lenders participating therein as may be necessary to evidence such Incremental Facility, together with such other resolutions, documents and agreements as may be required by the Agent or any of the Lenders in connection therewith, including, but not limited to any required amendments to this Agreement and any opinions of counsel which Agent and the Lenders may require with respect thereto.  All Collateral shall secure all of Borrower’s Obligations, including, without limitation, any such Borrower’s Obligations incurred as a part of any such Incremental Facility.

Section 3.                       PRECONDITIONS TO LOANS AND LETTERS OF CREDIT.

3.01 Initial Loans and Letters of Credit.  Notwithstanding any provision contained in this Agreement to the contrary, none of the Lenders shall have any obligation to make the initial Loan(s) under this Agreement and U.S. Bank shall have no obligation to issue the initial Letter(s) of Credit under this Agreement unless the Agent shall have first received:

(a) this Agreement and the Notes, each duly executed by Borrower;

(b) the Security Agreement duly executed by Borrower and the Guarantors (in form and substance satisfactory to the Agent and each Lender) and other documents as the Agent or any Lender may require in connection therewith, each duly executed by Borrower and Guarantors;

(c) the Copyright Security Agreement (which must be in form and substance satisfactory to the Agent and each Lender) duly executed by Borrower or one or more of the Guarantors as applicable;

(d) the Patent and Trademark Security Agreement (which must be in form and substance satisfactory to the Agent and each Lender) duly executed by Borrower or one or more of the Guarantors as applicable;

(e) the Guaranties and the Subsidiary Guaranties (each of which must be in form and substance satisfactory to Agent) each duly executed by each respective Guarantor;

(f) the Trust Deeds executed by the fee or leaseholder owners with respect thereto (which must be in a form and substance satisfactory to Agent, together with, if applicable, a lessor’s consent and estoppel);

(g) ALTA lenders title insurance policies insuring the first priority position of each of the Trust Deeds subject only to those exceptions deemed acceptable by Lenders;

(h) completion by Agent of its review of all material licenses, contracts and contingent liabilities of Borrower and Guarantors;

(i) a copy of resolutions of the Board of Directors of each Obligor, duly adopted, which authorize the execution, delivery and performance of the Transaction Documents to be executed by such Obligor, certified by the secretary of such Obligor;

(j) a copy of the Certificate of Incorporation (or Organization) of each Obligor, including any amendments thereto, certified by the state of Obligor’s organization;

(k) a copy of the Bylaws of each Obligor, including any amendments thereto, certified by the secretary of such Obligor;

(l) an incumbency certificate, executed by the secretary of each Obligor, which shall identify by name and title and bear the signatures of all of the officers of such Obligor executing any of the Transaction Documents;

(m) certificates of corporate good standing of each Obligor issued by each state in which the failure of such Obligor to be qualified to do business would have a Material Adverse Effect;

(n) an opinion of Stoel Rives, counsel to Borrower and Guarantors, in form and substance satisfactory to the Agent and each Lender;

(o) evidence satisfactory to Agent and the Lenders that following the initial advance of any Loans hereunder and after payment of all obligations to be paid as of the date hereof or otherwise in connection with the closing of all of the transactions described herein and in the other agreements being executed in connection herewith as of the date hereof, that Borrower shall have a Consolidated Total Leverage Ratio determined on a pro forma basis on the date hereof of not more than 3.00 to 1.0;

(p) the Notice of Revolving Credit Borrowing required by Section 2.07(a);

(q) if such Loan is a Swing Line Loan, the Notice of Swing Line Borrowing required by Section 2.07(b);

(r) evidence of the proper filing of UCC-1 financing statements perfecting first priority security interests in favor of Lender in all of the Collateral;

(s) UCC-3 termination statements or UCC-3 amendment statements (as determined by the Agent) for all UCC-1 financing statements filed of record against Borrower or any other Obligor other than UCC-1 financing statements relating to Permitted Liens;

(t) evidence satisfactory to the Agent and each Lender that the insurance required by this Agreement and the other Transaction Documents is in full force and effect together with loss payable endorsements in form and substance satisfactory to the Agent and each Lender, duly executed by the insurance company;

(u) copies of all financial statements and other Exhibits and Schedules required by this Agreement and the other Transaction Documents;

(v) payment of all of Agent’s fees and expenses, including, without limitation, all legal fees and expenses incurred to the date of this Agreement (subject to a limit of $35,000 on the portion of those fees and expenses that consists of attorneys’ fees and syndication expenses);

(w) a letter of direction from Borrower with respect to the disbursement of the proceeds of the initial Loans under this Agreement;

(x) a letter from KeyBank N.A. identifying the full amount of principal, interest, fees and costs necessary to repay all indebtedness, if any, then owed to KeyBank N.A. and a statement that any commitment by KeyBank N.A. to extend credit to Borrower has been terminated;

(y) such other agreements, documents, instruments and certificates as the Agent or any Lender may reasonably request.

3.02 All Loans.  Notwithstanding any provision contained in this Agreement to the contrary, none of the Lenders shall have any obligation to make any Loan under this Agreement unless:

(a) if such Loan is a Revolving Credit Loan, the Agent shall have received a Notice of Revolving Credit Borrowing for such Loan as required by Section 2.07(a);

(b) if such Loan is a Swing Line Loan, U.S. Bank shall have received a Notice of Swing Line Borrowing for such Loan as required by Section 2.07(b);

(c) both immediately before and immediately after giving effect to such Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing;

(d) no event having a Material Adverse Effect shall have occurred since the date of this Agreement and be continuing; and

(e) all of the representations and warranties of Borrower and/or any other Obligor contained in this Agreement and/or in any of the other Transaction Documents shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of the date of such Loan (and for purposes of this Section 3.02(e), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower delivered to the Lenders pursuant to Section 5.01(a)).

Each request for a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the facts specified in clauses (c), (d) and (e) of this Section 3.02.

3.03 All Letters of Credit.  Notwithstanding any provision contained in this Agreement to the contrary, U.S. Bank shall have no obligation to issue any Letter of Credit under this Agreement unless:

(a) U.S. Bank shall have received a Letter of Credit Request for such Letter of Credit as required by Section 2.04(a);

(b) U.S. Bank shall have received a Letter of Credit Application for such Letter of Credit as required by Section 2.04(a), duly executed by Borrower as account party;

(c) Borrower shall have complied with all of the procedures and requirements set forth in Section 2.04;

(d) both immediately before and immediately after the issuance of such Letter of Credit, no Default or Event of Default under this Agreement shall have occurred and be continuing;

(e) no event resulting in a Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(f) all of the representations and warranties of Borrower and/or any other Obligor contained in this Agreement and/or in any of the other Transaction Documents shall be true and correct in all material respects on and as of the date of the issuance of such Letter of Credit as if made on and as of the date of the issuance of such Letter of Credit (and for purposes of this Section 3.03(f), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower delivered to the Lenders pursuant to Section 5.01(a)); and

(g) U.S. Bank shall have received such other documents, certificates and agreements as it may reasonably request.

Each request for the issuance of a Letter of Credit by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of the issuance of such Letter of Credit as to the facts specified in clauses (d), (e) and (f) of this Section 3.03.

Section 4.                       REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to the Agent and each Lender that:

4.01 Corporate Existence and Power.  Borrower and each Guarantor: (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all jurisdictions in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

4.02 Corporate Authorization.  The execution, delivery and performance by Borrower of this Agreement and the other Transaction Documents to which it is a party are within the corporate powers of Borrower and have been duly authorized by all necessary corporate action.  The execution, delivery and performance by each Guarantor of the Transaction Documents to which it is a party are within the corporate powers of such Guarantor and have been duly authorized by all necessary corporate action.

4.03 Binding Effect.  This Agreement and the other Transaction Documents to which Borrower is a party have been or will be, as applicable, duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Transaction Documents to which each Guarantor is a party have been or will be, as applicable, duly executed and delivered by such Guarantor and constitute the legal, valid and binding obligations of such Guarantor, enforceable in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04 Financial Statements.  Borrower has furnished the Agent and each Lender with the following financial statements, identified by the chief financial officer of Borrower:  (a) consolidated balance sheets and statements of income, retained earnings and cash flows of consolidated balance sheets and statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries as of and for the fiscal year ended May 31, 2008 and each of the three fiscal years prior thereto, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied; and (b) unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries as of and for the fiscal quarter ended February 28, 2009, certified by the chief financial officer of Borrower as being true, correct and complete in all material respects and that such financial statements have been prepared in accordance with GAAP consistently applied, certified as being true, correct and complete in all material respects by the chief financial officer of Borrower.  Borrower further represents and warrants to the Agent and each Lender that (a) to the best of Borrower’s knowledge said balance sheets and its accompanying notes fairly present the condition of Borrower and its Subsidiaries as of the dates thereof, (b) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower and its Subsidiaries from the condition or operation, financial or otherwise, of Borrower and its Subsidiaries as of February 28, 2009, and (c) neither Borrower nor any of its Subsidiaries had any direct or contingent liabilities which were not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

4.05 Litigation.  Except as disclosed on Schedule 4.05 attached hereto, there is no action or proceeding pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Subsidiary before any court, arbitrator or any governmental, regulatory or administrative body, agency, instrumentality, authority or official which, if determined adversely against Borrower or such Subsidiary, could reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Subsidiary is in default with respect to any order, writ, injunction, decision or decree of any court, arbitrator or any governmental, regulatory or administrative body, agency, instrumentality, authority or official, a default under which could reasonably be expected to have a Material Adverse Effect.  There are no outstanding judgments against Borrower or any Subsidiary.

4.06 Pension and Welfare Plans.  Each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has withdrawn from any Multi-Employer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; neither Borrower nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Borrower nor any Subsidiary nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multi-Employer Plan; neither Borrower nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multi-Employer Plan; no steps have been instituted by Borrower or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan (other than a Defined Contribution Plan); no condition exists or event or transaction has occurred in connection with any Pension Plan, Multi-Employer Plan or Welfare Plan which could result in the incurrence by Borrower or any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor any Subsidiary nor any ERISA Affiliate is a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control.  Except as disclosed on the consolidated financial statements of Borrower and its Subsidiaries delivered by Borrower to the Agent and each Lender, neither Borrower nor any Subsidiary nor any ERISA Affiliate has any unfunded liability with respect to any Welfare Plan.

4.07 Tax Returns and Payment.  Borrower and each Subsidiary has filed all federal, state, local and other income and other tax returns which are required to be filed and has paid all taxes which have become due and payable pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon Borrower or such

Subsidiary, as the case may be, and upon its Properties, income and franchises which have become due and payable by Borrower or such Subsidiary, as the case may be, except those wherein the amount, applicability or validity are being contested by Borrower or such Subsidiary, as the case may be, by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves in accordance with GAAP have been established.  There is no asserted or assessed (or to the knowledge of Borrower, proposed) tax deficiency against Borrower or any Subsidiary which, if determined adversely against Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect.

4.08 Subsidiaries.  Borrower has no Subsidiaries other than as identified on Schedule 4.08 attached hereto, as the same may from time to time be amended, modified or supplemented as provided herein.  Schedule 4.08 attached hereto correctly sets forth, for each Subsidiary, the jurisdiction of organization, the number of shares of each class of common and preferred stock (or other ownership interests) authorized for such Subsidiary, the number of outstanding and the percentage of the outstanding shares of each such class owned, directly or indirectly, by Borrower or one or more of its Subsidiaries.  All of the issued and outstanding capital stock of each Subsidiary is duly authorized, validly issued and fully paid and nonassessable.  Except as disclosed on Schedule 4.08 attached hereto, neither Borrower nor any Subsidiary, individually or collectively, owns or holds, directly or indirectly, any capital stock or equity security of, or any equity interest in, any corporation or business other than Borrower’s Subsidiaries.  Borrower may at any time amend, modify or supplement Schedule 4.08 by notifying the Agent and each Lender in writing of any changes thereto, including any formation, acquisition, merger or liquidation of any Subsidiary or any change in the capitalization of any Subsidiary, in each case, in accordance with the terms of this Agreement, and thereby the representations and warranties contained in this Section 4.08 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

4.09 Compliance With Other Instruments; None Burdensome.  Neither Borrower nor any Subsidiary is a party to any contract, agreement, document or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect and which is not disclosed on Borrower’s financial statements heretofore submitted to the Agent and each Lender; none of the execution and delivery by Borrower of the Transaction Documents, the consummation of the transactions therein contemplated or the compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, or any of the provisions of the Certificate of Incorporation or Bylaws of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any Property of Borrower is bound, or conflict with or constitute a default thereunder or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, agreement, document, instrument or undertaking (other than in favor of the Agent pursuant to the Transaction Documents).  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents.

4.10 Other Debt, Guarantees and Capitalized Leases.  Except as disclosed on Schedule 4.10 attached hereto, neither Borrower nor any Subsidiary is a borrower, guarantor or obligor with respect to, or a lessee under, any Debt other than the Borrower’s Obligations.  Borrower may at any time amend, modify or supplement Schedule 4.10 by notifying the Agent and each Lender in writing of any changes thereto, and thereby the representations and warranties contained in this Section 4.10 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

4.11 Labor Matters.  Neither Borrower nor any Subsidiary is a party to any labor dispute which could reasonably be expected to have a Material Adverse Effect.  There are no strikes or walkouts relating to any labor contract to which Borrower or any Subsidiary is subject.  Hours worked and payments made to the employees of Borrower and its Subsidiaries have not been in violation of (a) the Fair Labor Standards Act or (b) any other applicable law dealing with such matters, the violation of which could reasonably be expected to have in the case of clauses (a) and (b) a Material Adverse Effect.  All payments due from Borrower or any Subsidiary, or for which any claim may be made against any of them, in respect of wages, employee health and welfare insurance and/or other benefits have been paid or accrued as a liability on their respective books.

4.12 Title to Property.  Borrower and each Subsidiary is the sole owner of, or has the legal right to use and occupy, all Property it claims to own or which is necessary for Borrower or such Subsidiary to conduct its business, and all of such Property is free and clear of all Liens other than Permitted Liens other than as set forth in Schedule 4.12.  Borrower and each Subsidiary enjoy peaceful and undisturbed possession in all material respects under all leases under which it is operating as a lessee.

4.13 Regulation U.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.  If requested by the Agent or any Lender, Borrower shall furnish to the Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

4.14 Multi-Employer Pension Plan Amendments Act of 1980.  Borrower and each Subsidiary are in compliance with the Multi-Employer Pension Plan Amendments Act of 1980, as amended (“MEPPAA”), and have no liability for pension contributions pursuant to MEPPAA.

4.15 Investment Company Act of 1940; Public Utility Holding Company Act of 2005.  Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.  Borrower is not a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 2005.

4.16 Patents, Trademarks, Copyrights, Licenses, Etc.  Except as disclosed on Schedule 4.16 attached hereto, neither Borrower nor any Subsidiary has any patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, copyrights, licenses or other intellectual property which are material to the business of Borrower or such Subsidiary.  Borrower may at any time amend, modify or supplement Schedule 4.16 by notifying the Agent and each Lender in writing of any changes thereto, and thereby the representations and warranties contained in the first sentence of this Section 4.16 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.  Borrower and each Subsidiary possess all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses and other intellectual property necessary to conduct its business without conflict with any patent, patent right, trademark, trademark right, trade name, copyright, license or other intellectual property of any other Person, except where the failure to possess the same could not reasonably be expected to have a Material Adverse Effect.

4.17 Environmental and Safety and Health Matters.  Except as disclosed on Schedule 4.17 attached hereto:  (i) the operations of Borrower and each Subsidiary comply with all applicable Environmental Laws and all applicable Occupational Safety and Health Laws, the violation or noncompliance with which could reasonably be expected to have a Material Adverse Effect; (ii) none of the operations of Borrower or any Subsidiary are subject to any Environmental Claim or any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Occupational Safety and Health Law, which, if determined adversely against Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect; (iii) none of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to any Release of Hazardous Substances or any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary, which, if determined adversely to the Borrower or the Subsidiary, could reasonably be expected to have a Material Adverse Effect; (iv) Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, leakage or Release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or (B) any unsafe or unhealthful condition at any premises owned, leased or operated by the Borrower or such Subsidiary; and (v) Borrower nor any Subsidiary has any material contingent liability in connection with (A) any spillage, disposal or Release into the environment of, or otherwise with respect to, any Hazardous Substances or (B) any unsafe or unhealthful condition at any premises owned, leased or operated by Borrower or such Subsidiary.

4.18 Investments.  Neither Borrower nor any Subsidiary has any Restricted Investments except as disclosed on Schedule 4.18.

4.19 No Default.  No Default or Event of Default under this Agreement has occurred and is continuing.  There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower or any Subsidiary is a party or by which any Property of Borrower or any Subsidiary is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary has and is in full compliance with and in good standing with respect to all governmental and/or regulatory permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its Properties as now owned or leased by it, the failure to have or noncompliance with which could reasonably be expected to have a Material Adverse Effect, and, to the best of Borrower’s knowledge, none of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower or such Subsidiary, as the case may be.  Borrower nor any Subsidiary is in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which could reasonably be expected to have a Material Adverse Effect.

4.20 Government Contracts.  Except as disclosed on Schedule 4.20 attached hereto, Borrower nor any Subsidiary is a party to or bound by any supply or purchase agreements with the federal government or any state or local government or any agency thereof, the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect.

4.21 Purchase and Other Commitments and Outstanding Bids.  No material purchase or other commitment of Borrower or any Subsidiary is in excess of the normal, ordinary and usual requirements of its business, or was made at any price in excess of the then current market price, or, to the best of Borrower’s knowledge, contains terms and conditions more onerous than those usual and customary in the applicable industry.  There is no material outstanding bid, sales proposal, contract or unfilled order of Borrower or any Subsidiary which (a) will, or could if accepted, require Borrower or any such Subsidiary to supply goods or services at a cost to Borrower or any Subsidiary in excess of the revenues to be received therefor or (b) quotes prices which do not include a markup over reasonably estimated costs consistent with past markups on similar business based on market conditions current at that time.

4.22 Real Property.  Schedule 4.22 attached hereto sets forth a true, correct and complete list of all real property owned or leased by Borrower or any Subsidiary (and, for each parcel of real property, stating whether it is owned or leased and whether it is a manufacturing facility, a distribution facility or a sales office and, if it is leased facility, forth the basic terms of the lease (i.e. name and address of landlord, term of lease and amount of rent and other payments), Borrower may at any time amend, modify or supplement Schedule 4.22 by notifying the Agent and each Lender in writing of any changes thereto, and thereby the representations and warranties contained in the first sentence of this Section 4.22 shall be amended accordingly so long as such amendment, modification or supplement is made within thirty (30) days after the occurrence of any such changes in the facts stated therein and that such changes reflect transactions that are permitted under this Agreement.

4.23 Disclosure

.  Neither this Agreement nor any of the Exhibits or Schedules hereto nor any certificate or other data furnished to the Agent or any of the Lenders in writing by or on behalf of Borrower or any Subsidiary in connection with the transactions contemplated by this Agreement contains any untrue or incorrect statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.  To the best knowledge of Borrower, there is no fact peculiar to Borrower or any of its Subsidiaries which presently has a Material Adverse Effect or in the future (so far as Borrower can now foresee) could reasonably be expected to have a Material Adverse Effect, which has not heretofore been disclosed in writing by Borrower to the Agent and each Lender.

Section 5.                       COVENANTS.

5.01 Affirmative Covenants of Borrower.  Borrower covenants and agrees to the following, so long as (i) any Lender has any obligation to make any Loan under this Agreement, (ii) U.S. Bank has any obligation to issue any Letter of Credit under this Agreement, (iii) any Letter of Credit remains outstanding and/or (iv) any of the Borrower’s Obligations remain unpaid:

(a) Information.  Borrower will deliver or cause to be delivered to the Agent or, if instructed to do so by the Agent, directly to each Lender:

(i) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and audited by and accompanied by the unqualified opinion of an independent certified public accountants selected by Borrower and reasonably acceptable to the Required Lenders;

(ii) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal quarter (and the consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal quarter), setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous fiscal year;

(iii) simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a)(i) above and simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a)(ii) above with respect to the last fiscal quarter of Borrower, a certificate of the President or the chief financial officer of Borrower in the form attached hereto as Exhibit J and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A)

evidencing Borrower’s compliance with the financial covenants contained in Section 5.01(o) of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (C) certifying that all of the representations and warranties of Borrower and/or any other Obligor contained in this Agreement and/or in any of the other Transaction Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate;

(iv) promptly upon receipt thereof, any reports (including, without limitation, any management letters) submitted to Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 5.01(a)(i) and (ii) above) by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or Subsidiary;

(v) No later than 75 days after the end of each fiscal year, pro forma consolidated financial statements for the next fiscal year-end (including at least a consolidated income statement and a consolidated balance sheet); and

(vi) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower or any Subsidiary as the Agent or any Lender may from time to time reasonably request.

Each Lender is hereby authorized to deliver a copy of any financial statement or other information made available by Borrower, any Subsidiary or any other Obligor to any regulatory authority having jurisdiction over such Lender, pursuant to any request therefor by any such regulatory agency.

(b) Payment of Debt.  Borrower will, and it will cause each Subsidiary to, (i) pay and discharge any and all Debt payable by Borrower or such Subsidiary, as the case may be, and any interest or premium thereon, when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in accordance with the agreement, document or instrument relating to such Debt (provided, however, that the payment of any such Debt consisting of trade accounts payable shall be made within the limits and subject to the other conditions set forth in Section 5.01(e) below) and (ii) perform, observe and discharge in all material respects all covenants, conditions and obligations which are imposed upon Borrower or such Subsidiary, as the case may be, by any and all agreements, documents, instruments and indentures evidencing, securing or otherwise relating to such Debt.

(c) Maintenance of Books and Records; Consultations and Inspections.  Borrower will, and it will cause each Subsidiary to, maintain books and records sufficient to permit the preparation of financial statements in accordance with GAAP and in which true, correct and complete entries shall be made of all dealings and transactions in relation to its business.  Borrower will, and it will cause each Subsidiary to, permit the Agent and each Lender (and any Person appointed by the Agent or any Lender to whom Borrower do not reasonably object) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with the officers of Borrower and each Subsidiary, and, upon reasonable oral or written notice to Borrower, all at such reasonable times and as often as the Agent or any Lender may from time to time reasonably request.  Borrower will also permit, and will cause each Subsidiary to permit, inspection of its Properties, books and records by the Agent and each Lender, upon reasonable oral or written notice to Borrower, during normal business hours and at other reasonable times.  Borrower will reimburse the Agent and each Lender upon demand for all reasonable costs and expenses incurred by the Agent or any Lender in connection with one (1) such inspection conducted each year prior to the occurrence of any Default or Event of Default under this Agreement, and Borrower will reimburse the Agent and each Lender upon demand for all reasonable costs and expenses incurred by the Agent or any Lender in connection with any such inspection conducted by the Agent or any Lender while any Default or Event of Default under this Agreement has occurred and is continuing.  Borrower irrevocably authorizes the Agent and each Lender to, upon oral or written notice to Borrower, communicate directly with Borrower’s independent public accountants and irrevocably authorizes and directs such accountants to disclose to the Agent and each Lender any and all information with respect to the business and financial condition of Borrower and its Subsidiaries as the Agent or any Lender may from time to time reasonably request in writing.

(d) Payment of Taxes.  Borrower will, and Borrower will cause each Subsidiary to, duly file all federal, state and local income tax returns and all other tax returns and reports of Borrower or such Subsidiary, as the case may be, which are required to be filed and duly pay and discharge promptly all taxes, assessments and other governmental charges imposed upon it or any of its Property; provided, however, that neither Borrower, nor any Subsidiary shall be required to pay any such tax, assessment or other governmental charge the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such taxes, assessments and governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Lenders.

(e) Payment of Claims.  Borrower will, and it will cause each Subsidiary to, promptly pay and discharge (i) all trade accounts payable in accordance with its usual and customary business practices as in effect on the date of this Agreement (but in no event later than sixty (60) days after the due date thereof) and (ii) all claims for work, labor or materials which if unpaid does or could reasonably be expected to become a Lien upon any of its Property; provided, however, that no Borrower nor any Subsidiary shall be required to pay any such account payable or claim the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that such Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and claims forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Lenders.

(f) Corporate Existence.  Borrower will, and it will cause each Subsidiary to, do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business, and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of Property requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

(g) Maintenance of Property.  Borrower will, and it will cause each Subsidiary to, at all times, preserve and maintain all of the Property used or useful in the conduct of its business in good condition, working order and repair, ordinary wear and tear excepted.

(h) Compliance with Laws, Regulations, Etc.  Borrower will, and it will cause each Subsidiary to, (i) comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower or such Subsidiary, as the case may be, is subject (including, without limitation, all Occupational Safety and Health Laws and all Environmental Laws), the violation of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect and (ii) obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its Properties or to the conduct of its business, the failure to obtain which license, permit, franchise and/or other governmental or regulatory authorization could reasonably be expected to have a Material Adverse Effect.

(i) Environmental Matters.  Borrower will give the Agent prompt written notice of (i) any Environmental Claim or any other action or investigation with respect to the existence or potential existence of any Hazardous Substances instituted or threatened with respect to Borrower or any Subsidiary or any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect and (ii) any condition or occurrence on any of the Properties or facilities owned, leased or operated by Borrower or any Subsidiary which constitutes a violation in any material respect of any Environmental Laws or which gives rise to a reporting obligation or requires removal or remediation under any Environmental Laws.  Within thirty (30) days after the giving of any such notice, Borrower shall deliver to the Agent (in sufficient quantities for distribution to each Lender) Borrower’s plan with respect to any removal or remediation required by any Environmental Law or any other applicable law, rule or regulation and Borrower agrees to complete any such removal and/or remediation within the time required thereby.  Borrower shall promptly provide the Agent (in sufficient quantities for distribution to each Lender) with copies of all documentation relating thereto, and such other information with respect to environmental matters as the Agent or any Lender may reasonably request from time to time.

(j) ERISA Compliance.  If Borrower, any Subsidiary or any ERISA Affiliate shall have any Pension Plan, Borrower, such Subsidiary or such ERISA Affiliate, as the case may be, shall comply in all material respects with all requirements of ERISA relating to such Pension Plan.  Without limiting the generality of the foregoing, Borrower will not, and it will not cause or permit any Subsidiary or any ERISA Affiliate to:

(i) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to engage in any nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code;

(ii) permit any Pension Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate to incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, 29 U.S.C. § 1082, whether or not waived;

(iii) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any Property of Borrower, any Subsidiary or any ERISA Affiliate pursuant to Section 4068 of ERISA, 29 U.S.C. § 1368; or

(iv) take any action which would constitute a complete or partial withdrawal from a Multi-Employer Plan within the meaning of Sections 4203 or 4205 of Title IV of ERISA.

Notwithstanding any provision contained in this Section 5.01(j) to the contrary, an act by Borrower or any Subsidiary shall not be deemed to constitute a violation of this Section 5.01(j) unless said action, individually or cumulatively with other acts of Borrower and its Subsidiaries, has or could reasonably be expected to have a Material Adverse Effect.

(k) Notices.  Borrower will notify the Agent in writing of any of the following within five (5) Domestic Business Days after Borrower or any officer of Borrower has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) the occurrence of any Default or Event of Default under this Agreement;

(ii) the occurrence of any default or event of default by Borrower, any other Obligor or any Subsidiary under any note, indenture, loan agreement, mortgage, deed of trust, security agreement, lease or other similar agreement, document or instrument in an amount equal to or greater than $500,000 to which Borrower, any other Obligor or any Subsidiary, as the case may be, is a party or by which it is bound or to which it is subject;

(iii) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding affecting Borrower, any other Obligor or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $1,000,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $1,000,000) or any form of equitable relief which, if granted, could reasonably be expected to have a Material Adverse Effect;

(iv) the entry of any judgment or decree against Borrower, any other Obligor or any Subsidiary in an amount in excess of $500,000;

(v) the occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan (other than a Defined Contribution Plan) by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries;

(vi) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

(vii) any change in the name of Borrower, any other Obligor or any Subsidiary;

(viii) any proposed opening, closing or other change of any place of business of Borrower or any Subsidiary;

(ix) any material change in Borrower’s or any Subsidiary’s line(s) of business; and

(x) the occurrence of such other events as the Agent or any Lender may from time to time reasonably specify in written communication to Borrower.

(l) Insurance.  Borrower will, and it will cause each Subsidiary to, insure all of its Property of the character usually insured by Persons engaged in the same or similar businesses similarly situated, against loss or damage of the kind customarily insured against by such Persons, unless higher limits or coverage are reasonably required in writing by the Required Lenders (in which event Borrower and/or the applicable Subsidiary will have thirty (30) days after written request by the Required Lenders to obtain such additional insurance), and carry liability insurance and other insurance of a kind and in an amount generally carried by Persons engaged in the same or similar businesses similarly situated, unless higher limits or coverage are reasonably required in writing by the Required Lenders (in which event Borrower and/or the applicable Subsidiary will have thirty (30) days after written request by the Required Lenders to obtain such additional insurance).  All such insurance shall be consistent with the coverages set forth on Schedule 5.01(l) hereto.  All insurance required by this Section 5.01(1) shall be with insurers rated A-X or better by A.M Best Company, Inc. (or accorded a similar rating by another nationally or internationally recognized insurance rating agency of similar standing if A.M. Best Company, Inc. is not then in the business of rating insurers or rating foreign insurers) or such other insurers as may from time to time be reasonably acceptable to the Required Lenders.  All such insurance may be subject to reasonable deductible amounts.  Simultaneously with each delivery of financial statements under Section 5.01(a)(i), Borrower shall deliver to the Agent a certificate of an officer of Borrower specifying the details of all insurance then in effect and certifying that all of the premiums therefor which are then due and payable have been paid in full.  Borrower shall also deliver to the Agent certificate(s) of insurance in form and substance acceptable to the Agent with respect to the foregoing policies stating without limitation (i) that Agent is the named party under a standard mortgagee endorsement (and an equivalent endorsement with respect to personal property collateral) with such endorsements referenced in and attached to the certificate, (ii) that the Agent has been named through endorsement as an additional insured under all liability policies with a copy of that endorsement referenced in and attached to the certificate (including coverage for the Agent’s sole negligence and stating that the Agent’s status as an additional insured shall be primary and non-contributory), (iii) that Borrower has been permitted by endorsement to enter into a waiver of subrogation with a copy of that endorsement referenced in and attached to the certificate, and (iv) that the insurer has agreed by endorsement to send to the Agent thirty (30) notice of cancellation for any reason, except for at least ten (10) days notice in the event of non-payment of premium, with a copy of that endorsement referenced in and attached to the certificate.  UNLESS BORROWER PROVIDES EVIDENCE OF THE INSURANCE COVERAGE REQUIRED UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT THE AGENT’S INTEREST IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS.  THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT BORROWER MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE COLLATERAL.  BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING EVIDENCE THAT BORROWER HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.  IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING THE INSURANCE PREMIUM, INTEREST AND ANY OTHER CHARGES THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE BORROWER’S OBLIGATIONS.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

(m) Further Assurances.  Borrower will execute and deliver to the Agent, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which the Agent or any Lender may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(n) Accountant.  Borrower will give the Agent and each of the Lenders prompt notice of any change of Borrower’s independent certified public accountants and a statement of the reasons for such change.  Borrower shall at all times utilize independent certified public accountants reasonably acceptable to the Agent.

(o) Financial Covenants.

(i) Minimum Consolidated Fixed Charge Coverage Ratio.  Borrower will have a Consolidated Fixed Charge Coverage Ratio of at least 1.50 to 1.0 for the four (4) consecutive fiscal quarter period of Borrower as of the last day of each fiscal quarter of Borrower thereafter, commencing with the four (4) consecutive fiscal quarter period ending August 31, 2009.

(ii) Maximum Consolidated Total Leverage Ratio.  Borrower will have and maintain a Consolidated Total Leverage Ratio of not more 3.00 to 1.00 for the four (4) consecutive fiscal quarter period of Borrower as of the last day of each fiscal quarter of Borrower thereafter, commencing with the four (4) consecutive fiscal quarter period ending August 31, 2009.

(iii) Tangible Net Worth.  Maintain a minimum Tangible Net Worth, measured as of the last day of each fiscal quarter, of not less than the sum of (i) $69,000,000, plus 50% of cumulative quarterly net income subsequent to Closing, with no deduction for any quarterly net loss, plus (iii) 100% of the net cash proceeds from the issuance of equity securities subsequent to Closing if such proceeds from the issuance of equity securities are not intended and used to fund Acquisitions (subject to Section 5.02(l)).

(iv)           Liquidity.  Maintain a Consolidated Liquidity of at least $20,000,000.

(p) Ownership of Subsidiaries.  Borrower will at all times be the sole legal, beneficial and record owner of all of the issued and outstanding shares of each class of capital stock, each class of membership interests or each class of other equity interests of each Subsidiary.

(q) Borrower will execute or deliver, or cause to be executed or delivered, as applicable, to the Agent and each Lender each of the items listed on Schedule 5.01(q) attached hereto (collectively, the “Post-Closing Items”) on or before the applicable due date listed after each such Post-Closing Item, each of which Post-Closing Items must be in form, substance and content reasonably satisfactory to the Agent.

5.02 Negative Covenants of Borrower.  Borrower covenants and agrees to the following, so long as (i) any Lender has any obligation to make any Loan under this Agreement, (ii) U.S. Bank has any obligation to issue any Letters of Credit under this Agreement, (iii) any Letter of Credit remains outstanding and/or (iv) any of the Borrower’s Obligations remain unpaid:

(a) Limitation on Debt.  Borrower will not, and it will not cause or permit any Subsidiary to, incur or be obligated on any Debt other than:

(i) the Borrower’s Obligations;

(ii) unsecured trade accounts payable and other normal accruals incurred in the ordinary course of business which are not more than sixty (60) days past due (provided, however, that Borrower nor any Subsidiary shall be required to pay any such account payable or other accrual the payment of which is being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, except that Borrower or such Subsidiary, as the case may be, shall pay or cause to be paid all such accounts payable and accruals forthwith upon the commencement of proceedings to foreclose any Lien which is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Lenders);

(iii) Debt either existing as of the date of this Agreement listed on Schedule 4.10 attached hereto (and without giving effect to any amendment to Schedule 4.10 made by Borrower after the date of this Agreement as permitted by Section 4.10 of this Agreement) or as otherwise consented to in writing by the Required Lenders;

(iv) refundings, renewals or replacements of any Debt permitted under clauses (i) through (iii) above and any amendments to any of the foregoing, provided that any such refundings, renewals or replacements or amendment shall not increase the then outstanding principal amount of such Debt; and

(v) other Debt not otherwise permitted by this Section 5.02(a) in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding for Borrower and all of its Subsidiaries on a combined basis.

(b) Limitation on Liens.  Borrower will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

(c) Consolidation, Merger, Sale of Property, Etc.

(i) Except for Permitted Acquisitions, Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it; provided, however, that so long as no Default or Event of Default exists immediately before or immediately after giving effect to such merger or such consolidation, any wholly-owned Subsidiary may merge or consolidate with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or any other wholly-owned Subsidiary.

(ii) Borrower will not, and will not cause or permit any Subsidiary to, (A) sell, assign, lease, transfer, abandon or otherwise dispose of any of its Property (including, without limitation, any shares of capital stock of a Subsidiary owned by Borrower or another Subsidiary) or (B) issue, sell or otherwise dispose of any shares of capital stock of any Subsidiary, except for (1) sales of inventory in the ordinary course of business (which does not include a transfer of Inventory in partial or total satisfaction of any Debt), (2) sales of margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System for fair market value in cash (3) sales of fixed assets in an amount not to exceed $2,500,000 in proceeds in the aggregate in any fiscal year, and (4) sales of fixed assets which are obsolete, worn-out or otherwise not used or useable in the ordinary course of its business so long as the net proceeds thereof are used solely to purchase replacement fixed assets or assets of comparable quality or to pay or prepay, Debt secured by any Permitted Lien encumbering the assets being sold or the Borrower’s Obligations.

(d) Sale and Leaseback Transactions.  Borrower will not, and it will not cause or permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby Borrower or such Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any Property owned by Borrower or such Subsidiary to any Person and then rent or lease, as lessee, such Property or any part thereof for a period or periods which in the aggregate would exceed twelve (12) months from the date of commencement of the lease term without the written consent of Required Lenders unless any Debt arising therefrom is permitted by Section 5.02(a) and the proceeds therefrom do not exceed $5,000,000 in the aggregate.

(e) Sale or Discount of Accounts.  Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its accounts  or other receivables or chattel paper.

(f) Transactions with Affiliates.  Except for the transactions and arrangements described on Schedule 5.02(f) attached hereto as in effect on the date of this Agreement, Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of Property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(g) Changes in Nature of Business.  Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries, considered as a whole, as of the date of this Agreement.

(h) Fiscal Year.  Borrower will not, and it will not cause or permit any Subsidiary to, change its fiscal year.

(i) Distributions.  Except for a Permitted Distribution, Borrower will not, and it will not cause or permit any Subsidiary to, declare or incur any liability to make any Distribution in respect of the capital stock or other equity interest of Borrower or the capital stock or other equity interest of such Subsidiary, as the case may be.

(j) Pension Plans.  Borrower will not, and it will not cause or permit any Subsidiary to, (a) permit any condition to exist in connection with any Pension Plan which might constitute grounds for the PBGC to institute proceedings to have such Pension Plan terminated or a trustee appointed to administer such Pension Plan or (b) engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Pension Plan which could result in the incurrence by Borrower, any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty.

(k) Restricted Investments.  Except for Intangible Capital Expenditures permitted by Section 5.02(o), Borrower will not, and it will not cause or permit any Subsidiaries to, directly or indirectly, make any Restricted Investments.

(l) Acquisitions.  Borrower will not, and it will not cause or permit any Subsidiary to, consummate any Acquisitions other than the Permitted Acquisitions.

(m) Subsidiaries.  Except with respect to the anticipated Subsidiaries described by the Borrower on Schedule 5.02(m), Borrower or any Subsidiary will not, and it will not cause or permit any Subsidiary to, create, form or acquire any Subsidiaries without the prior written consent of the Required Lenders unless Borrower or any Subsidiary which creates, forms or acquires any Subsidiary on or after the date of this Agreement, Borrower or such Subsidiary, as the case may be, shall, contemporaneously with the creation, formation or acquisition of such Subsidiary, (i) grant the Agent for the ratable benefit of the Lenders a first priority perfected security interest in and lien on all of the issued and outstanding shares of capital stock of such Domestic Subsidiary, and (B) up to sixty-five percent (65%) of the issued and outstanding shares of capital stock (or other ownership interests) of such Foreign Subsidiary, and (ii) cause such Subsidiary to (A) guaranty the payment and performance of all of the Borrower’s Obligations pursuant to a Subsidiary Guaranty and (B) secure said Subsidiary Guaranty with a first priority perfected security interest in and lien on all of the accounts, inventory, documents, instruments, chattel paper, general intangibles, goods, machinery, equipment, investment property, other tangible and intangible personal property, real property and books and records of such Subsidiary and the proceeds thereof, all pursuant to a joinder to the Security Agreement and other documentation (including, without limitation, an amendment to this Agreement if requested by the Agent or any Lender) in form and substance reasonably satisfactory to the Required Lenders.  Notwithstanding the foregoing, in the case of a Foreign Subsidiary, or a

Domestic Subsidiary owned by a Foreign Subsidiary, no such Subsidiary shall be required to give, execute and deliver a Subsidiary Guaranty if the delivery of such Subsidiary Guaranty would either (i) cause the undistributed earnings of any such Foreign Subsidiary, or Domestic Subsidiary owed by a Foreign Subsidiary, to be treated as a deemed dividend to the Borrower for federal income tax purposes or (ii) be limited on account of legal or financial limitations imposed by the jurisdiction of organization of such Subsidiary (or the parent of such Subsidiary) or other relevant jurisdictions having authority over such Subsidiary.

(n) Limitations on Restrictive Agreements.  Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or permit to exist, any agreement with any Person which prohibits or limits the ability of Borrower or such Subsidiary, as the case may be, to (a) make loans or advances to Borrower and/or any Subsidiary, (b) transfer any of its properties or assets to Borrower and/or any Subsidiary or (c) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that the foregoing shall not apply to restrictions in effect on the date of this Agreement contained in agreements governing Debt outstanding on the date of this Agreement and listed on Schedule 5.02(n) attached hereto and, if such Debt is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinanced Debt (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive in any material respect than those contained in the agreements governing the Debt being renewed, extended or refinanced.

(o) Capital Expenditures.  Borrower will not, and it will not cause or permit any Subsidiary to, make any Capital Expenditure or Intangible Capital Expenditures if the sum of (i) the aggregate amount of all Capital Expenditures and Intangible Capital Expenditures as the case may be (including the expenditure in question) made by Borrower and its Subsidiaries during a fiscal year exceeds $10,000,000.

5.03 Use of Proceeds.  Borrower covenants and agrees that (a) the proceeds of the Loans will be used solely to (i) refinance existing Debt of Borrower and its Subsidiaries, (ii) for Permitted Acquisitions, and (iii) for the working capital and general corporate purposes of Borrower; (b) no part of the proceeds of any Loan will be used in violation of any applicable law, rule or regulation and (c) no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

Section 6.                       EVENTS OF DEFAULT.

If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

a) Borrower shall fail to pay within five (5) Domestic Business Days after the respective due date any of the Borrower’s Obligations constituting principal as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

b) Borrower shall fail to pay within five (5) Domestic Business Days after the respective due date any of the Borrower’s Obligations constituting interest, fees or other amounts (other than principal);

c) Any representation or warranty of Borrower and/or any other Obligor made in this Agreement, in any other Transaction Document to which Borrower and/or any other Obligor is a party or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

d) Borrower shall fail to perform or observe any term, covenant or provision contained in Section 2.01, Section 2.04(f), Section 5.01(a), Section 5.01(c), Section 5.01(f), Section 5.01(k), Section 5.01(1), Section 5.01(o), Section 5.01(p), Section 5.01(q), Section 5.02 or Section 5.03;

e) Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01 through 6.04 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to Borrower by the Agent or any Lender or (ii) Borrower or a Responsible Officer obtaining actual knowledge of such default;

f) This Agreement or any of the other Transaction Documents shall at any time for any reason (other than the termination of this Agreement or such other Transaction Documents, as the case may be, in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower or any other Obligor, or if the transactions completed hereunder or thereunder shall be contested by Borrower or any other Obligor or if Borrower or any other Obligor shall deny that it has any further liability or obligation hereunder or thereunder;

g) Borrower, any other Obligor or any Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its Property, (d) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (g) take any corporate or other action for the purpose of effecting any of the foregoing;

h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Borrower, any other Obligor or any Subsidiary, or of a substantial part of the Property of Borrower, any other Obligor or any Subsidiary, under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower, any other Obligor or any Subsidiary or of a substantial part of the Property of Borrower, any other Obligor or any Subsidiary or (c) the winding-up or liquidation of Borrower, any other Obligor or any Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for ninety (90) days;

i) Any of the Letter of Credit Applications shall at any time for any reason (other than the termination of such Letter of Credit Application in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability of any of the Letter of Credit Applications shall be contested or denied by Borrower, or if Borrower shall deny that it has any further liability or obligation under any of the Letter of Credit Applications or if Borrower shall fail to comply with or observe any of the terms, provisions or conditions contained in any of the Letter of Credit Applications;

j) Any event of default (if separately defined therein) shall occur under or within the meaning of the Security Agreement;

k) Any event of default (if separately defined therein) shall occur under or within the meaning of any of the Stock Pledge Agreements;

l) The Patent and Trademark Security Agreement or the Copyright Security Agreement shall at any time for any reason (other than the termination of the Patent and Trademark Security Agreement or the Copyright Security Agreement in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction;

m) Any of the Guaranties or Subsidiary Guaranties shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested by or denied by the Guarantor executing any such Guaranty or Subsidiary Guaranty, or if any such Guarantor or Subsidiary shall deny that it has any further liability or obligation thereunder;

n) If the shares of capital stock or other equity interests of Borrower then pledged to the Agent pursuant to the Stock Pledge Agreements shall at any time for any reason constitute less than One Hundred Percent (100%) of the then issued and outstanding shares of each class of capital stock or each class of other type of equity interest held in Borrower;

o) Borrower, any other Obligor or any Subsidiary shall be declared by any Lender to be in default on, or pursuant to the terms of, (a) any other present or future obligation to such Lender, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation or (b) any other present or future agreement purporting to convey to such Lender a Lien upon any Property of Borrower, such other Obligor or such Subsidiary, as the case may be and in the case of a transaction under either (a) or (b) the outstanding amount under such transaction exceeds $1,000,000;

p) The occurrence of any default or event of default under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any Debt of Borrower, any other Obligor or any Subsidiary (other than the Borrower’s Obligations) having an aggregate outstanding principal balance in excess of $500,000 which is not cured or waived in writing within any applicable cure or grace period;

q) The occurrence of any default or event of default under or within the meaning of any agreement providing Borrower with any interest rate swap, interest rate cap, interest rate collar or other interest rate hedge;

r) Borrower, any other Obligor or any Subsidiary, collectively, shall have one or more final judgments in an aggregate amount exceeding $1,000,000 entered against them by a court or courts having jurisdiction in the premises which judgment(s) shall not have been appealed in good faith (and execution of such judgment(s) stayed during such appeal) or otherwise satisfied by Borrower, such other Obligor or such Subsidiary, as the case may be, within the time period permitted by applicable law for the filing of an appeal of such judgment;

s) The occurrence of a Reportable Event with respect to any Pension Plan; the filing of a notice of intent to terminate a Pension Plan by Borrower, any ERISA Affiliate or any Subsidiary; the institution of proceedings to terminate a Pension Plan by the PBGC or any other Person; the withdrawal in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205, respectively, of ERISA by Borrower, any ERISA Affiliate or any Subsidiary from any Multi-Employer Plan; or the incurrence of any material increase in the contingent liability of Borrower or any Subsidiary with respect to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries; or

t) The institution by Borrower, any ERISA Affiliate or any Subsidiary of steps to terminate any Pension Plan if, in order to effectuate such termination, Borrower, such ERISA Affiliate or such Subsidiary, as the case may be, would be required to make a contribution to such Pension Plan, or would incur a liability or obligation to such Pension Plan, in excess of $500,000; or the institution by the PBGC of steps to terminate any Pension Plan.

THEN, and in each such event (other than an event described in Sections 6.07 or 6.08), the Agent may, and if requested in writing by the Required Lenders the Agent shall, declare that the obligations of the Lenders to make Loans under this Agreement and the obligation of U.S. Bank to issue Letters of Credit under this Agreement have terminated, whereupon such obligations of the Lenders and U.S. Bank shall be immediately and forthwith terminated, and the Agent may further, and if requested in writing by the Required Lenders the Agent shall further, declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Notes and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Agent, the Lenders and U.S. Bank may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 6.07 or 6.08, the obligation of the Lenders to make Loans under this Agreement and the obligation of U.S. Bank to issue Letters of Credit under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Agent, the Lenders and U.S. Bank may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law.  If any Event of Default under this Agreement has occurred and is continuing, in addition to all of the other rights and remedies of the Agent, the Lenders and U.S. Bank under this Agreement and the other Transaction Documents and at law or in equity, the Agent and the Required Lenders shall have the right, in their sole and absolute discretion, to reduce the amount of the Revolving Credit Commitments of the Lenders and/or the Swing Line Commitment of U.S. Bank.

Section 7.                       AGENT.

7.01 Appointment.  U.S. Bank National Association is hereby appointed by the Lenders as Agent under this Agreement, the Notes and the other Transaction Documents.  The Agent agrees to act as such upon the express conditions contained in this Agreement.

7.02 Powers.  The Agent shall have and may exercise such powers hereunder as are specifically delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto.  The Agent shall have no implied duties to the Lenders, nor any obligation to the Lenders to take any action under this Agreement or any of the other Transaction Documents, except any action specifically provided by this Agreement or any of the other Transaction Documents to be taken by the Agent.  Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Section 6 or in Section 7.06.

7.03 General Immunity.  Neither the Agent nor any of its directors, officers, employees, agents or advisors shall be liable to any of the Lenders for any action taken or not taken by it in connection with this Agreement or any of the other Transaction Documents (a) with the consent or at the request of the Required Lenders or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

7.04 No Responsibility for Loans, Recitals, etc.  Neither the Agent nor any of its directors, officers, employees, agents or advisors shall (a) be responsible for or have any duty to ascertain, inquire into or verify any recitals, reports, statements, representations or warranties contained in this Agreement or any of the other Transaction Documents or furnished pursuant hereto or thereto, (b) be responsible for any Loans or Letters of Credit hereunder, (c) be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any of the other Transaction

Documents, (d) be responsible for the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered to the Agent, (e) be responsible for the validity, effectiveness, genuineness or enforceability of this Agreement or any of the other Transaction Documents or (f) be responsible for the creation, attachment, perfection or priority of any security interests or liens purported to be granted to the Agent or any of the Lenders pursuant to this Agreement or any of the other Transaction Documents.

7.05 Right to Indemnity.  Notwithstanding any other provision contained in this Agreement to the contrary, to the extent Borrower fails to reimburse the Agent pursuant to Section 8.03, Section 8.04 or Section 8.05, or if any Default or Event of Default shall occur under this Agreement, the Lenders shall ratably in accordance with their respective Pro Rata Shares of the aggregate principal amount of outstanding Loans (other than the Swing Line Loans) indemnify the Agent and hold it harmless from and against any and all liabilities, losses (except losses occasioned solely by failure of Borrower to make any payments or to perform any obligations required by this Agreement (excepting those described in Sections 8.03, 8.04 and 8.05), the Notes, the Letter of Credit Applications or any of the other Transaction Documents), costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Lender to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, Attorneys’ Fees and expenses, which the Agent may incur, directly or indirectly, in connection with this Agreement, the Notes, the Letter of Credit Applications or any of the other Transaction Documents, or any action or transaction related hereto or thereto; provided only that the Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses directly and solely resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.  This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement, the Notes, the Letter of Credit Applications and the other Transaction Documents, and shall survive the satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

7.06 Action Upon Instructions of Required Lenders.  The Agent agrees, upon the written request of the Required Lenders, to take any action of the type specified in this Agreement or any of the other Transaction Documents as being within the Agent’s rights, duties, powers or discretion.  Notwithstanding the foregoing, the Agent shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liabilities, losses, costs and expenses (including, without limitation, attorneys’ fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action, other than any liability which may arise out of Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of the Notes.  In the absence of a request by the Required Lenders, the Agent shall have authority, in its good faith discretion, to take or not to take any action, unless this Agreement or any of the other Transaction Documents specifically requires the consent of the Required Lenders or of all of the Lenders.

7.07 Employment of Agents and Counsel.  The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care.  The Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

7.08 Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Agent.

7.09 May Treat Payee as Owner.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any person, firm or corporation who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

7.10 Agent’s Reimbursement.  Each Lender agrees to reimburse the Agent pro rata in accordance with its Pro Rata Share of the aggregate principal amount of outstanding Loans (other than the Swing Line Loans) for (a) any reasonable out-of-pocket costs and expenses not reimbursed by Borrower for which the Agent is entitled to reimbursement by the Borrower under this Agreement or any of the other Transaction Documents and (b) for any other reasonable out-of-pocket costs and expenses incurred by the Agent on behalf of the Lenders in connection with the preparation, execution, delivery, amendment, modification, extension, renewal and/or enforcement of this Agreement and/or any of the other Transaction Documents.

7.11 Rights as a Lender.  With respect to its Revolving Credit Commitment, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking or trust business with the Borrower and its Subsidiaries and Affiliates as if it were not the Agent.

7.12 Independent Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

7.13 Resignation of Agent.  Subject to the appointment of a successor Agent, the Agent may resign as Agent for the Lenders under this Agreement and the other Transaction Documents at any time by forty-five (45) days’ notice in writing to the Lenders and Borrower.  Such resignation shall take effect upon appointment of such successor Agent.  Subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed), the Required Lenders shall have the right to appoint a successor Agent who shall be entitled to all of the rights of, and vested with the same powers as, the original Agent under this Agreement and the other Transaction Documents.  In the event a successor Agent shall not have been appointed within the forty-five (45) day period following the giving of notice by the Agent, subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed), the Agent may appoint its own successor.  Resignation by the Agent shall not affect or impair the rights of the Agent under Sections 7.05 and 7.10 hereof with respect to all matters preceding such resignation.  Any successor Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $2,000,000,000.

7.14 Delivery of Documents.  The Agent agrees to promptly provide each Lender with copies of (a) this Agreement and the other Transaction Documents (including any amendments thereto), (b) any default notices sent by the Agent to Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, (c) any waivers or consents signed by the Agent or otherwise sent by the Agent to Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, (d) any notices of default sent by Borrower, any other Obligor or any Lender to the Agent with respect to this Agreement or any of the other Transaction Documents, (e) any requests for any amendments, waivers or consents sent to the Agent by Borrower or any other Obligor with respect to this Agreement or any of the other Transaction Documents, and (f) the tax ID number and organization documents related to any new subsidiary or borrower.  The Agent agrees to provide each Lender, within seven (7) Domestic Business Days after written request by such Lender and at such Lender’s expense, a copy of such other information, reports, certificates and/or other materials prepared by Borrower or otherwise required by the Transaction Documents and which are in the possession of the Agent which are reasonably requested by such Lender in writing.

7.15 Duration of Agency.  The agency established by Section 7.01 hereof shall continue, and Sections 7.01 through and including this Section 7.15 shall remain in full force and effect, until all of the Borrower’s Obligations shall have been paid in full and the Lenders’ commitments to make Loans and/or extend credit to or for the benefit of the Borrower shall have terminated or expired.

Section 8.                       GENERAL.

8.01 No Waiver.  No failure or delay by the Agent or any Lender in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law.  Nothing contained in this Agreement shall in any way affect the right of the Agent or any Lender to exercise any statutory or common law right of banker’s lien or setoff.

8.02 Right of Setoff.  Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to setoff and apply any and all deposits at any time held by such Lender and any and all other indebtedness at any time owing by such Lender to or for the credit or account of Borrower against any and all of the Borrower’s Obligations irrespective of whether or not such Lender shall have made any demand under this Agreement or under any of the other Transaction Documents and although such obligations may be contingent or unmatured.  Each Lender agrees to promptly notify Borrower, as applicable, after any such setoff and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lenders under this Section 8.02 are in addition to the security interest in deposit accounts granted to Agent and in addition to any other rights and remedies (including, without limitation, other rights of setoff) which the Lenders may have.  Nothing contained in this Agreement or any other Transaction Document shall impair the right of any Lender to exercise any right of setoff it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

8.03 Cost and Expenses.  Borrower agrees, whether or not any Loan is made under this Agreement or any Letter of Credit is issued under this Agreement, to pay the Agent and each Lender upon demand for (a) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by the Agent in connection with the preparation, documentation, negotiation, execution and/or administration of this Agreement and/or any of the other Transaction Documents, (b) all recording, filing and search fees and expenses incurred by the Agent or any Lender in connection with this Agreement and the other Transaction Documents, (c) all reasonable out-of-pocket costs and expenses and all Attorneys’ Fees incurred by the Agent or any of the Lenders in connection with the (i) the preparation, documentation, negotiation and execution of any amendment, modification, extension or renewal of this Agreement and/or any of the other Transaction Documents that has been requested by Borrower, (ii) the preparation of any waiver or consent under this Agreement or under any of the other Transaction Documents or (iii) any Default or Event of Default or alleged Default or Event of Default under this Agreement, (d) if an Event of Default occurs, all out-of-pocket costs and expenses and all Attorneys’ Fees incurred by the Agent or any Lender in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom and (e) all other Attorneys’ Fees incurred by the Agent or any Lender relating to or arising out of or in connection with this Agreement or any of the other Transaction Documents.  Borrower further agrees to pay or reimburse the Agent and each Lender upon demand for any documentary other similar taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement and/or any of the other Transaction Documents.  All of the obligations of Borrower under this Section 8.03 shall survive the satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

8.04 Environmental Indemnity.  Borrower hereby agrees to defend and indemnify the Agent and each Lender and hold the Agent and each Lender harmless from and against any and all losses, liabilities, damages, injuries, claims, costs and expenses of any and every kind whatsoever (including, without limitation, court costs and reasonable Attorneys’ Fees and expenses) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Agent or any Lender for, with respect to or as a direct or indirect result of the violation by Borrower or any Subsidiary of any Environmental Laws; or with respect to, or as a direct or indirect result of the presence on or under, or the Release from, properties owned, leased or operated by Borrower and/or any Subsidiary in the conduct of their respective businesses into or upon any land, the atmosphere or any watercourse, body of water or wetland, of any Hazardous Substances or any other hazardous or toxic waste, substance or constituent or other substance (including, without limitation, any losses, liabilities, damages, injuries, claims, costs or expenses asserted or arising under the Environmental Laws), other than for such liabilities due to the gross negligence or willful misconduct of the Agent or any Lender seeking such indemnification hereunder as determined by a court of competent jurisdiction in a final, nonappealable order; and the provisions of and undertakings and indemnification set out in this Section 8.04 shall survive the satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

8.05 General Indemnity.  In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold the Agent and each Lender and any holder(s) of the Notes, and the officers, directors, employees, agents and affiliates of the Agent and each Lender and such holder(s) (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents, any other agreement, document or instrument executed and delivered by Borrower or any other Obligor in connection herewith or therewith or any commitment letter delivered by the Agent or any Lender to Borrower, the agreement of the Lenders to make the Loans under this Agreement, the agreement of U.S. Bank to issue Letters of Credit under this Agreement or the use or intended use of the proceeds of any Loan or Letter of Credit under this Agreement (collectively, the “indemnified liabilities”); provided that (a) Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order and (b) Borrower shall have no obligation to indemnify the Agent or any Lender with respect to disputes between the Agent and any one or more of the Lenders or with respect to disputes among one or more of the Lenders or of any Lender in connection with a Lender Default by such Lender.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.  The provisions of the undertakings and indemnification set out in this Section 8.05 shall survive satisfaction and payment of the Borrower’s Obligations and the termination of this Agreement.

8.06 Authority to Act.  The Agent and each Lender shall be entitled to act on any notices and instructions (telephonic or written) believed by the Agent or such Lender in good faith to have been sent or delivered by an Authorized Person, regardless of whether such notice or instruction was in fact delivered by an Authorized Person, and Borrower hereby agrees that each Authorized Person is authorized to act on its behalf with respect to the transactions contemplated by this Agreement and to defend and indemnify the Agent and each Lender and hold the Agent and each Lender harmless from and against any and all losses and expenses, if any, ensuing from any such action.

8.07 Notices.  Any notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by facsimile, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to: (a) any applicable party (other than the Borrower) at its address or facsimile number set forth on the signature pages hereof, or at such other address or telecopy number as any party hereto may designate as its address or facsimile number for communications hereunder by notice so given, or (b) if to Borrower, to Schiff Nutrition Group, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104, Facsimile No. 801-886-2297, Attention: Joseph Baty, or at such other address or facsimile number as any party hereto may designate as its address or facsimile number for communications hereunder by notice so given.  Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by facsimile (with answerback confirmation received), on the first (1st) Domestic Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Domestic Business Day after the day on which mailed, if sent by registered or certified mail.

8.08 Consent to Jurisdiction; Waiver of Jury Trial.  BORROWER IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UTAH STATE COURT SITTING IN SALT LAKE COUNTY, UTAH AND/OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE DISTRICT OF UTAH, AS THE AGENT MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.  BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS.  BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO ITS ADDRESS DETERMINED PURSUANT TO SECTION 8.07.  BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND THE AGENT OR ANY LENDER ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

8.09 Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah (without reference to conflict of law principles).

8.10 Amendments and Waivers.  Any provision of this Agreement, the Notes or any of the other Transaction Documents to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is (a) signed by Borrower and the Required Lenders, (b) signed by the Agent if the rights or duties of the Agent in its capacity as Agent are affected thereby, (c) signed by the applicable Lender if such Lender’s Revolving Credit Commitment is being increased, and (d) signed by U.S. Bank in the event of an  increase the Swing Line Commitment of U.S. Bank.

8.11 References; Headings for Convenience.  Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A, B, C, D, E, F, G, H, I, J and K refer to annexed Exhibits A, B, C, D, E, F, G, H, I, J, and K which are hereby incorporated herein by reference and all references herein to Schedules 1.01(a) and (b), 2.04, 4.05, 4.08, 4.10, 4.12, 4.16, 4.17, 4.18, 4.20, 4.22, 5.01(l), 5.01(q), 5.02(f), 5.02(k), 5.02(m) and 5.02(n) refer to annexed Schedules 1.01(a) and (b), 2.04, 4.05, 4.08, 4.10, 4.12, 4.16, 4.17, 4.18, 4.20, 4.22, 5.01(q), 5.02(f), 5.02(m) and 5.02(n) which are hereby incorporated herein by reference.  The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

8.12 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, Borrower may not assign or otherwise transfer any of their rights or delegate any of their obligations or duties under this Agreement without the prior written consent of the Agent and each Lender.

(b) Any Lender may at any time grant to one or more Lenders or other financial institutions (each a “Participant”) participating interests in its Revolving Credit Commitment or any or all of its Revolving Credit Loans.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the applicable Lender will not agree to any amendment, modification or waiver of this Agreement described in clauses (a), (b), (c), or (d) of Section 8.10 without the consent of the Participant.  Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.17, 2.18, 2.19, 2.20, 2.21, 2.22, 2.23 and 2.24 of this Agreement with respect to its participating interest, but Borrower’s liability in respect thereof shall not be greater than its liability thereunder to the Lender granting the original participation.

(c) Any Lender may at any time assign to one or more Lenders or other Eligible Institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement its Notes and the other Transaction Documents in a minimum amount of at least $5,000,000, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit K attached hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of Borrower and the Agent, which, in each case, shall not be unreasonably withheld or delayed; provided, however, that (i) if any Assignee is an affiliate of such transferor Lender or, immediately prior to such assignment, a Lender, no consent shall be required and (ii) if any Event of Default under this Agreement has occurred and is continuing no consent of Borrower to such assignment shall be required.  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Revolving Credit Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Agent and Borrower shall make appropriate arrangements so that, if required, new Note(s) are issued to the Assignor and/or the Assignee, as applicable.  In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to secure its obligations to a Federal Reserve Bank.  No such assignment shall release the transferor Lender from any of its obligations hereunder.

(e) To the extent that an assignment of all or any portion of a Lender’s Revolving Credit Commitment and related outstanding Borrower’s Obligations pursuant to this Section 8.12 would, at the time of such assignment, result in increased costs under Sections 2.17, 2.18, 2.19, 2.20 and 2.22 from those being charged by the respective transferor Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  The transferor Lender, the Assignee and Borrower agree to execute such documents (including, without limitation, amendments to this Agreement and the other Transaction Documents) as shall be necessary to effect the foregoing.

(f) Notwithstanding any other provisions of this Section 8.12, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” law of any state.

(g) Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 8.12 will, upon its becoming party to this Agreement, represent that (i) it is an Eligible Institution which makes loans in the ordinary course of its business, and that (ii) it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (i) and (ii), the disposition of any promissory notes or other evidences or interests in indebtedness held by such Lender shall at all times be within its exclusive control.

(h) Except to the extent of any assignment pursuant to subsection (c) above, no Lender shall be relieved of any of its obligations under the Transaction Documents as a result of any assignment of or granting of participations in, all or any part of its rights and obligations under the Transaction Documents.

8.13 Defaulting Lender.

(a) In addition to the rights and remedies that may be available under this Agreement or applicable law, if at any time a Lender is a Defaulting Lender such Defaulting Lender’s right to collect Unused Commitment Fees and Letter of Credit Fees or to participate in the administration of the Loans, this Agreement and the other Transaction Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Required Lenders, shall be suspended while such Lender remains a Defaulting Lender; provided, however, that the Revolving Credit Commitment of such Lender may not be increased and the period of such Revolving Credit Commitment may not be extended without such Lender’s consent. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder, in addition to other rights and remedies which the Agent or the Borrower may have, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Fed Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Transaction Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the default of such Defaulting Lender being cured.

(b) Any Lender that is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Lender’s Revolving Credit Commitment.  If more than one Lender exercises such right, each such Lender shall have the right to acquire such proportion of such Defaulting Lender’s Revolving Credit Commitment on a pro rata basis. Upon any such purchase, the Defaulting Lender’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Transaction Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 8.12, including the execution of an Assignment and Assumption Agreement. The purchase price for the Revolving Credit Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. The purchaser shall pay to the Defaulting Lender in immediately available funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Lender hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the Defaulting Lender by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrower). Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the preceding subsection (a). The Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Transaction Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

(c) If any Lender is a Defaulting Lender, then the Agent may, by notice to such Defaulting Lender, require such Defaulting Lender to (a) deliver to the Agent, for the account of the other Lenders, cash collateral in an amount equal to such Defaulting Lender’s Pro Rata Share (prior to any reduction of the amounts of such Lender’s Revolving Credit Commitment as provided in Section 8.13(d) below) of the undrawn principal amount of all Letters of Credit issued by the Agent for the account of the Borrower (the “Reserve Amount”), or (b) make other arrangements reasonably satisfactory to the Agent to assure that such Defaulting Lender will reimburse the Agent for its Pro Rata Share of the amount of any undrawn Letter of Credit.  If any Defaulting Lender fails to provide cash collateral or make other arrangements as required by the first sentence of this Section 8.13(c), then the Agent may in its discretion retain as cash collateral all amounts otherwise payable to such Defaulting Lender under this Agreement until the Agent has retained an amount equal to the Reserve Amount.  If at any time such Defaulting Lender becomes obligated to make a Revolving Credit Loan to reimburse the Agent for a drawing on a Letter of Credit, shall be applied (to the extent required) by the Agent to make such Revolving Loan.  Upon the expiration, termination or reduction in amount of any applicable Letter of Credit (or upon termination of such Defaulting Lender’s Revolving Credit Commitment), the Agent shall release to such Defaulting Lender (or such other Person as may be entitled thereto) any cash collateral held by the Agent in excess of the Reserve Amount.  If any Defaulting Lender fails to provide cash collateral or make other arrangements as required by this Section 8.13(c), then the Borrower shall promptly (and in any event within three Business Days of a demand from the Agent), deliver to the Agent, for the account of the Agent, cash collateral in the Reserve Amount (pursuant to documentation reasonably satisfactory to the Agent).

(d) At any time a Lender becomes a Defaulting Lender, then, at the Agent’s option in its sole discretion, such Defaulting Lender’s Revolving Credit Commitment shall be reduced to the amount of such Defaulting Lender’s outstanding Revolving Credit Loans, plus the amount of cash collateral held by the Agent for the account of such Defaulting Lender pursuant to Section 8.13(c) in respect of all outstanding Letters of Credit.  In addition, if any Lender is a Defaulting Lender at the time any payment is to be made by the Lenders to the Agent pursuant to Section 2.07, no Lender that is not a Defaulting Lender shall be obligated to make a payment to the Agent that would cause the aggregate principal amount of such Lender’s Revolving Credit Loans plus such Lender’s Pro Rata Share (without giving effect to any Revolving Credit Commitment reduction pursuant to the foregoing provisions) of the aggregate maximum amount available to be drawn under outstanding Letters of Credit to exceed such Lender’s Revolving Credit Commitment  (or, if all the Revolving Credit Commitments have terminated, such Lender’s Revolving Credit Commitment at the time of such termination, adjusted for any assignments by or to such Lender).

8.14 NO ORAL AGREEMENTS:  ENTIRE AGREEMENT. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT.  TO PROTECT BORROWER, THE AGENT AND THE LENDERS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED BY BORROWER, THE AGENT AND THE LENDERS COVERING SUCH MATTERS ARE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, WHICH AGREEMENT AND OTHER TRANSACTION DOCUMENTS ARE A COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENTS BETWEEN BORROWER, THE AGENT AND THE LENDERS, EXCEPT AS BORROWER, THE AGENT AND THE LENDERS MAY LATER AGREE IN WRITING TO MODIFY THEM.  This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof.

8.15 Severability.  In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.16 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.17 Resurrection of the Borrower’s Obligations.  To the extent that the Agent or any Lender receives any payment on account of any of the Borrower’s Obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower’s Obligations or part thereof intended to be satisfied and any and all Liens upon or pertaining to any Property of Borrower and/or any other Obligor and theretofore created and/or existing in favor of the Agent or any of the Lenders as security for the payment of Borrower’s Obligations shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Agent or such Lender, as the case may be, and applied on account of Borrower’s Obligations.

8.18 Subsidiary Reference.  Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a “consolidated” or “consolidating” basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are required to be consolidated with Borrower for financial reporting purposes in accordance with GAAP.

8.19 Independence of Covenants.  All of the covenants contained in this Agreement and the other Transaction Documents shall be given independent effect so that if a particular action, event or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the provisions of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken, such event occurs or such condition exists.

8.20 Confidentiality.  Each Lender agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any nonpublic information supplied to such Lender by Borrower or any Guarantor pursuant to this Agreement or any other Transaction Document which is identified by Borrower of any Guarantor as being confidential at the time the same is delivered to such Lender; provided, however, that nothing contained in this Section 8.19 shall prohibit or limit the disclosure by such Lender of any such information (a) to the extent required by any statute, rule, regulation, subpoena or judicial process, (b) to any governmental or regulatory agency having jurisdiction over such Lender, (c) to any professional advisors, including counsel and accountants, for such Lender, (d) to any Lender examiners or auditors, (e) in connection with any litigation to which such Lender is a party, (f) in connection with the enforcement of such Lender’s rights and remedies under this Agreement, any of the Notes or any of the other Transaction Documents or (g) to any assignee or participant (or prospective assignee or participant); and provided further, that in no event shall any Lender be obligated or required to return any materials furnished to such Lender by Borrower or any Guarantor under this Agreement or any other Transaction Document.  Notwithstanding the foregoing, no Lender shall have any liability to Borrower, any Guarantor or any shareholder, partner, joint venturer, director, officer, employee or agent of Borrower or of any Guarantor by reason of, or in any way claimed to be related to, any disclosure by such Lender of any information with respect to Borrower or any Guarantor except as the same results from the gross negligence or willful misconduct of such Lender as determined by a court of competent jurisdiction in a final, nonappealable order.  Agent or any Lender required to disclose any nonpublic information pursuant to a subpoena or other judicial process will use reasonable efforts to give Borrower notice of such a request for disclosure, provided that neither Agent nor any Lender shall incur any liability whatsoever to Borrower or any Guarantor for any failure or delay in giving any such notice.  For purposes of this Section, the term “nonpublic information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by any Lender based on any of the foregoing) that are received from Borrower, a Guarantor or any Affiliate and related to the Borrower, a Guarantor, or any Affiliate, other than any of the foregoing that were available to any Lender on a nonconfidential basis prior to its disclosure thereto by Borrower, a Guarantor or any Affiliate.  The provisions of this Section 8.19 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

8.21 Effect of Breach of Representation or Warranty.  The Agent and each Lender hereby agree that the inaccuracy of a representation or warranty made by Borrower in this Agreement and/or in any other Transaction Document will not be deemed or treated as fraudulent or give rise to a claim based on fraudulent misrepresentation unless Borrower or an officer of Borrower had actual knowledge that such representation or warranty was inaccurate at the time made or effected under this Agreement and/or the applicable Transaction Document.  Borrower hereby acknowledges and agrees that it will constitute an Event of Default under Section 6.03 of this Agreement if any representation or warranty made by Borrower in this Agreement and/or in any other Transaction Document shall prove to have been untrue or incorrect in any material respect when made or effected regardless of whether any officer of Borrower had actual knowledge that such representation or warranty was inaccurate at the time made or effected under this Agreement and/or the applicable Transaction Document.

8.22 USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. When Borrower opens an account, if the Borrower is an individual a Lender will ask for the Borrower’s name, taxpayer identification number, residential address, date of birth, and other information that will allow such Lender to identify the Borrower, and if the Borrower is not an individual a Lender will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow such Lender to identify the Borrower. A Lender may also ask, if the Borrower is an individual to see the Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual to see the Borrower’s legal organizational documents or other identifying documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, Borrower, the Agent and the Lenders have executed this Loan Agreement this 18th day of August, 2009.

BORROWER:

SCHIFF NUTRITION GROUP, INC.,
a Utah corporation

By:	/s/ Joseph W. Baty
Name:	Joseph W. Baty
Its:	Executive Vice President and Chief Financial Officer

[Borrower Signature Page]

ADMINISTRATIVE AGENT AND LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Adam M. Hill
Name:	Adam M. Hill
Title:	Relationship Manager

Address:
170 South Main Street, 6th Floor
Salt Lake City, UT 84101
Attention:  Adam Hill
Facsimile No.:  801-534-6008

[Administrative Agent and Lender Signature Page]

LENDER:

BANK OF THE WEST

By:	/s/ Gary Fowler
Name:	Gary Fowler
Title:	SVP, Regional Manager

Address:
633 17th St., 20th Floor
Denver, CO  80202
Attention:  Gary Fowler
Facsimile No.:  402-918-7253

[Lender Signature Page]

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John P. Williamson
Name:	John P. Williamson
Title:	Vice President

Address:
36 South State Street, Suite 2510
Salt Lake City, UT  84111
Attention:  John P. Williamson
   Facsimile No.:  801-297-5710

[Lender Signature Page]

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Robert W. Carpenter
Name:	Robert W. Carpenter
Title:	Vice President

Address:
201 S. Main Street, Suite 300
Salt Lake City, UT  84111-2870
   Attention:  Robert W. Carpenter
   Facsimile No.:  801-715-7401

[Lender Signature Page]

SCHEDULE 1.01(a)

Commitments of Lenders

Lender	Revolving Credit Commitment	Percentage of Total
U.S. Bank National Association	$35,000,000.00	43.75%
JPMorgan Chase Bank, N.A.	$20,000,000.00	25.00%
Bank of the West	$15,000,000.00	18.75%
KeyBank National Association	$10,000,000.00	12.50%

SCHEDULE 1.01(b)

Schedule of Trust Deed Properties

See Item 1 of Schedule 4.22.

SCHEDULE 2.04

Notice Of Authorized Individuals

[Borrower Letterhead]

NOTICE OF AUTHORIZED INDIVIDUALS

U.S. Bank
Agency Services Group
1420 Fifth Avenue, 9th Floor
Seattle, WA  98101
Facsimile No.:  206-587-7022/7023

Please be advised that the following people are authorized to request advances, principal reductions or fixed rate contracts (e.g. LIBOR Loans) under the credit facilities referenced in the Loan Agreement dated as of August 18, 2009:

	Name	Title
1.	Bruce J. Wood	President and Chief Executive Officer
2.	Joseph W. Baty	Executive Vice President and Chief Financial Officer
3.	Russell Mathis	Vice President—Finance and Controller

Dated:                                                               Schiff Nutrition Group, Inc.

By:

Title:

SCHEDULE 4.05

Litigation

Ana Aguilar, et al. v. Schiff Nutrition International, Inc., Case No. 2:07cv00504TC, U.S. District Court for the District of Utah.

SCHEDULE 4.08

Subsidiaries

Subsidiary	Jurisdiction of Organization	Authorized Shares of Common Stock	Authorized Shares of Preferred Stock	Issued and Outstanding for each Class	Shareholder
1.WNG Holdings (International) Ltd.	Nevada	1,000,000	1,000,000	100 shares of Common Stock; No Preferred Stock	Schiff Nutrition Group, Inc. (100%)
2.Weider Nutrition (WNI) Limited	United Kingdom	100,000	N/A	100 shares of Common Stock	WNG Holdings (International) Ltd. (100%)
3.Coppal Research, Inc.	Utah	100,000	N/A	1,000 shares of Common Stock	WNG Holdings (International) Ltd. (100%)
4.Weider Nutrition BV	The Netherlands	100	N/A	65 shares of Common Stock	WNG Holdings (International) Ltd. (100%)
5.Weider Nutrition Italia SrL	Italy	*	*	*	Weider Nutrition (WNI) Limited (100%)
6.Weider Nutrition GmbH	Germany	**	**	**	Weider Nutrition BV (100%)

*  Weider Nutrition Italia SrL is a limited liability company with nominal capital of €10,300.  All participation interests are held by Weider Nutrition (WNI) Limited.

**  Weider Nutrition GmbH is a limited partnership with nominal capital of €25,000.  All participation interests are held by Weider Nutrition BV.

SCHEDULE 4.10

Other Debt, Guarantees and Capitalized Leases

Following is a summary of certain operating lease commitments of the Parent or Borrower.

Description	Company	Rental End Date	Monthly Payment
1. Pickup Lease	GMAC 9079-27126	February 2010	$339
2. Letter Opener/Mail Mach.	Pitney Bowes (8623050)	December 2011	$753
3. Duel-Sharp Copier	De Lage Landen Financial (HFS176628-001)	April 2010	$1,595
4. Van Lease	GMAC 9106-67623	February 2010	$397
5. Copiers – Sharp	REVCO LEASING CO. (01WEIF0-1)	May 2010	$281
6. Copier – Sharp	REVCO LEASING CO. (01WEIF0-2)	July 2010	$178
7. Inspection Table	First Capital Equip Leasing (1034433)	October 2010	$920

See office leases listed on Schedule 4.22.

SCHEDULE 4.12

Existing Liens

Schiff Nutrition Group, Inc.
	Secured Party	File No.	Comments
1.	Charter One Vendor Finance, LLC	260719200537	UCC Financing Statement filed with the Utah Department of Commerce on January 7, 2005
2.	Revco Leasing Company	270714200533	UCC Financing Statement filed with the Utah Department of Commerce on May 25, 2005
3.	Revco Leasing Company	278247200544	UCC Financing Statement filed with the Utah Department of Commerce on September 13, 2005
Schiff Nutrition International, Inc.
	Secured Party	File No.	Comments
1.	National City Vendor Finance LLC	5266065 3	UCC Financing Statement filed with the Delaware Department of State on August 26, 2005

See operating leases for equipment and vehicles disclosed on Schedule 4.10, and real property leases disclosed on Schedule 4.22.

SCHEDULE 4.16

Patents, Trademarks, Copyrights and Licenses

1.           Trademarks:

TRADEMARK	REGISTRATION NUMBER	REGISTRATION DATE	OWNER
ADVANTAGE OF 4	3,432,038	05/20/2008	Schiff Nutrition International, Inc.
CHOLESTA+	Not yet registered		Schiff Nutrition International, Inc.
CHOLESTAPLUS	Not yet registered		Schiff Nutrition International, Inc.
CHOLESTAPLUS (in Mexico)	Not yet registered		Schiff Nutrition International, Inc.
CHOLESTAPLUS (in Canada)	Not yet registered		Schiff Nutrition International, Inc.
ENZYMALL	2,551,747	03/26/2002	Schiff Nutrition International, Inc.
FI-BAR	1,469,926	12/22/1987	Schiff Nutrition International, Inc.
FLEXCARE	3,635,376	06/09/2009	Schiff Nutrition International, Inc.
IMMUNASSURE	2,811,575	02/03/2004	Schiff Nutrition International, Inc.
INFINI-D (in Canada)	Not yet registered		Schiff Nutrition International, Inc.
INFINI-D	3,632,376	06/02/2009	Schiff Nutrition International, Inc.
INFINI-D3	Not yet registered		Schiff Nutrition International, Inc.
JEWELS OF LIFE	Not yet registered		Schiff Nutrition International, Inc.
JOINT FLUID MEGA-POTENT HYALURONIC ACID and Design	3,275,900	08/07/2007	Schiff Nutrition International, Inc.
JOINT FREE	2,756,441	08/26/2003	Schiff Nutrition International, Inc.
KNOCK OUT	2,080,045	07/15/1997	Schiff Nutrition International, Inc.
KULA	3,006,932	10/18/2005	Schiff Nutrition International, Inc.
(RLUBRIFLEX3 (in Portugal)	388039	01/12/2006	Weider Nutrition International, Inc. (Registrant)
LUBRIFLEX3 (in Spain)	2636376(in 3)	09/26/2005	Schiff Nutrition International, Inc.

TRADEMARK	REGISTRATION NUMBER	REGISTRATION DATE	OWNER
(RLUBRIFLEX3 (in Mexico)	893086	07/28/2005	Weider Nutrition International, Inc. (Registrant)
LUBRIFLEX3 (in Taiwan)	01179286	11/01/2005	Schiff Nutrition International, Inc.
LUBRIFLEX3	3,033,689	12/27/2005	Schiff Nutrition International, Inc.
LUBRIFLEX3 (in Stylized) (in Taiwan)	01179297	11/01/2005	Schiff Nutrition International, Inc.
LUBRIFLEX3 (in Stylized)	3,209,491	02/13/2007	Schiff Nutrition International, Inc.
(RLUBRIFLEX3 (in Stylized) (in Spain)	2637389(0)	02/21/2006	Weider Nutrition International, Inc. (Registrant)
(RLUBRIFLEX3 (in Stylized) (in Mexico)	896111	08/23/2005	Weider Nutrition International, Inc. (Registrant)
(RLUBRIFLEX3 (in Stylized) (in Portugal)	388236	01/12/2006	Weider Nutrition International, Inc. (Registrant)
MEGARED	3,489,293	08/19/2008	Schiff Nutrition International, Inc.
MEGARED (in Australia)	Not yet registered		Schiff Nutrition International, Inc.
MEGARED (in United Kingdom)	2,487,783	05/17/2008	Schiff Nutrition International, Inc.
MEGARED (in Korea)	Not yet registered		Schiff Nutrition International, Inc.
MEGARED (in Canada)	Not yet registered		Schiff Nutrition International, Inc.
MEGARED (in Taiwan)	0,1332,555	10/16/2008	Schiff Nutrition International, Inc.
MEGAROJO (in Mexico)	1061939	03/24/2008	Schiff Nutrition International, Inc.
MEGAROUGE (in Canada)	Not yet registered		Schiff Nutrition International, Inc.
METAFORM (in Canada)	TMA539236	01/08/2001	Schiff Nutrition International, Inc.
MOBILITE LIBRE (in Canada)	Not yet registered		Schiff Nutrition International, Inc.
MOBILITY MAKEOVER	Not yet registered		Schiff Nutrition International, Inc.
MOVE BETTER, FEEL BETTER	Not yet registered		Schiff Nutrition International, Inc.
MOVE FREE	Not yet registered		Schiff Nutrition International, Inc.

TRADEMARK	REGISTRATION NUMBER	REGISTRATION DATE	OWNER
MOVE FREE	2,412,935	12/12/2000	Schiff Nutrition International, Inc.
MOVE FREE (in Canada)	TMA687,566	05/10/2007	Schiff Nutrition International, Inc.
(RMOVE FREE (in Mexico)	7532090	06/28/2002	Weider Nutrition International, Inc. (Registrant)
NANOMAX	Not yet registered		Schiff Nutrition International, Inc.
(RPAIN FREE (in Portugal)	389830	03/20/2006	Weider Nutrition International, Inc. (Registrant)
(RPAIN FREE (in Spain)	2646317(2)	09/14/2005	Weider Nutrition International, Inc. (Registrant)
PAIN FREE	3,275,783	08/07/2007	Schiff Nutrition International, Inc.
(RPAIN FREE (in Mexico)	864126	12/16/2004	Weider Nutrition International, Inc. (Registrant)
PAIN-FREE HP	2,299,138	12/14/1999	Schiff Nutrition International, Inc.
SCHIFF	Not yet registered		Schiff Nutrition International, Inc.
SCHIFF (in Canada)	TMA679893	01/19/2007	Schiff Nutrition International, Inc.
SCHIFF	2,225,004	02/23/1999	Schiff Nutrition International, Inc.
SCHIFF 70 OVER 70 YEARS OF GUARANTEED QUALITY and Design	3,468,466	07/15/2008	Schiff Nutrition International, Inc.
SCHIFF 70 OVER 70 YEARS OF GUARANTEED QUALITY and Design	Not yet registered		Schiff Nutrition International, Inc.
SELENE-E	1,054,621	12/21/1976	Schiff Nutrition International, Inc.
SLEEP TONIGHT	Not yet registered		Schiff Nutrition International, Inc.
SUPER ENZYMALL	2,551,748	03/26/2002	Schiff Nutrition International, Inc.
SURE DISSOLVE and Design	3,618,588	05/12/2009	Schiff Nutrition International, Inc.
SWEET SLUMBER	Not yet registered		Schiff Nutrition International, Inc.
THINK FREE	Not yet registered		Schiff Nutrition International, Inc.
TIGER'S MILK	Not yet registered		Schiff Nutrition International, Inc.

TRADEMARK	REGISTRATION NUMBER	REGISTRATION DATE	OWNER
TIGER'S MILK and design	2,945,443	05/03/2005	Schiff Nutrition International, Inc.
UNIFLEX (in Taiwan)	01179287	11/01/2005	Schiff Nutrition International, Inc.
(RUNIFLEX (in Spain)	2636375	09/26/2005	Weider Nutrition International, Inc. (Registrant)
UNIFLEX (in Mexico)	893087	07/28/2005	Weider Nutrition International, Inc. (Registrant)
UNIFLEX (in Portugal)	388,040	05/09/2006	Weider Nutrition International, Inc. (Registrant)
UNIFLEX (in Australia)	Not yet registered		Schiff Nutrition International, Inc.
UNIFLEX (in Canada)	TMA703,202	12/14/2007	Schiff Nutrition International, Inc.
UNIFLEX	3,043,818	01/17/2006	Schiff Nutrition International, Inc.
UNIFLEX and Design	3,296,016	09/25/2007	Schiff Nutrition International, Inc.
URIDRY	Not yet registered		Schiff Nutrition International, Inc.
X3 TRIPLE ACTION JOINT CARE SYSTEM (in and Design) (in Portugal)	388235	01/12/2006	Weider Nutrition International, Inc. (Registrant)
X3 TRIPLE ACTION JOINT CARE SYSTEM and Design (in Taiwan)	01195786	02/16/2006	Schiff Nutrition International, Inc.
X3 TRIPLE ACTION JOINT CARE SYSTEM and Design	3,022,646	12/06/2005	Schiff Nutrition International, Inc.
X3 TRIPLE ACTION JOINT CARE SYSTEM and Design (in Mexico)	896112	08/23/2005	Weider Nutrition International, Inc. (Registrant)
X3 TRIPLE JOINT ACTION CARE SYSTEM and Design (in Spain)	2.637.388(2)	02/21/2006	Schiff Nutrition International, Inc.

2.           Patents:

PATENT TITLE	PATENT NUMBER	ISSUE DATE	OWNER
Vitamin packet dispenser unit	5,642,837	July 1, 1997	Schiff Nutrition International, Inc. (formerly known as Weider Nutrition International, Inc.)
Compositions and treatments for reducing potential unwanted side effects associated with long-term administration of androgenic testosterone precursors	6,117,429	September 12, 2000	Schiff Nutrition International, Inc. (formerly known as Weider Nutrition International, Inc.)

3.           Licenses

a.	License Agreement dated as of December 1, 1996 between Mariz Gestao E Investmentos Limitada and Weider Nutrition Group, Inc.

b.	Amendment effective as of March 1, 2005 to License Agreement between Mariz Gestao E Investmentos Limitada and Weider Nutrition Group, Inc.

c.	Second Amended and Restated License and Product Supply Agreement dated as of May 29, 2009 between Unigen Pharmaceuticals, Inc. and Schiff Nutrition Group, Inc.

d.	License Agreement dated as of September 19, 2007 between Mariz Gestao E Investimentos Limitada and Schiff Nutrition Group, Inc.

e.	Agreement dated as of August 28, 1998 between Bayer Corporation and Weider Nutrition Group, Inc. regarding Single Day.

4.           Domain Names

Domain Names
Buypainfree.com	movefreeadvanced.co.uk	schiffmegared.com	schiffvitamins.co.uk
buyschiff.com	movefreeadvanced.com	schiffnutrition.biz	schiffvitamins.com
dontmilktigers.com	movefreeadvanced.com.mx	schiffnutrition.cn	schiffvitamins.com.mx
fi-bar.com	movefreeadvanced.jp	schiffnutrition.co.kr	schiffvitamins.jp
jointcarenews.com	movefreeadvanced.kr	schiffnutrition.co.uk	schiffvitamins.kr
keepmovingwithmovefree.com	movefreeadvanced.tw	schiffnutrition.com	tigersmilk.com
Lubriflex.com	MoveFreeChallenge.com	schiffnutrition.com.cn	weidernutrition.biz
Lubriflex3.com	MoveFreeCoupon.com	schiffnutrition.com.mx	weiderwise.com
MegaRedCoupon.com	movefreedancers.com	schiffnutrition.jp	weiderwise.net
MegaRojo.com.mx	MoveFreeSample.com	schiffnutrition.kr
MFAcoupon.com	MoveFreeSweepstakes.com	schiffnutrition.net
mobilitymakeover.com	purchasenutritiononline.com	schiffnutrition.tw
movefree.cn	schiff.cn	schiffnutritiongroup.biz
movefree.com	schiff.co.uk	schiffnutritiongroup.com
move-free.com	schiff.com.mx	schiffnutritiongroup.net
movefree.com.mx	schiff.tw	schiffnutritioninternational.biz
movefree.jp	SchiffGreenTea.com	schiffnutritioninternational.com
movefree.kr	schiffhealth.com	schiffnutritioninternational.net
movefree.net	SchiffInfiniD.com	schiffproducts.biz
move-free.net	SchiffInfini-D.com	schiffproducts.com
movefree.tw	schiffinternational.biz	schiffproducts.net
MoveFree.uk.com	schiffinternational.com	SchiffRewards.com
movefreeadvanced.cn	schiffinternational.net	schiffvitamins.cn
movefreeadvanced.co.kr	SchiffLoyaltyRewards.com	schiffvitamins.co.kr

5.           Copyrights:

Borrower and Parent claim copyrights in all of their websites and packaging, advertising and product documentation.

SCHEDULE 4.17

Environmental and Health and Safety Matters

1.  The Utah Labor Commission, Occupational Safety and Health Division (“OSHD”) issued a citation to Borrower on August 31, 2004 (Inspection No. 303615470) (the “2004 Citation”) relating to, among other things, airborne particles discharged from blender and screener equipment.  Borrower has abated the alleged violations described in the 2005 Citation.

2.  OSHD issued a separate Citation and Notification of Penalty on March 21, 2008 (Inspection No. 310458773) (the “2008 Citation”) relating to, among other things, overhead platforms and catwalks not guarded by a standard railing and employees working in high areas without protective equipment.  In 2008, Parent abated the violations alleged in the 2008 Citation and entered into a Penalty Reduction Settlement Agreement with OSHD.

3.  Borrower is subject to periodic inspections by the Utah Department of Agriculture and Food, Division of Regulatory Services, and has received non-critical comments in connection with such inspections.

SCHEDULE 4.18

Existing Investments

Following is a summary of certain short-term investments with Barclays/Lehman Brothers:

Description	Rating	Maturity Date	Interest Rate	Balance as of 5/31/09	Market Value
Illinois Edl Facs Auth Revs (452001PZ8)	A2	4/1/2028	3.5%	$500,000.00	$483,000.00
Leh Cr-JPmorgan Chase Mmn (48123KAA4)	A1/BBB+	2/2/2037	1.96625%	$300,000.00	$138,000.00

SCHEDULE 4.20

Government Contracts

Brand Name Resale Ordering Agreement, effective as of August 16, 2004, by and between Schiff Nutrition International, Inc. and the Defense Commissary Agency (HDEC01-04-G-2983), and accompanying Electronic Data Interchange Trading Partner Agreement dated as of August 12, 2004.

SCHEDULE 4.22

Real Property

Borrower or Parent lease real property under the following leases:

1.  Build-to-Suit Lease Agreement dated as of March 20, 1996 by and between SCI Development Services Incorporated and Weider Nutrition Group Inc. (now Schiff Nutrition Group, Inc.) (as assigned and transferred by the landlord, the “Utah Lease”).  Borrower uses the premises covered by the Utah Lease as its headquarters and for receiving, storing, shipping, manufacturing and selling products, materials and/or merchandise made and/or distributed by Borrower.  The term of the Utah Lease will expire in March of 2013 (the “Utah Term”), unless such term is extended in accordance with the Utah Lease. Through the remainder of the Utah Term, Borrower’s monthly base rent payment is $192,578.00.  The current landlord’s name is FR Net Lease Co-Investment Program 1, LLC.  Formal notices to the current landlord must be directed as follows:

James Merrill
1270 West 2320 South, Suite C
West Valley City, Utah  84119

Rent payable to the current landlord under the Utah Lease must be directed as follows:

FR Net Lease Co-Investment Program
Manager 1, LLC
P.O. Box 933552
Atlanta, Georgia  31193-3552

2.  Lease dated as of February 24, 2009 by and between Schiff Nutritional International and Belmont Business Center, LLC (the “Bentonville Lease”).  The premises covered by the Bentonville Lease is used for office space in Bentonville, Arkansas.  The term of the Bentonville Lease will expire on March 31, 2011.  The monthly base rent payment under the Bentonville Lease is $1,320.00.  The landlord’s name and address is as follows:

Belmont Business Center, LLC
820 South Walton Blvd., Suite 1
Bentonville, Arkansas  72712

3.  Contract of Lease dated as of March 23, 2007 by and between BEIJING COFCO PLAZA DEVELOPMENT COMPANY LIMITED, as lessor, and SCHIFF NUTRITION INTERNATIONAL INC. BEIJING REPRESENTATIVE OFFICE, as lessee (as amended and renewed, the “Beijing Lease”).  The premises covered by the Beijing Lease is used for office space in Beijing, China.  The current term of the Beijing Lease will expire on December 31, 2009 (the “Beijing Term”), unless such term is extended in accordance with the Beijing Lease.  Through the remainder of the Beijing Term, the monthly base rent payment under the Beijing Lease is RMB 193.00 yuan per square meter, and RMB 10615.00 yuan for the whole premises, and the monthly management fee is RMB 37.00 yuan per square meter, and RMB 2035.00 yuan for the whole premises.  The landlord’s name and registered address is as follows:

BEIJING COFCO PLAZA DEVELOPMENT COMPANY LIMITED
14th Floor, Tower B, COFCO Plaza
No. 8, Jianguomennei Dajie,
Dongcheng District, Beijing, PRC

SCHEDULE 5.01(l)

Existing Insurance Coverage

See attached certificates of insurance.

SCHEDULE 5.01(q)

Post-Closing Items

Item	Due Date
1.  Securities account control agreements (in forms reasonably acceptable to the Agent and Borrower) with respect to the financial assets held in the following accounts as of the date hereof:  (A) account number XXXXXXX at UBS Financial Services, Inc.; (B) account number XXXXXXX at Barclays Capital, Inc.; (C) account number XXXXXXX at KeyBank National Association; and (D) account number XXXXXXX at Zions First National Bank.  For the avoidance of doubt, in the event a control agreement cannot be obtained from one or more of those financial institutions prior to the due date specified in this table, Borrower may cause such financial assets to be moved to accounts with other financial institutions for which a securities account control agreement in favor of the Agent is in place prior to the due date specified in this table.
September 18, 2009

SCHEDULE 5.02(f)

Existing Affiliate Transactions and Arrangements

Services Provided to Weider Global Nutrition, LLC

Pursuant to a purchase Stock and Asset Purchase Agreement dated as of April 1, 2005 by and among Weider Global Nutrition, LLC (“WGN”), a Nevada limited liability company and wholly-owned subsidiary of Weider Health and Fitness (“WHF”), on the one hand, and Parent and Borrower, on the other hand, Parent and Borrower sold to WGN certain assets of their Active Nutrition Unit relating to the Wieder branded business (the “Wieder Branded Business Sale”).  WHF owns all of Parent’s Class B common stock, which represents over 90% of the aggregate voting power of all outstanding shares of Parent’s common stock.  In connection with the Wieder Branded Business Sale, Borrower entered into an agreement whereby it agreed to provide certain general administrative, research and development, and logistics services to WGN for an annual fee.  The domestic service agreement provided for a one-year term, with an option to either party to extend the term for one additional year.  The parties exercised this option and have further extended the term of the agreement through March 1, 2010.  In addition, Borrower provides contract manufacturing services to WGN.

Intellectual Property Licensing Agreement with Mariz Gestao E Investimentos Limitada

Pursuant to an agreement with WHF and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by WHF and its affiliates on or prior to December 1996. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of Parent’s directors, are included among the beneficiaries. Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, Borrower obtained the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries Borrower has the rights outside of the Mariz sublicense), except in Japan. Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the Weider Branded Business Sale. The term of the amended sublicense agreement is through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by Borrower.

On September 19, 2007, Borrower entered into a license agreement with Mariz providing for non-exclusive rights to use the Schiff and Move Free trademarks in connection with the sale of joint care products to Costco Wholesale Corporation in Japan.  The initial term of the license agreement is for three years following the launch of Borrower’s product into Japan.

SCHEDULE 5.02(k)

Borrower Investment Policy

See attached Schiff Nutrition International, Inc. Investment Policy.

Effective Date Current Amendment	07/30/2009
Original Presented to Audit Committee	11/01/2004
Previous Amendment	05/01/2008

SCHIFF NUTRITION INTERNATIONAL, INC.
INVESTMENT POLICY

PURPOSE

The purpose of this policy is to establish the parameters to be followed in investing excess (short-term) cash assets of Schiff Nutrition International, Inc.

The objectives of investing the excess cash assets of the Company, in order of priority, are as follows:

➢	Maximum safety of principal.
➢	Meet the Company’s liquidity requirements.
➢	Deliver optimum yields in relationship to the guidelines and market conditions.
➢	Provide fiduciary control of all investments.

RESPONSIBLE PARTIES

All investment decisions are the responsibility of the Chief Financial Officer, as may be assisted by the Controller.

Any revisions or amendments to parameters or policy set forth here will be the responsibility of the Chief Financial Officer, subject to Audit Committee approval, as deemed appropriate.

An investment portfolio summary to parameters or policy set forth here will be the responsibility of the Chief Financial Officer.

An investment portfolio summary shall be provided to the Chief Executive Officer and the Audit Committee from time to time as appropriate.

ACCEPTABLE DEALER, BROKER, BANK (“Acceptable Bank”)

Any entity operating as contra-party to investment transactions with the Company will be required to submit its most recent financial statement on a quarterly basis and each year provide a copy of its annual report.

In addition, such banking institution must carry Investment Grade long-term credit ratings by Moody’s Investor Services, Standard & Poor’s, and Fitch; and (ii) at least two of the following short-term credit ratings by Moody’s Investor Services, Standard & Poor’s, or Fitch: A-2, P-2, or F-2.

GENERAL PORTFOLIO PARAMETERS

The Chief Financial Officer shall determine the amount of cash that each Acceptable Bank will manage for the Company.  In general, the portfolio parameters set forth herein will apply to all Acceptable Banks, however, the Acceptable Bank that manages the excess cash used in daily operations will maintain additional liquidity parameters specified by the Company.  The Company may establish and maintain depository accounts with the Acceptable Banks participating in the Company’s revolving credit facility in an aggregate amount not to exceed $13.0 million, with no more than $3.0 million in any one bank (other than the agent bank, for which the individual limit is $4.0 million).

No security shall be of a maturity longer than 36 months, with the exception of “put” bonds or other “option” securities whose ultimate maturity might exceed this restriction but whose “option” allows for redemption within this limit.  The average duration of the securities comprising the portfolio shall not exceed 18 months.  The Company’s investment performance benchmark is the 90-day United States Treasury Bill plus 25 basis points.

In addition to the focus on managing principal, credit, maturity and liquidity risks, there should be awareness of the diversification of the investment portfolio in order to decrease the risk exposure to any one particular industry or type of issuer.  No single issuer or guarantor (other than the United States Treasury and U.S. Government-sponsored agency securities, and AAA/Aaa rated Money Market funds) may represent more than 10% of the total value of holdings of each Acceptable Bank’s portfolio.  In addition, the maximum portfolio allocation for Corporate Notes will be 20% and for Asset Backed Securities, 0%.

The total portfolio will be invested to provide (at the discretion of the Chief Financial Officer), in the form of maturity proceeds a minimum of 25% of the portfolio on 24-hour notice.

The Chief Financial Officer will coordinate these parameters with each Acceptable Bank.

ACCEPTABLE INVESTMENTS

U.S. Government and Government-sponsored Securities Limited to:

➢	Direct obligations of the U.S. Government
➢	Government-sponsored Agency securities as follows:
o	Government National Mortgage Association [GNMA]
o	Federal National Mortgage Association [FNMA]
o	Student Loan Marketing Association [SLMA]
o	Federal Home Loan Bank [FHLB]
o	Federal Home Loan Mortgage Corporation [FHLMC]
o	Federal Farm Credit Bank [FFCB]

Repurchase Agreements (“Repos”) Limited to:

Contra-party must meet criteria for Acceptable Banks.  Repos must be collateralized by (i) direct obligations of the U.S. Government;  Bankers Acceptances, (ii) Commercial Paper, Certificates of Deposit, or Euro Certificates of Deposit which maintain short term credit rating of A-1/P-1/F-1 or higher; (iii) Asset Backed Securities, Collateralized Mortgage Obligations, Whole Loan Mortgages, Mortgage Backed Securities which maintain long-term ratings of AAA; or (iv) equivalent rated securities issued by foreign governments so long as the collateral is U.S.-dollar denominated to client.

Obligations of Major U.S. and Foreign Commercial Bankers Limited to:

➢	Certificates of Deposit (≤ $100,000) rated B or better by the L.A.C.E. Rating System, or 200 or better by I.D.C. Rating System
➢	Certificates of Deposit (≤ $500,000) rated A or better by at least two of Moody’s Investor Services, Standard and Poor’s or Fitch, or 280 or better by I.D.C. Rating System.
➢	Time Deposits (≤ $100,000) rated B or better by the L.A.C.E. Rating System, or 200 or better by I.D.C. Rating System
➢	Commercial Paper
➢	Bankers Acceptances

➢	Eurodollar Time Deposits
➢	Medium Term Notes

Corporate Debt Securities Limited to:

➢	Commercial Paper (Structured Liquidity Notes (SLN’s) with extendable maturities NOT permitted) with a minimum of two of the following credit ratings: A-1/P-1/F-1
➢	Medium-Term Notes
➢	Asset-Backed Securities, with bullet maturities only
➢	Eurobonds

In addition, any Corporate Debt Securities must have a minimum of two of the following long-term credit ratings: A1/A/A.

Municipal Securities Limited to:

➢	Tax-exempt commercial paper
➢	Municipal Bonds
➢	Municipal Notes

In addition, any Municipal Securities must have a minimum short-term rating of V-MIG1 / SP1 and long-term rating of AAA/Aaa/AAA or  equivalent.

Any supporting bank letters of credit or guarantee must be from an institution whose debt ratings is at least AAA/Aaa/AAA by Moody’s, Standard & Poor’s, or Fitch or meets those requirements set forth under the previous section titled “Obligations of Major U.S. and Foreign Commercial Bankers.”

Money Market Funds/Mutual Funds Limited to:

Investment is restricted to any such funds that invest in securities deemed acceptable for outright purchase.  In addition, funds must have minimum $1billion average asset size for the previous 12 months and maintain a 1$ NAV.

EFFECTIVE DATE OF POLICY

This policy is effective on 11/01/04.  Amended 11/1/06, 5/1/08 and 7/30/09.

Approvals

/s/ Bruce J. Wood
President & Chief Executive Officer

/s/ Joseph W. Baty
Executive Vice President & Chief Financial Officer

Exhibit I

CREDIT RATING AGENCY RATING SCALES

Long-Term Ratings

	Moody's	S&P	Fitch	Description

	Aaa	AAA	AAA	Highest credit quality; risk factors negligible
Investment Grade	Aa1	AA+	AA+
	Aa2	AA	AA	High credit quality; risk factors modest
	Aa3	AA-	AA-
	A1	A+	A+	Protection factors average but adequate
	A2	A	A
	A3	A-	A-
	Baa1	BBB+	BBB+	Risk factors more variable and greater in periods
	Baa2	BBB	BBB	of economic stress
	Baa3	BBB-	BBB-

	Ba1	BB+	BB+	Faces greater risk to adverse business, financial,
Non-Investment Grade	Ba2	BB	BB	or economic conditions
	Ba3	BB-	BB-
	B1	B+	B+	More vulnerable but has the capacity to meet its
	B2	B	B	financial commitment
	B3	B-	B-
	Caa1	CCC+	CCC+	High default risk
	Caa2	CCC	CCC
	Caa3	CCC-	CCC-	Extremely high default risk
	Ca	CC	CC

Short-Term Ratings

	Moody's	S & P	Fitch	Description

	P-1	A-1	F1	Very Strong, Superior, High
	P-2	A-2	F2	Satisfactory, Strong, Good
	P-3	A-3	F3	Adequate, Acceptable, Fair
		B	B	Speculative
		C	C
		D	D	Default

CREDIT RATING DEFINITIONS

STANDARD & POORS (S&P):

•	Short-Term Issuer Credit Ratings

A-1
An obligor rated ‘A-1’ has STRONG capacity to meet its financial commitments. It is rated in the highest category by Standard & Poor’s. Within this category, certain obligors are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitments is EXTREMELY STRONG.

A-2
An obligor rated ‘A-2’ has SATISFACTORY capacity to meet its financial commitments. However, it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category.

•	Long-Term Issuer Credit Ratings

AAA
An insurer rated ‘AAA’ has EXTREMELY STRONG capacity to meet its financial commitments. ‘AAA’ is the highest Insurer Financial Strength Rating assigned by Standard & Poor’s.

AA
An insurer rated ‘AA’ has VERY STRONG capacity to meet its financial commitments. It differs from the highest rated issuer only in small degree.

A
An insurer rated ‘A’ has STRONG capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than insurers with higher-rated categories.

BBB
An insurer rated ‘BBB’ has ADEQUATE capacity to meet its financial commitments. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the issuer to meet its financial commitments.

MOODY’S INVESTOR SERVICES:

•	Short-Term Credit Ratings – Moody’s Prime Rating System

Moody’s short-term ratings are opinions of the ability of issuers to honor senior financial obligations and contracts. Such obligations generally have an original maturity not exceeding one year, unless explicitly noted.
Moody's employs the following designations, all judged to be investment grade, to indicate the relative repayment ability of rated issuers:

Prime-1 (P-1)
Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

➢	Leading market positions in well-established industries.
➢	High rates of return on funds employed.
➢	Conservative capitalization structure with moderate reliance on debt and ample asset protection.
➢	Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

➢	Well-established access to a range of financial markets and assured sources of alternate liquidity.

Prime-2 (P-2)
Issuers (or supporting institutions) rated Prime-2 have a strong ability to repay senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above, but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation than is the case for Prime-2 securities. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

•	Long-Term Credit Ratings

Aaa
Bonds and preferred stock, which are rated Aaa, are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa
Bonds and preferred stock which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

A
Bonds and preferred stock, which are rated A, possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa
Bonds and preferred stock which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

NOTE: Moody’s applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

Source: Web sites of Standard and Poor’s, and Moody’s Investor Service

SCHEDULE 5.02(m)

Anticipated Subsidiaries

None.

SCHEDULE 5.02(n)

Existing Debt

See Schedule 4.10

EXHIBIT A

[Reserved]

EXHIBIT B-1

REVOLVING CREDIT NOTE

$______________                                                                                           Salt Lake City, Utah
 August 18, 2009

FOR VALUE RECEIVED, on the Revolving Maturity Date, the undersigned, SCHIFF NUTRITION GROUP, INC., a Utah corporation (“Borrower”), hereby promises to pay to the order of __________________________________, as Lender (“Lender”) under the terms of the Loan Agreement (as hereinafter defined), the principal sum of _________________ and No/Dollars ($_______________), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Revolving Credit Loans made by Lender to Borrower pursuant to the Loan Agreement.  Subject to Section 2.01 of the Agreement, the aggregate principal amount of Revolving Credit Loans which Lender shall be committed to have outstanding under this Note at any one time shall not exceed the Lender’s Revolving Credit Commitment, which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the other terms, conditions and restrictions of this Note and of the Loan Agreement.  Borrower further promises to pay to the order of Lender interest on the aggregate unpaid principal amount of such Revolving Credit Loans on the dates and at the rate or rates provided for in the Loan Agreement.  All such payments of principal and interest shall be made in lawful currency of the United States in immediately available funds at the office of U.S. Bank National Association, as the Agent for Lender, located at 170 South Main, 6th Floor, Salt Lake City, Utah 84101, or such other place as the Agent may from time to time designate in writing.

Lender shall record in its books and records the date, amount, type and maturity of each  Revolving Credit Loan made by Lender to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Revolving Credit Loan made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of any Lender to make any such recordation or any mistake by any Lender in connection with any such recordation. The books and records of Lender showing the account between Lender and Borrower shall be conclusive evidence of the items set forth therein in the absence of demonstrable error.

This Note is one of the Revolving Credit Notes referred to in Section 2.08(a) of the Loan Agreement dated as of August 18, 2009, by and among Borrower, Lender, the other Lenders from time to time party thereto and U.S. Bank National Association, as a Lender and as Agent for the Lenders, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement).  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

This Note is secured by, among other things, the Security Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement, and the Trust Deeds, to which Security Agreement, Copyright Security Agreement, Patent and Trademark Security Agreement, and Trust Deeds reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

This Note is supported by the Guaranties and the Subsidiary Guaranties.

Upon the occurrence of any Event of Default under the Loan Agreement, Lender’s obligation to make additional Revolving Credit Loans under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment due under this Note shall not be paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Security Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement, the Stock Pledge Agreements, any of the Trust Deeds, any of the Guarantor Security Agreements and/or any of the Guaranties or the Subsidiary Guaranties, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby promises to pay to the order of Lender, in addition to all other amounts otherwise due on or under this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, Attorneys’ Fees and expenses (whether or not litigation shall be commenced in aid thereof).  Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Utah (without reference to conflict of law principles).

[Remainder of page intentionally left blank – Signature Page to follow]

Signature Page to Revolving Credit Note

                         BORROWER:

SCHIFF NUTRITION GROUP, INC.,
a Utah corporation

By:
Name:
Its:

EXHIBIT C

SWING LINE NOTE

$5,000,000.00                                                                                                                                                                Salt Lake City, Utah
August 18, 2009

FOR VALUE RECEIVED, on the Revolving Maturity Date, the undersigned, SCHIFF NUTRITION GROUP, INC., a Utah corporation (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, as Lender (“Lender”), the principal sum of Five Million and No/Dollars ($5,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Swing Line Loans made by Lender to Borrower pursuant to the Loan Agreement (as hereinafter defined).  The aggregate principal amount of the Swing Line Loans which Lender shall be committed to have outstanding under this Note at any one time shall not exceed Five Million Dollars ($5,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms, conditions and restrictions of this Note and of the Loan Agreement.  Borrower further promises to pay to the order of Lender interest on the aggregate unpaid principal amount of such Swing Line Loans on the dates and at the rate or rates provided for in the Loan Agreement.  All such payments of principal and interest shall be made in lawful currency of the United States in immediately available funds at the office of U.S. Bank National Association located at 170 South Main, 6th Floor, Salt Lake City, Utah 84101, or such other place as Lender may from time to time designate in writing.

Lender shall record in its books and records the date, amount, type and maturity of each Swing Line Loan made by Lender to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Swing Line Loan made to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Lender to make any such recordation or any mistake by Lender in connection with any such recordation.  The books and records of Lender showing the account between  Lender and Borrower shall be conclusive evidence of the items set forth therein in the absence of demonstrable error.

This Note is the Swing Line Note referred to in the Loan Agreement dated the date hereof by and among Borrower, the Lenders from time to time party thereto and U.S. Bank National Association, as a Lender and as Agent for the Lenders, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement).  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of principal of this Note and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein.

This Note is secured by, among other things, the Security Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement, and the Trust Deeds, to which Security Agreement, Copyright Security Agreement, Patent and Trademark Security Agreement, and Trust Deeds reference is hereby made for a description of the security and a statement of the terms and conditions upon which this Note is secured.

This Note is guarantied by the Guaranties and the Subsidiary Guaranties.

Upon the occurrence of any Event of Default under the Loan Agreement, Lender’s obligation to make additional Swing Line Loans under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

In the event that any payment due under this Note shall not be paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the Security Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement, any of the Stock Pledge Agreements, any of the Trust Deeds, any of the Guarantor Security Agreements and/or any of the Guaranties, the Subsidiary Guaranties, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating hereto, Borrower hereby jointly and severally promises to pay to the order of Lender, in addition to all other amounts otherwise due on or under this Note, the costs and expenses of such collection, foreclosure and representation, including, without limitation, Attorneys’ Fees and expenses (whether or not litigation shall be commenced in aid thereof).  Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by and construed in accordance with the substantive laws of the State of Utah (without reference to conflict of law principles).

[Remainder of page intentionally left blank – Signature Page to follow]

Signature page to Swing Line Note

                                  BORROWER:

SCHIFF NUTRITION GROUP, INC.,
a Utah corporation

By:
Name:
Its:

EXHIBIT F

FORM OF CONTINUING REIMBURSEMENT AGREEMENT FOR

STANDBY LETTERS OF CREDIT

CONTINUING REIMBURSEMENT AGREEMENT FOR
LETTERS OF CREDIT
Including U.S. Bank Global Trade WorksSM

This Continuing Reimbursement Agreement for Letters of Credit is made effective this         day of                   ,            by and between U.S. BANK NATIONAL ASSOCIATION (“Bank”) and                 (“Applicant”).

In consideration of the issuance by Bank or an affiliate of Bank (each such affiliated issuer, an “Other Issuer”) of one or more Credits, Applicant agrees that the following terms shall apply to each Application and each Credit issued by Bank or any Other Issuer (either or both referred to herein as “Bank”).

1.      The Credit.

(a)      From time to time, Applicant may request Bank to issue or to request one of its subsidiaries or affiliates to issue one or more letters of credit (each, a “Credit”) substantially in accordance with the terms of any application (each, an “Application”) submitted to Bank by Applicant.  All Credits will be deemed irrevocable unless otherwise stated in an Application.  Bank may either issue the Credit or request one of its affiliates to issue the Credit.  Bank may sell, assign or participate all or any part of its rights and obligations under this Agreement, the Application and the Credit.  Without limiting the foregoing, any Other Issuer may sell a participation in all or any part of its rights and obligations under this Agreement and the Credit to Bank.

(b)      Bank hereby is authorized to set forth in the Credit the terms appearing in the Application, with such modifications as Bank in its discretion may determine are appropriate or necessary and are not materially different from such terms.

(c)      All communications relating to the Credit will be sent at Applicant’s risk.  Bank shall have no responsibility for any inaccuracy of translation, or any error or delay in transmission or delivery by mail, telecommunication or any other method outside of Bank’s reasonable control, including all communications made through a correspondent.

(d)      Neither Bank nor its correspondents shall be in any way responsible for the performance of any beneficiary’s obligations to Applicant or for the form, sufficiency, accuracy, genuineness, authority of person signing, falsification or legal effect, of any documents required by the Credit if such documents appear in order on their face.  Whether the documents conform to the terms of the Credit and whether any demand is timely and in proper form shall be independently determined by Bank in its sole discretion, which determination shall be final and binding on Applicant.

(e)      Subject to Section 8(b), Bank may in its discretion honor Applicant’s request to increase the amount of the Credit, extend the time for making and honoring of demands under the Credit and otherwise modify the terms and conditions governing the Credit.  In the event of any extension of the maturity or time for negotiation or presentation of the drafts or documents or any other modification of the terms or provisions of, or increase in the amount of, the Credit at the request or with the consent of Applicant, this Agreement shall be binding upon Applicant with regard to (i) the Credit as so increased or otherwise modified, (ii) drafts, documents and property covered thereby, (iii) any action taken by Bank or Bank’s correspondents in accordance with such extension, increase or other modification; and (iv) any draft paid by Bank or any of Bank’s correspondents which is dated on or before the expiration of any time limit expressed in the Credit, regardless of when drawn or presented for payment and when or whether negotiated, provided the required documents are presented prior to the expiration of the Credit.

(f)      Applicant shall promptly review all information, documents and instruments delivered to Applicant from time to time by Bank, including any Credits upon issuance and any amendments and all related presentations and negotiations, and shall notify Bank within five banking days after receipt if Applicant claims that Bank has failed to comply with Applicant’s instructions or Bank’s obligations with respect to the Credit, has wrongfully honored or dishonored any presentation under the Credit or claims any other irregularity.  If Applicant does not so notify Bank within such time period, Applicant shall be conclusively deemed to have waived and shall be precluded from asserting such claim(s).

2.      Internet-Based Letter of Credit Services (“Internet Services”).

(a)      If requested by Applicant and agreed to by Bank, Bank will grant Applicant access to Bank’s letter of credit-related Internet Services.  U.S. Bank Global Trade Works is an example of one such Internet Service.  Bank’s Internet Services may be used by Applicant for the processing and issuance of Credits in accordance with the terms of this Agreement.  Bank shall post Rules of Use of the Internet Services within each such Service.  Applicant’s initial use of an Internet Service shall constitute Applicant’s acceptance of the Rules of Use.

(b)      Applicant agrees to use the Internet Services in accordance with the security procedures established by Bank.  Due to emerging technologies and ensuing changes in security practices, Bank reserves the right to supplement or change its security procedures from time to time upon reasonable notice to Applicant.  Applicant shall designate one or more Security Administrators.  The Security Administrator is responsible for setting up Applicant’s Internet Services and for establishing internal security procedures related to such services, including without limitation, accepting software for delivery, assigning users, establishing authority levels, distributing passwords and other security devices and procedures related to the Internet Services.  Designation of any Security Administrator may be amended or revoked upon written notice to Bank.  Bank shall have a reasonable time to act on such notice.

Continuing Reimbursement Agreement                                                                           rev. 12/04

(c)      Applicant is responsible for maintaining the security and confidentiality of all IDs, passwords and other security devices issued to or by Applicant (collectively, “Applicant’s Internal Security Devices”).  Applicant shall not permit unauthorized individuals to use Applicant’s Internal Security Devices to access the Internet Services.  Applicant is responsible for the actions of any individuals using Applicant’s Internal Security Devices to access to the Internet Services and Applicant shall be bound by any transmission to Bank that is accepted in accordance with the established security procedures.  Applicant shall promptly notify Bank if Applicant has actual knowledge that its Internal Security Devices have been compromised.  Applicant agrees to defend and indemnify Bank against any claims, losses, damages, costs, expenses, fines and other liabilities arising out of Applicant’s failure to maintain the security and confidentiality of Applicant’s Internal Security Devices or arising out of the unlawful use of any Internet Services by Applicant or any person who obtains access to the Internet Services using Applicant’s Internal Security Devices.

3.      Reimbursement Obligations.  Applicant promises to pay Bank on demand at the address specified in the Application for Credit in the following amounts:

(a)      The amount of each draft or other request for payment (hereinafter called a “draft”) drawn under the Credit (whether drawn before, on or, if in accordance with the law applicable to the Credit, after the expiration date stated in the Credit).  For amounts payable in United States currency, Applicant agrees to reimburse Bank in United States currency.  For amounts payable in other currencies, Applicant agrees to reimburse Bank an equivalent amount in United States currency at Bank’s then current selling rate for such foreign currencies or Applicant will reimburse Bank by sending the foreign currency amount due Bank by wire transfer to the account and location designated by Bank, or at Bank’s opinion, in any other currency, place, form and manner acceptable to Bank.  Upon request, Applicant will pay Bank in advance, in United States currency, all sums necessary for Bank to pay all such drafts upon presentation whether payable in United States currency or otherwise.  If the draft is a time draft, Applicant shall make payment without demand sufficiently in advance of its maturity to enable Bank to arrange for funds to reach the place of payment when due.

(b)      All commissions, at the rate fixed by Bank, shall be payable from time to time at such intervals as Bank may require and shall be nonrefundable, whether or not the Credit is drawn upon, reduced in time or amount or otherwise modified.  Applicant also agrees to pay all of Bank’s other standard fees and charges related to Credits.

(c)      All taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature whatsoever paid or incurred by Bank in connection with this Agreement, the Credit or related transactions, and any liability with respect thereto (including but not limited to interest, penalties and expenses).

(d)      Interest on all amounts due under this Agreement from the applicable due date until paid will be variable at the per annum rate fixed from time to time by Bank.  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.  Interest accrued hereunder shall be due and payable on the first day of each calendar month.

(e)      Without limiting Applicant’s obligations to any Other Issuer, but without duplication, Applicant promises to pay Bank on demand, at the Bank International Banking Office designated by Bank, an amount equal to all amounts which Bank pays or becomes obligated to pay to any Other Issuer with respect to the Credit, whether as a participant in the Credit or otherwise.

(f)      Notwithstanding any other provision of this Agreement, Applicant’s obligation to make any payment hereunder to any Other Issuer shall, to the extent of such payment, be satisfied by payment to Bank as set forth in this Agreement.

(g)      Applicant hereby authorizes Bank to automatically deduct from any of its accounts with Bank, all amounts which become due to Bank under this Agreement.  Applicant will pay all fees on the account which result from the automatic deductions, including any overdraft/NSF charges.  If for any reason Bank does not charge the account for any amount due, or if an automatic deduction is reversed, the amount due is still owing to Bank as set forth herein.

4.      Security and Insurance.

(a)      As security for payment of any and all of Applicant’s obligations to Bank and any other Issuer under this Agreement, any Credit or any other indebtedness of Applicant to Bank and any Other Issuer, Applicant hereby grants Bank a continuous and continuing interest in (i) all property of Applicant or in which Applicant has an interest (including, but not limited to, all bank accounts Applicant maintains with Bank and all proceeds thereof) and which is now or hereafter for any reason in the possession or control of, or in transit to, Bank, Bank’s affiliates or the agent or bailee thereof, and (ii) any and all bills of lading, other documents of title, policies, certificates of insurance, chattel paper, and general intangibles accompanying or relative to a Credit or any drafts drawn thereunder, and any and all inventory, goods and other property shipped under, in connection with or relative to a Credit or any drafts drawn thereunder.  In addition to all other rights which Bank may have, Applicant hereby authorizes Bank to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Applicant against any and all of the obligations of Applicant now or hereafter existing under this Agreement, irrespective of whether Bank shall have made any demand under this Agreement and although such deposits, indebtedness or obligations may be unmatured or contingent.

(b)      If at any time Bank requires collateral (or additional collateral), Applicant will, on demand, assign and deliver to Bank as security for any and all obligations of Applicant now or hereafter existing under this Agreement collateral of a type and value satisfactory to Bank or make such cash payment as Bank may require and execute and deliver to Bank such security agreements, pledge agreements, or other documents requested by Bank covering such collateral.

(c)      At Bank’s request, Applicant will execute any financing statements and other documents or instruments as Bank may require to perfect the security interests granted or contemplated hereunder and will pay the cost of any filings in connection therewith.

Continuing Reimbursement Agreement                                                                           rev. 12/04

(d)      For commercial credits, Applicant shall keep any property described in the Credit adequately covered by insurance satisfactory to Bank, issued  by companies satisfactory to Bank, and at Bank’s request will furnish certificates or evidence thereof and will assign insurance policies or certificates to Bank and make losses, adjustments or proceeds payable to Bank.  If any such policies procured by Applicant fails to provide for payment of the loss thereunder, Applicant hereby makes the loss payable to Bank under such policy and assigns to Bank all proceeds of such policy and agrees to accept proceeds of all insurance as Bank’s agent and to hold same in trust for Bank, and forthwith to deliver the same to Bank, with Applicant’s endorsement where necessary, and Bank or any of Bank’s officers are hereby irrevocably empowered, with power of substitution, to endorse any check in the name of Applicant received in payment of any loss or adjustment.

(e)      Bank shall not be liable for any failure to collect or demand payment of, or to protest or give any notice of non-payment of, any collateral or any part thereof or for any delay in so doing, nor shall Bank be under any obligation to take any action whatsoever with respect to the collateral or any part thereof.  Bank shall use reasonable care in the custody and preservation of the collateral in Bank’s possession but need not take any steps to preserve rights against prior parties or to keep the collateral identifiable.  Bank shall have no obligation to comply with any recording, re-recording, filing, re-filing or other legal requirement necessary to establish or maintain the validity, priority or enforceability of, or Bank’s right in and to, the collateral, or any part thereof.  Bank may exercise any right of Applicant with respect to any collateral.  Bank may endorse Applicant’s name on any and all notes, checks, drafts, bills of exchange, money orders or commercial paper included in the collateral or representing the proceeds thereof.

5.      Default and Remedies.

(a)      Time is of the essence in this Agreement.  The occurrence of any of the following shall be an Event of Default hereunder:

(i)      Default in payment or performance of any of Applicant’s obligations hereunder or under any promissory note or other agreement between Bank and Applicant;

(ii)      Default under any security documents securing Applicant’s obligations hereunder, whether executed by Applicant or any other person;

(iii)      Levy or proceeding against any property of Applicant or any guarantor of Applicant’s obligations hereunder (“Guarantor”);

(iv)           Death, dissolution, termination of existence, insolvency or business failure of, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, commencement of any proceeding under any bankruptcy or insolvency laws by or against, or entry of judgment against, Applicant or any Guarantor;

(v)      Any warranty, representation or statement made or furnished to Bank by Applicant or any Guarantor proves to have been false in any material respect when made or furnished;

(vi)           Any event which gives the holder of any debt obligation of Applicant or any Guarantor the right to accelerate its maturity, whether or not such right is exercised;

(vii)           Any guaranty of Applicant’s obligations hereunder ceases to be, or is asserted by any person not to be, in full force and effect; or

(viii)           Any material adverse change in the financial condition or management of Applicant or any Guarantor, or if Bank for any reason in good faith, deems itself insecure.

(b)      Upon the occurrence of any Event of Default and at any time thereafter, Bank at its option and in addition to all other rights of Bank under this Agreement, any related agreement and applicable law, may (i) without notice or demand declare the amount for which the Credit was issued and any other amounts owing hereunder immediately due and payable; and (ii) exercise any and all rights and remedies of a secured party under the Uniform Commercial Code and other applicable law.

6.      Certain Warranties.

(a)      Applicant warrants that the execution, delivery and performance of this Agreement are within its authority and are not in contravention of law, of any terms of any agreement, instrument, order or judgment to which Applicant Is a party or by which it or its property may be bound or of any provision of its charter document or bylaws, and that it has obtained all necessary approvals and consents therefor.

(b)      Applicant represents and warrants that any Credit, and transactions related thereto, shall be in compliance with any federal, state, local and foreign laws, regulations, treaties or customs applicable to Bank or Customer, including without limitation the regulations promulgated by Office of Foreign Assets Control (OFAC), and any other foreign or domestic legal restriction on doing business with certain individuals or countries.

(c)      Applicant will procure promptly all necessary licenses for the export, import, shipping or warehousing of, or payment for property covered by the Credit and will comply with all foreign and U.S. laws, rules and regulations (including exchange control regulations) now or hereafter applicable to the transaction related to the Credit or applicable to the execution, delivery and performance by Applicant of this Agreement.

7.      Changes to Laws and Regulations.  If any adoption of or change in law or regulation, or in the interpretation or administration thereof by any official authority shall impose on Bank any tax, charge, fee, deduction or withholding of any kind whatsoever, or shall impose or modify any reserve requirements, standards regarding capital adequacy or any other conditions affecting this Agreement or the Credit, and the result of any of the foregoing shall be to increase the cost to Bank of issuing and maintaining the Credit, reduce the amount of any sum receivable by Bank hereunder or reduce the rate of return on Bank’s capital, then Applicant shall pay to Bank upon demand such additional amount or amounts as Bank may specify to be necessary to compensate Bank for such additional costs incurred or reduction suffered.

Continuing Reimbursement Agreement                                                                           rev. 12/04

8.      General Terms and Conditions.

(a)      Each Applicant shall be subject to all terms and conditions of this Agreement.  In addition, this Agreement shall apply to each Credit issued or confirmed by Bank at the request of Applicant, including, without limitation, all Credits (if any) previously opened and outstanding on the date hereof.

(b)      Notwithstanding any other term hereof, Applicant understands and agrees that the Credit can be revoked or amended only with the consent of the beneficiary of the Credit, Bank or Other Issuer of the Credit and any confirming bank.

(c)      If Applicant requests Bank to issue a Credit for the account of a third party, whether affiliated with Applicant or otherwise (the “Account Party”), the Account Party shall have no rights against Bank.  Bank may deal with Applicant as if Applicant were the named Account Party.

(d)      Applicant shall give Bank prior written notice of any change of name, address or place of business.  Any notice of any nature by Applicant to Bank must be given at Bank’s office to which the application was submitted.

(e)      The singular includes the plural.  If Applicant consists of more than one person, the obligations of Applicant hereunder are joint and several and are binding upon any marital community of which any Applicant is a member.  This Agreement shall be binding on Applicant, its successors and assigns, and shall inure to the benefit of Bank or Bank’s successors, transferees and assigns.  Notwithstanding the foregoing, Applicant may not assign its rights under this agreement without Bank’s prior written consent.

(f)      Notwithstanding the title appearing on any Credit instrument, the rights and obligations of Bank and Applicant with respect to the Credit shall be as set forth herein.

(g)      The Application and/or the Credit will set forth which rules or customs apply to the corresponding Credit.  Such rules and customs may include, but are not limited to, the International Standby Practices, as published by the International Chamber of Commerce (“ISP”) or the Uniform Customs and Practice for Documentary Credits, as published by the International Chamber of Commerce (“UCP”).  In any event, the rules or practices set forth in the Credit are incorporated herein and shall govern the Credit.  This Agreement and the Credit shall be governed by the internal laws of the State in which the credit was issued and the United States of America (the “Governing Laws”), except to the extent such laws are inconsistent with the rules adopted in the Application as set forth above.

(h)      When possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i)      Applicant hereby indemnifies and agrees to defend and hold harmless Bank, its officers, directors, agents, successors and assigns, from and against any and all liabilities, claims, demands, losses and expenses (including without limitation legal costs and attorney fees incurred in any appellate proceeding, proceeding under the bankruptcy code or receivership and post-judgment attorney fees incurred in enforcing any judgment), arising from or in connection with this Agreement, the Credit or any related transaction, except to the extent such claims arise from Bank’s gross negligence or willful misconduct.

(j)      Any action, inaction or omission, taken or suffered by Bank or by any of Bank’s correspondents under or in connection with the Credit or any relative drafts, documents or property, if in good faith and in conformity with foreign or United States laws, regulations or customs applicable thereto, shall be binding upon Applicant and shall not place Bank or any of Bank’s correspondents under any resulting liability to Applicant.  Without limiting the generality of the foregoing, Bank and Bank’s correspondents may act in reliance upon any oral, telephonic, telegraphic, electronic or written request or notice believed in good faith to have been authorized by Applicant, whether or not in fact given or signed by an authorized person.

(k)      Bank’s waiver of any right on any occasion or occasions shall not be construed as a bar or waiver of any other right or of such right on any other occasion.  Applicant hereby waives and agrees not to assert any defense under any applicable statute of limitations, to the fullest extent permitted by law.

(l)      Without notice to any Applicant and without affecting Bank’s rights or Applicant’s obligations, Bank may deal in any manner with any person who at any time is liable for, or provides any collateral for, any obligations of Applicant to Bank.  Without limiting the foregoing, Bank may impair, release (with or without substitution of new collateral) and fail to perfect a security interest in, any collateral provided by any person; and sue, fail to sue, agree not to sue, release, and settle or compromise with, any person.

(m)           Except as otherwise provided herein or in any Credit, all notices and other communications required or permitted to be given to any party hereto shall be in writing or an electronic medium that is retrievable in a perceivable form and shall be deemed given when delivered by hand, electronically, by overnight courier, or when deposited in the United States mail, postage prepaid, addressed as set forth in the Application.

(n)      Whether or not litigation or arbitration is commenced, Applicant promises to pay all attorney fees and other costs and expenses incurred by Bank in collecting overdue amounts or construing or enforcing any provision of this Agreement or the Credit, including but not limited to reasonable attorney fees at trial, in any arbitration, appellate proceeding, proceeding under the bankruptcy code or receivership and post-judgment attorney fees incurred in enforcing any judgment.

(o)      If the Credit is issued pursuant to a loan agreement or other separate agreement, the terms of such other agreement shall control in the event of a conflict between the terms of this Agreement and such other agreement.

(p)      This Agreement is a continuing agreement and shall remain in effect until terminated, amended or replaced.  This Agreement may be terminated by Applicant or Bank by giving notice of termination to the other and may be amended or replaced by a written agreement signed by

Continuing Reimbursement Agreement                                                                           rev. 12/04

Applicant and accepted by Bank; provided, however, that no such termination, amendment or replacement shall alter or affect the undertaking of Applicant or Bank with respect to any Credit issued, or commitment to issue, prior to such termination, amendment or replacement.

(q)      This Agreement, as supplemented by the laws, rules and customs incorporated herein by subpart (g) to this part, and as supplemented by the terms of the Application, if any, constitutes the entire understanding between Bank and Applicant with respect to the matters treated herein and specifically supersedes any prior or contemporaneous oral agreements.

(r)      Nothing in this Agreement shall be construed as imposing any obligation on Bank to issue any Credit.  Each Credit shall be issued by Bank in its sole discretion and at its sole option.

(s)      Bank is authorized, but not obligated, to record electronically or otherwise any telephone and other oral communications between Bank and Applicant.

(t)      All terms and conditions on the attached Schedule 1, and any replacement Schedule 1 are hereby incorporated herein.  Applicant may change the provisions of Schedule 1 by executing and delivering a new Schedule 1 to Bank.

(u)      In the event Applicant submits an Application or other instruction by facsimile transmission (each, a “Faxed Document”), Applicant agrees: (i) each Faxed Document shall be deemed to be an original document and shall be effective for all purposes as if it were an original; (ii) Applicant shall retain the original of any Faxed Document and shall deliver it to Bank upon request; (iii) if Applicant sends Bank a manually signed confirmation of a Faxed Document, Bank shall have no duty to compare it to the previously received Faxed Document nor shall it have any liability or duty to act should the contents of the written confirmation differ therefrom.  Any manually signed confirmation of a Faxed Document must be conspicuously marked “Previously transmitted by facsimile.”  Bank will not be liable for issuance of duplicate letters of a credit or amendments thereto that result from Bank’s receipt of confirmations not so marked; (iv) Bank cannot effectively determine whether a particular facsimile request is valid.  Therefore Applicant shall have sole responsibility for the security of using facsimile transmissions and for any authorized or unauthorized Faxed Document received by Bank, purportedly on behalf of Applicant.

9.      IMPORTANT NOTICE.  ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING PREPAYMENT OF A DEBT INCLUDING VERBAL PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE.

Applicant acknowledges receipt of a completed copy of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

APPLICANT:                   BANK:

                     U.S. BANK NATIONAL ASSOCIATION

By:                                                           By:

Name:                                                                 Name:

Title:                                                                    Title:

Continuing Reimbursement Agreement                                                                           rev. 12/04

AUTHORIZATION
CONTINUING REIMBURSEMENT AGREEMENT FOR
LETTERS OF CREDIT

The provisions of this Schedule 1 are hereby incorporated into and made a part of the Continuing Reimbursement Agreement for Letters of Credit (“Agreement”) executed by and between U.S. BANK NATIONAL ASSOCIATION, (“Bank”) and __________ (“Applicant”), dated __________.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

1.      In addition to those authorized through U.S. Bank Global Trade Works or other electronic letter of credit application system offered by Bank, if applicable, any one of the persons whose name, title and signature appears below is authorized to give instructions to Bank and to execute and/or transmit Applications, requests for amendments, requests for extensions and other communications of any nature regarding any Credit issued by Bank for Applicant.

NAME	TITLE	SIGNATURE

______________	______________	_______________________

______________	______________	_______________________

______________	______________	_______________________

______________	______________	_______________________

2.      In addition to those authorized through U.S. Bank Global Trade Works or other electronic letter of credit application system offered by Bank, if applicable, the following persons are entitled to waive discrepancies contained in documents presented under a Credit.  (Applicant understands that upon any such waiver, Applicant is obligated to reimburse Bank to the same extent as if the documents fully complied with the terms of the Credit.):

NAME	TITLE	TELEPHONE NUMBER

_______________________	_______________________	_______________________

_______________________	_______________________	_______________________

_______________________	_______________________	_______________________

3.      Bank is instructed to automatically deduct from Account No. _____ all amounts which become due under the Agreement.  Should there be insufficient funds in this account to reimburse Bank, Bank is authorized to deduct any remaining amounts due from any of Applicant’s accounts with Bank.

4.      This Schedule 1 shall be effective upon receipt by Bank.  Bank may rely on this Schedule 1 until it has been revoked in writing by Applicant and Bank has a reasonable opportunity to act on any such revocation.

APPLICANT:	BANK:

U.S. BANK NATIONAL ASSOCIATION

By:_______________________	By:_______________________

Name:_______________________	Name: _______________________

Title:_______________________	Title:_______________________

Date:_______________________	Date:_______________________

Continuing Reimbursement Agreement                                                                                                                                          rev. 12/04

EXHIBIT G

APPLICATION FOR STANDBY LETTER OF CREDIT
Standby Letters of Credit, PD-WA-T9IN 1420 Fifth Avenue, 9th Floor Seattle, WA 98101 (206) 344-2398 / 587-7049 FAX (206) 344 - 5365	Bank Use Only LC No. _____________ Date Rec'd __________

The undersigned ("Applicant", whether one or more) hereby requests you to establish an irrevocable Letter of Credit (hereinafter referred to as the "Credit") as set forth below in such language as you may deem appropriate, with such variations from such terms as you may in your discretion determine necessary and are not materially inconsistent with this Application, and forward the same by: ❒ SWIFT/Telex;  ❒ Courier; through your correspondent or directly to beneficiary.

 ❒Fax copy to:                                                                                                            Attention:
In Favor of (Beneficiary)	For Account of (Applicant)
Advising Bank	Amount $________________________________ Partial Drawings Allowed ____ Not Allowed ___ Expiration Date _________________________
To be available by drafts at sight drawn on you or, at your option, by a written or authenticated SWIFT/telex demand for payment.
❒ PLEASE ISSUE THE CREDIT IN THE FORM OF THE ATTACHED DOCUMENT LABELED "EXHIBIT A" AND SIGNED BY APPLICANT.
Document(s), if any, required to accompany drawing(s):
Additional Conditions: Banking Charges for account of the Applicant___ Beneficiary___
In consideration of your issuance of the Credit, the undersigned Applicant(s), jointly and/or severally agree(s) to the terms and conditions set forth above and in the most recent Continuing Reimbursement Agreement for Standby Letters of Credit executed by Applicant.
Account Number	Telephone Number	Applicant Name
Street Address	CITY	State	ZIP
Authorized Signature		Title
re is verified and authority to sign in confirmed. The extension of credit is approved in accordance with the Bank's current requirements.
Correspondent Bank		Address
Authorized Signature		Telephone Number
Account Officer Name (Please Print)		Officer Telephone No.		Account Officer Signature
Obligor Number	Cost Center	Mail Code	Telephone Number	Fee Rate Manual ____ Other_______

EXHIBIT H

[Reserved]

EXHIBIT I

LETTER OF CREDIT REQUEST

[Date]

U.S. Bank National Association
170 South Main, 6th Floor
Salt Lake City, Utah 84101
Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Loan Agreement dated as of August 18, 2009, by and among Schiff Nutrition Group, Inc., a Utah corporation (“Borrower”), the Lenders from time to time party thereto, and U.S. Bank National Association, a national banking association, as Lender and as Agent for the Lenders, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Pursuant to Section 2.04 of the Loan Agreement, the undersigned hereby requests that you issue an irrevocable standby letter of credit in the original face amount of $_______________________ for the account of the undersigned and for the benefit of ________________________ upon the terms and conditions set forth in the attached Application and Agreement for Irrevocable Standby Letter of Credit.

The undersigned hereby represents and warrants to you that all of the representations and warranties of Borrower and/or any other Obligor contained in the Loan Agreement and/or in any of the other Transaction Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof and no Default or Event of Default has occurred and is continuing and that no such Default or Event of Default will result from the issuance of the Letter of Credit requested hereby.

Very truly yours,

SCHIFF NUTRITION GROUP, INC.

By:
Title:

EXHIBIT J

[Date]

U.S. Bank National Association, as Agent
170 South Main, 6 Floor
Salt Lake City, Utah 84101
Attention:

Ladies and Gentlemen:

Reference is hereby made to that certain Loan Agreement dated as of August 18, 2009, by and among Schiff Nutrition Group, Inc., a Utah corporation (“Borrower”), the Lenders from time to time party thereto, and U.S. Bank National Association, a national banking association, as Lender and as Agent for the Lenders, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”).  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

Borrower hereby certifies to the Agent and the Lenders that as of the date hereof:

(a)           except as set forth below, all of the representations and warranties of Borrower and/or any other Obligor contained in the Loan Agreement and/or in any of the other Transaction Documents are true and correct in all material respects on and as of the date of this Certificate as if made on and as of the date of this Certificate:

Exceptions:

(b)           except as set forth below, no Default or Event of Default under or within the meaning of the Loan Agreement has occurred and is continuing:

Exceptions:

(c)           the financial statements of Borrower, Parent and the Subsidiaries delivered to you with this letter are true, correct and complete in all material respects and have been prepared in accordance with GAAP (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnote disclosures); and

(d)           Schedule 1 to this letter is a determination of Borrower’s compliance with the financial covenants set forth in Section 5.01(o) of the Loan Agreement as of ________________ ________, in each case calculated in accordance with the Loan Agreement.

Very truly yours,

SCHIFF NUTRITION GROUP, INC.

By:
Title:

SCHEDULE 1

Financial Covenant Information

Section 5.01(o)

EXHIBIT K

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of                             ,20           , by and among [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”).

WITNESSETH:

WHEREAS, this Agreement relates to the Loan Agreement (the “Loan Agreement”) dated as of August 18, 2009, by and among Schiff Nutrition Group, Inc., a Utah corporation (“Borrower”), the Assignor and the other Lenders party to the Loan Agreement, and U.S. Bank National Association as administrative agent for the Lenders (in such capacity, the “Agent”); and

WHEREAS, as provided under the Loan Agreement, the Assignor has (a) a Revolving Credit Commitment to make Revolving Credit Loans to Borrower in an aggregate principal amount at any one time outstanding not to exceed ____________________________________ Dollars ($______________) and (b) a ____________ Percent (____%) participation interest in each of the Letter(s) of Credit together with all unreimbursed drawings with respect thereto; and

WHEREAS, as of the date hereof, (a) the aggregate outstanding principal amount of all Revolving Credit Loans made by the Assignor to Borrower is $_________, and (b) the aggregate undrawn face amount of all of the outstanding Letters of Credit plus all unreimbursed drawings with respect thereto is $________________; and

WHEREAS, the Assignor proposes to sell and assign to the Assignee a __________________ Percent (_________%) (the “Assigned Percentage”) (a) interest in all of the rights and obligations of the Assignor under the Loan Agreement in respect of its Revolving Credit Commitment and its Revolving Credit Loans, and (b) a _____________ Percent (_______%) participation interest in the Assignor’s Pro Rata Share of the aggregate undrawn face amount of all of the outstanding Letters of Credit plus all unreimbursed drawings with respect thereto, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Definitions.  All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.

SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee (a) all of the rights of the Assignor under the Loan Agreement in respect of its Revolving Credit Commitment and its Revolving Credit Loans, and (b) a _____________ Percent (_______%) participation interest in all of the rights of the Assignor under the Loan Agreement in respect of its Pro Rata Share of the aggregate undrawn face amount of all of the outstanding Letters of Credit plus all unreimbursed drawings with respect thereto, to the extent of the Assigned Percentage, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Loan Agreement in respect of its Revolving Credit Commitment, its Revolving Credit Loans and its Pro Rata Share of the aggregate undrawn face amount of all of the outstanding Letters of Credit plus all unreimbursed drawings with respect thereto, in each case to the extent of the Assigned Percentage, including the purchase from the Assignor of the corresponding portion of the principal amount of the RevolvingCredit Loans made by the Assignor outstanding at the date hereof.  Upon (a) the execution and delivery hereof by the Assignor and the Assignee, (b) the acknowledgment hereof by the Borrower (to the extent required under the Loan Agreement) and the Agent and (c) the payment of the amounts specified inSection 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Loan Agreement with a Revolving Credit Commitment in an amount equal to $ and a Pro Rata Share of %, (ii) the Revolving Credit Commitment of the Assignor shall, as of the date hereof, be reduced to $ and the Pro Rata Share of the Assignor shall, as of the date hereof, be reduced to % and (iii) the Assignor shall be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.  It is understood that commitment and/or facility fees accrued to but excluding the date hereof with respect to the Assigned Percentage are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4.  Administrative Fee.  In connection with the assignment provided for herein, the Assignee shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500, or such other amount as may be set forth in Section in 8.12(c) of the Loan Agreement as amended from time to time.

SECTION 5.  Increased Costs.  To the extent that the assignment provided for herein results in increased costs under Section 2.17, 2.18, 2.19, 2.20 or 2.22 of the Loan Agreement from those being charged by the Assignor prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of this assignment), and the Assignor and the Assignee agree to execute such documents as shall be necessary to effect the foregoing.

SECTION 6.  Representations of Assignee.  The Assignee represents that (i) it is an Eligible Institution which makes loans in the ordinary course of its business, and (ii) it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (i) and (ii), the disposition of any promissory notes or other evidences or interests in indebtedness held by the Assignee shall at all times be within its exclusive control.

SECTION 7.  Notice Address.  For purposes of Section 8.07 of the Loan Agreement, the Assignee’s address and facsimile number for notice purposes is as follows:
_______________________________________
_______________________________________
Attention:
Facsimile No.:

SECTION 8.  Consent of the Borrower and the Agent.  This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 8.12(c) of the Loan Agreement.  The acknowledgement of this Agreement by the Borrower and the Agent is evidence of this consent.  Pursuant to Section 8.12(c) of the Loan Agreement, the Borrower hereby agrees to execute and deliver new

Revolving Credit Notes payable to the order of the Assignor and the Assignee to evidence the assignment and assumption provided for herein.

SECTION 9.  Nonreliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower or any other Obligor, or the validity and enforceability of the obligations of the Borrower or any other Obligor in respect of the Loan Agreement, any Note or any other Transaction Document.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower and each other Obligor.

SECTION 10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah (without reference to conflict of law principles).

SECTION 11.  Counterparts.  This Agreement may be signed in any number of counterparts (including facsimile counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By
Name:
Title:

[ASSIGNEE]

By
Name:
Title:

Assignment and Assumption Agreement Acknowledged and Consented to by the Borrower:

SCHIFF NUTRITION GROUP, INC.,
a Utah corporation

By:
Name:
Its:

Assignment and Assumption Agreement Acknowledged and Consented to by the Agent:

U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title: